                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                        ______________________________

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                        Offshore Tool & Energy Corporation
  --------------------------------------------------------------------------
       (Exact Name of Small Business Issuer as Specified in Its Charter)

             Delaware                                   63-1210539
  -------------------------------         ----------------------------------
  (State or Other Jurisdiction of         (IRS Employer Identification No.)
    Incorporation or Organization)

  300 St. Francis Street, Mobile, Alabama                  36602
  ---------------------------------------           ---------------------
  (Address of Principal Executive Offices)               (Zip Code)


                                  (334) 432-4472
             ----------------------------------------------------
                (Issuer's Telephone Number, Including Area Code)

Securities to be registered under Section 12(b) of the Exchange Act:

Title of each class      Name of each exchange on which registered
-------------------      -----------------------------------------

___________________      ________________________________________

___________________      ________________________________________


Securities registered under Section 12(g) of the Exchange Act:

                         Common Stock, $0.01 Par Value
  --------------------------------------------------------------------------
                               (Title of class)

ITEM 1.  BUSINESS

          Offshore Tool & Energy Corporation ("Company") was incorporated in Delaware on August 20, 1998. On November 17, 1998, we acquired all of the outstanding membership interests of Aero International, L.L.C., a Louisiana limited liability company ("Aero"), and all of the assets and liabilities of International Tool & Supply, plc, a publicly-held company incorporated under the laws of England ("ITS"), including its principal operating subsidiaries, ITS Investments, Inc. and ITS Holding Limited (the "ITS Subsidiaries").

          Aero was organized in 1997 to acquire the principal operating assets of the American Aero Crane division of Weatherford Enterra U.S., Limited Partnership (the "American Aero Cranes business unit"), which manufactures and services cranes used in the marine and offshore oil and gas industries. Effective May 31, 1998, Aero acquired the assets and related liabilities of Titan Industries, Inc., also a manufacturer and servicer of offshore and marine cranes (the "Titan business unit"). Effective May 31, 1998, IPC Industries, Inc. contributed the assets and related liabilities of Mobile Pulley & Machine Works, a division of IPC Industries, Inc. (the "Mobile Pulley business unit"), and the assets and related liabilities of the Mobile Pulley Marine Services division of Mobile Pulley Marine Services, Inc. (the "Mobile Marine business unit"), to Aero for cash and preferred member interests of Aero. The Mobile Pulley and Mobile Marine business units manufacture, fabricate and repair component and replacement parts used in the marine and offshore oil and gas industries. The operations of the American Aero Cranes and the Titan business units of Aero constitute our Crane Division; the operations of the Mobile Pulley and Mobile Marine business units of Aero constitute our Marine Equipment Division; the operations of ITS Investments, Inc. constitute our Engineered Systems Division; and the operations of ITS Holdings Limited constitute our Drilling Services Division.

          Our executive offices are located at 300 St. Francis Street, Mobile, Alabama 36602, telephone (334) 432-4472.

Crane Division

          Our Crane Division designs, manufactures, rebuilds, services and provides replacement parts for cranes for marine and offshore oil and gas drilling and production applications. These applications include offshore platforms, offshore mobile drilling rigs, floating dry-docks, dockside and shipboard services. The Crane Division also offers crane repair, overhaul and refurbishment services. The principal manufacturing operations of the Crane Division are located at our facilities in Theodore, Alabama. We also have crane manufacturing yards in Covington, Louisiana and Houston, Texas.

     The revenues of the Crane Division totaled $36,368,000 or approximately 69% of our total revenues during the year ended December 31, 1998. Before our acquisition of the Mobile Pulley and the Mobile Marine business units in June, 1998, the only business of Aero was the crane manufacturing and service business.

Manufacturing and Design

          The Crane Division manufactures pedestal-mounted hydraulic cranes. Currently, the Crane Division offers four series of cranes, the Baymaster, Gulfmaster and Oceanmaster, which are sold under the American Aero Cranes brand, and the Titan, which is sold under the Titan brand. Cranes are built by the Crane Division on customer order pursuant to customer specification within the design allowances of the series selected by the customer. The series of cranes offered by the Company are described further below.

Crane Series               Boom Lengths           Lift Capacity                          Applications
Baymaster              20-60 feet              up to 40 tons          Used when space consideration and ease of
                                                                      operation are critical
                                                                      Suited to small or unmanned production platforms

Gulfmaster             50-120 feet             15-40 tons             Combines control features associated with smaller
                                                                      cranes and safety systems and sophistication
                                                                      associated with larger cranes
                                                                      Suited to 4-pile production platforms

Oceanmaster            200-600 feet            20-200 tons            Designed for deep water extremes with widely
                                                                      spaced boom fittings providing greater resistance
                                                                      to side-loads in harsh environments
                                                                      Used on 8-pile platforms, drilling rigs, floating
                                                                      production vessels and floating dry docks

Titan                  20-180 feet             5-120 tons             Designed and built for small or unmanned
                                                                      production platforms and for platforms in deep
                                                                      water extremes

          In filling customer orders, the Crane Division purchases certain components (for example, engines, winches, and bearings), fabricates the structural crane components and assembles, blasts and paints the cranes. Our cranes are manufactured in accordance with American Petroleum Institute specifications. The components of each crane are built of high-strength, low alloy steel for both durability and ease of repair. The primary raw material used in the manufacturing operations is plate steel, which is available to us from several competitive sources. The component parts that we purchase are usually stock items that are readily available from industry parts sources.

          The five person engineering and technical staff of the Crane Division designs cranes to the specifications of customers, and develop new crane designs for the Company. The engineering staff utilizes computer aided design technology.

Servicing and Parts

          The Crane Division provides crane service and inspection from eight service centers located in Nigeria, Malaysia, Singapore, Houston, Texas, Theodore, Alabama and Houma, Intracoastal City and Covington, Louisiana. Each service center is staffed with experienced technicians and mechanics and stocked with spare parts, tools and equipment. The Crane Division also offers preventive maintenance services to crane owners and operators. The Crane Division has master service agreements with many of its customers. The agreements may be terminated by either party by giving 30 days written notice.

Rental Operations

          The Crane Division has seven cranes available for rental in the Gulf of Mexico and three available for rental in Malaysia. All of the rental cranes are designed for use on a variety of platforms with substructures and beams that allow rapid assembly and dismantling.

Marketing and Customers

          The primary markets for our cranes are the Gulf Coast region of the United States and offshore drilling and production centers worldwide, with sales approximately split between domestic and international markets. Typically, offshore crane customers submit specifications and bid forms to competing crane manufacturing companies. We are on the bid lists of most of the major marine and offshore crane purchasers. We employ four sales representatives for domestic and international Crane Division sales, and we also retain agents to represent the Crane Division in international markets.

          The customers of the Crane Division are primarily international offshore platform construction companies, and independent and major oil and gas exploration and production companies. The operations of the Crane Division are not materially dependent upon the business of any one customer. The operations of the Crane Division would be adversely affected, however, if we were removed from the bid lists of our historical customers.

Competition

          Both the offshore crane manufacturing business and crane servicing business are highly competitive, with numerous competitors. In recent years the crane manufacturing market has been characterized by over-capacity, which has resulted in substantial pressure on pricing and operating margins. Crane manufacturers compete on the basis of price, delivery schedules, reliability and service. Crane service and repair companies compete primarily on the basis of availability, accessibility of parts and quality of workmanship.

Backlog

          At March 31, 1999, our backlog of firm crane orders was $1,638,315. At March 31, 1998, before the acquisition of Titan, our backlog was $8,896,789. We expect that the backlog will be filled during the current fiscal year.

Facilities

          We lease the primary manufacturing and service facility of the Crane Division located in Theodore, Alabama on approximately 11 acres of land. This facility has approximately 40,700 square feet of manufacturing space under roof. We also own a crane manufacturing and service facility in Covington, Louisiana located on approximately 26 acres of land with approximately 39,500 square feet of work area under roof. We also own a facility in Houston, Texas, which is used by the Crane Division for servicing and limited manufacturing. This facility consists of one manufacturing building with approximately 12,000 square feet of manufacturing area under roof and approximately 5,000 square feet of open air servicing facilities on approximately 8 acres of land. Also, we own a facility in Houma, Louisiana with approximately 9,500 square feet of work area under roof and lease a facility of approximately 4,000 square feet in Intracoastal City, Louisiana for crane repair services. We also lease facilities for servicing and repair in Warri, Nigeria, and in Malaysia and Singapore, and we lease a sales office in New Orleans, Louisiana.

Trademarks

          We own several trademarks registered with the United States Patent and Trademark Office and which are used in conjunction with the business of the Crane Division, including trademarks for "Baymaster", "Gulfmaster", "American Aero" and "Oceanmaster", and we have pending a federal trademark application for the trademark "Titan". The term of a United States trademark registration is 20 years, which is renewable perpetually for additional 20 year terms for so long as the owner continues to use the trademark.

Marine Equipment Division

          The Mobile Pulley business unit of the Marine Equipment Division is the oldest dredging equipment manufacturer in the United States, with operations dating from 1892. The Marine Equipment Division designs, manufactures, fabricates and assembles original equipment, and component and replacement parts used in the dredging, marine, offshore oil and gas and mining industries, such as gears, winches, ball joints, pumps, valves and fittings. The principal operations of the Marine Equipment Division are conducted at our facility located in Mobile, Alabama. Smaller fabrication and machining facilities are located on Pinto Island in Mobile, Alabama and at two vessel dry docks located along the Mobile River in Mobile, Alabama.

          The revenues of the Marine Equipment Division totaled $14,997,000 or approximately 28% of our total revenues during the year ended December 31, 1998. The Mobile Pulley and Mobile Marine business units constituting the Marine Equipment Division were contributed by their respective parents to Aero effective May 31, 1998, and seven months of the Division's operations are reflected in our 1998 fiscal year financial statements.

Manufacturing and Design

          At our Mobile, Alabama facility, the Marine Equipment Division designs and manufactures customized pumps, cutter-heads and ball joint products for the dredging and mining industries. We design most of the pumps manufactured by the Marine Equipment Division to customer requirements. At our Pinto Island facility, the Marine Equipment Division manufactures components for dredging companies and the shipyard industry, including pontoons, valve thrusters for semi-submersible drilling rigs, lifeboat platforms, gas compressors and cable drums. The Marine Equipment Division also performs repairs to marine vessels at its dry dock facilities.

          The Marine Equipment Division has a five person engineering and technical staff which meets with customers to develop product specifications. The engineers create unique designs utilizing, wherever possible, characteristics taken from earlier designs of similar products supplied to the customer. The engineering department maintains an extensive library of original designs and files. The designs are translated into wooden patterns by experienced craftsmen. We maintain over 7,000 patterns in storage that can be used to manufacture replacement parts for our customers. Our ownership of these unique patterns give us a competitive advantage in supplying replacement parts to our customers.

Marketing and Customers

          The primary market for the manufactured products of the Marine Equipment Division is the United States dredging industry. The Marine Equipment Division also sells dredging equipment overseas, primarily in Holland and Belgium, and to the Suez Canal Authority. Historically, domestic sales have accounted for approximately 80% of the revenues of the Mobile Pulley business unit of the Marine Equipment Division. The Marine Equipment Division markets its fabrication capacities to the dredging industry and the Gulf Coast region shipyard industry. The Marine Equipment Division has a sales staff of six persons, three of which make sales calls on domestic customers. We also retain agents to represent the Marine Equipment Division in international markets. The Marine Equipment Division has historically been materially dependent on the business of several large dredging companies.

Competition

          The business of manufacturing components for the dredging industry is competitive. There are four major domestic manufacturers of dredging equipment, including the Company. Competition for dredge equipment orders is based on price, manufacturing schedules and reliability. If an order is for custom replacement equipment, the availability of the pattern used in the original manufacture of the equipment is an additional competitive factor. The competition for fabrication and repair work is extremely fragmented, and very competitive, and is largely based on price, availability and workmanship.

          The principal manufacturing customers of the Marine Equipment Division are domestic and overseas dredging companies. The fabrication and repair customers of the Marine Equipment Division include dredging companies and shipyards operating domestically.

Backlog

          At March 31, 1999, the Marine Equipment Division had a backlog of firm orders of $7,159,407. The Marine Equipment Division was not a division of the Company at the corresponding date in 1997. The Company expects that the backlog will be filled during the current year.

Facilities

          The Marine Equipment Division's principal facility is located on approximately 25 acres in Mobile, Alabama. These facilities include a foundry and a machine shop, each with approximately 100,000 square feet under roof. We also lease a fabrication and machining facility with approximately 25,000 square feet of work area under roof with water access on Pinto Island in Mobile, Alabama. We also own two dry docks, with capabilities of servicing vessels with a maximum length of 120 feet and 100 feet, respectively, located at a leased facility with approximately 300 feet of waterfront dock space on the Mobile River in Mobile, Alabama.

Patents

          We hold the following patents material to the business of the Marine Equipment Division.

     U.S. Patent
       Number       Description                          Expiration
     ------------   -----------                          ----------
     4,443,030      Ball Joint                           2001

     4,891,893      Cutterhead Tooth Assembly            2007

     5,379,535      Replaceable Excavating Tooth
                    Assembly                             2012

     5,526,593      Replaceable Adapter                  2013

Engineered Systems Division

     The Engineered Systems Division manufactures enhanced oil recovery ("EOR") and oil and gas production equipment, and industrial water treatment equipment, and it provides custom fabrication services to the refining, petrochemical and oilfield industries. The operations of the Engineered Systems Division are conducted from our facilities located in Katy, Texas.

     We acquired ITS Investments, Inc., the operations of which constitute the Engineered Systems Division, on November 17, 1998, and approximately six weeks of the Division's operations are reflected in our 1998 fiscal year financial statements. Total revenues of the Engineered Systems Division reflected in our 1998 fiscal year financial statements are $937,000.

Manufacturing and Design

     The Engineered Systems Division designs, manufactures and installs EOR injection equipment and ancillary products which are used to inject steam, gas, water or dilutants into subsurface oil and gas formations for the retrieval of low gravity crude oil. The Engineered Systems Division also manufactures a range of oil and gas production and pipeline gathering and transmission equipment, including multiphase production separators, wellhead test separators, free water knockout equipment, gas dehydration packages, indirect fired heaters, pressure regulating components and metering skids. In addition, the Engineered Systems Division manufactures, installs, retrofits and services industrial water treatment systems. Products include deaereators and demineralizers, systems for ion exchange, waste neutralization, waste water treatment, boiler feed water and purified water for industrial processes. The Engineered Systems Division also undertakes custom fabrication services.

     The primary raw material used in the manufacturing and fabrication operations of the Engineered Systems Division is plate steel, which is readily available to us from a number of sources. Purchased components such as pumps, burners, controls, switches and instruments are ordered from third party manufacturers and vendors with whom we have established relationships. Alternative sources of supply are available to us for all purchased components.

     The Engineered Systems Division has an engineering and design staff of 12 persons who design EOR equipment to meet customer requirements and develop advanced EOR technology.

Marketing and Customers

     The principal market areas for the EOR equipment manufactured by the Engineered System Division are California, Venezuela, Russia, Canada, Brazil and China, all of which have significant deposits of low gravity crude oil, which is difficult to recover by traditional drilling methods. The water treatment equipment of the Engineered Systems Division is marketed to oil and gas drilling and production companies worldwide, and to domestic engineering firms. The custom fabrication services of the Engineered Systems Division are marketed primarily to the refining, petrochemical and offshore and onshore oilfield industries.

     Typically, EOR and water treatment equipment customers submit specifications and bid forms to competing manufacturers. The Company is on the bid list of most of the existing customers for EOR equipment. The water technology equipment of the Engineered Systems Division is not widely recognized in its respective industry. The Engineered Systems Division has a sales staff of four persons for domestic sales of the Engineered Systems Division, and it retains agents to represent the Division in international markets.

     An EOR equipment order typically includes multiple large EOR vessels for steam injection of multiple wells in an area characterized by low gravity oil, and each such order is material to the operations of the Engineered Systems Division. Although the operations of the Engineered Systems Division are not dependent upon the business of any one customer, the Division would be adversely affected if it were removed from the bid lists of customers for EOR equipment.

Competition

     There are several competitors in the manufacture of EOR equipment. Due to conditions in the oil and gas markets (see "Dependence on Oil and Gas Industry and Governmental Appropriations" below in this Item 1), EOR equipment orders are substantially depressed and competition for scarce orders is significant. Competition in the EOR market is based primarily on price and reliability.
There are a number of competitors in the water treatment equipment industry which have much greater financial resources and industry recognition than the Engineered Systems Division, and we have experienced difficulty in penetrating these markets.

Backlog

     At March 31, 1999, the Engineered Services Division had a backlog of firm orders of $772,484. The Engineered Systems Division was not a division of the Company at the corresponding date in 1998. We expect that the current backlog will be filled during the 1999 fiscal year.

Facilities

     We own the manufacturing facilities of the Engineered Systems Division located on approximately 8.6 acres near Katy, Texas. The facilities include approximately 70,000 square feet of manufacturing area under roof.

Drilling Services Division

     The Drilling Services Division designs, manufactures or assembles, sells and leases certain proprietary environmental services product lines to the offshore oil and gas and marine industries. The operations of the Drilling Services Division are conducted from facilities located in Aberdeen, Scotland, Houston, Texas, Singapore and Port Harcourt, Nigeria.

     We acquired ITS Holdings Limited, our subsidiary whose operations constitute the Drilling Services Division, on November 17, 1998, and approximately six weeks of the Division's operations are reflected in our 1998 fiscal year financial statements. Total revenues of the Drilling Services Division reflected in our 1998 fiscal year financial statements were $590,000.

Products

     The Drilling Services Division has five product lines. The Aberlan line includes the LRU Liquid Recovery Unit, a portable vacuum system for the recovery of spilled fluids on offshore rigs and land locations; Sludge Gulper and Rig Vac for the recovery of fluids and sludges with high solids contents such as those found in mud pits and rig drainage systems; VPW and GRACO, which are high pressure wash systems for cleaning in offshore and shipyard locations such as drill floors and pit rooms; and Expo Clean Zone One, a hot water high pressure water system.

     The Scavenger product line consists of mobile waste compaction systems, designed to use minimal deck space on drilling and production platforms. The Scavenger is marketed in three separate models, each with optional attachments and each designed for different applications. The largest Scavenger has a 30 cubic foot compaction bin; the mini Scavenger has a 10 cubic foot bin; and the Recycler has a 4 X 10 foot bin.

     The SECO mud mixing and shearing system is a low pressure, high volume shearing system which reduces the time required to prepare drilling fluids. This system is effective in remote drilling locations when the costs of transporting chemicals and drilling fluids is high. SECO systems are used both offshore and onshore to enhance the mixing and shearing capabilities of existing mud systems.

     The Drilling Services Division offers an integrated waste compaction to incineration system package which disposes of waste generated from both offshore and land based drilling operations. Bags from the Division's Scavenger trash compactors are collected from customers and taken to incinerators manufactured by the Division. In addition, in 1998 the Drilling Services Division developed the DSD System, which separates oil from mud drill cuttings and permits the incineration of the cuttings at a rate of up to 3 tons per hour. The Drilling Services Division has one incineration system operating in Nigeria and has another in Abu Dhabi that will be operational in May 1999.

     The STS product line is a filtering screen for use on the Shale Shakers of drilling rigs. The screens act as a sieve for removing large cuttings from the well. The screens are mounted over a support cradle which is fitted into a Shale Shaker basket. The screen, when torn beyond repair through solids abrasion, is discarded and replaced by a new one.

Product Development and Intellectual Property

     The Drilling Services Division has a one person engineering and technical staff which maintains a development program for new and existing products. We hold or have applied for the following patents material to the Drilling Services Division.

     Patent
     Number                  Description             Expiration or Filing Date
     ------                  -----------             -------------------------
     0162074 (U.K.)          Liquid Recovery Unit    2004
     4,691407 (U.S.)         Liquid Recovery Unit    2004
     GB98/103134 (U.K.)      Incinerator Apparatus   Pending - October 20, 1997
     GB98/103355 (U.K.)      Filtering Screen        Pending - November 10, 1997

In addition, we also hold limited rights of use with respect to the patent for the DSD System, which is owned by a third party. We also hold under English law a number of trademarks used in connection with the business of the Drilling Services Divisions, including the marks "Aberlan", "Hippo", "LRU", "Sludge Gulper", "Rig Vac", "VPW", "SECO", "Polygater" and "Scavenger".

Marketing and Customers

     The primary markets for the products of the Drilling Services Division are the oil and gas production areas of the North Sea, the Far East, the Americas, including the United States Gulf Coast, Venezuela and West Africa. Sales are conducted from the offices of the Drilling Services Division located in Aberdeen, Scotland (three sales personnel), Singapore (one sales person), Houston, Texas (one sales person) and Port Harcourt, Nigeria (one sales person).

     The customers of the Drilling Services Division are major and independent oil and gas exploration and production companies. The operations of the Drilling Services Division are not dependent upon the business of one customer.

Competition

     There is a limited market for the specialized products of the Drilling Services Division and the number of direct competitors is relatively small, ranging from one to several depending upon the product line and the geographic area. The products of the Drilling Services Division compete with all the numerous ancillary products offered to the oil and gas drilling and production industries for inclusion in the exploration and production operating budgets of its customers. Competition for products such as those marketed by the Drilling Services Division is based primarily on price and service.

Facilities

     The Drilling Services Division operates from four facilities. We lease the Aberdeen, Scotland facility, which is the headquarters of the Drilling Services Division and is responsible for supplying the Division's products in the European market. The Aberdeen facility consists of approximately 3,600 square feet of warehouse space and approximately 2,410 square feet of office space.
The Singapore facility supports all the Drilling Services Division's products in the Far East region. We lease this facility, which consists of warehouse, workshop and office space. Our leased facilities in Port Harcourt, Nigeria, are the base for all sales, rentals and services of the Drilling Services Division in Nigeria. The incineration and servicing facilities are located at Onne, Nigeria. The facilities of the Engineered Systems Division in Houston, Texas and Houma, Louisiana provide support for the Division's product lines in the Americas, including the United States and Venezuela.

Environmental Compliance

     Compliance by the Company with federal, state and local environmental protection laws and regulations do not have a material effect on the capital expenditures, earnings and competitive position of the Company of any of its divisions. The Company has no plans for material capital expenditures for environmental control facilities.

Dependence on Offshore Oil and Gas Industry and Governmental Appropriations

     The operations of the Crane Division and the Drilling Services Division are substantially affected by the level of offshore drilling and production activities of the oil and gas industry, which is substantially affected by prevailing market prices of oil and gas. The decline in the market price of oil during the last year has significantly reduced the level of offshore oil and gas exploration and has adversely impacted the business of the Crane Division and the Drilling Services Division.

     The operations of the Engineered Systems Division are also substantially affected by the price of oil, since the cost of the recovery of oil by EOR equipment is greater than the cost of recovery by traditional drilling methods. The decline in the market price of oil during the last year has adversely impacted the industry for the recovery of low gravity oil, and the business of the Engineered Systems Division.

     Most dredging in United States waters is funded by the United States Army Corps of Engineers. The extent of dredging activity is therefore affected by Congressional appropriations to the United States Army Corps of Engineers. A reduction of dredging activities due to a reduction in appropriations or for other reasons would have an adverse impact on the operations of the Marine Equipment Division.

Employees

     At March 31, 1999, the Company had 487 employees.

Financial Information About Segments

     See the information presented in note 14 to the Consolidated Financial Statements of the Company included in Item 13.

Financial Information About Geographical Areas

     See the information presented in note 14 to the Consolidated Financial Statements of the Company included in Item 13.

ITEM 2.  FINANCIAL INFORMATION

                         SELECTED FINANCIAL INFORMATION

     The following table presents selected historical consolidated financial data for Offshore Tool & Energy Corporation and the Company's predecessor, American Aero Cranes, a division of Weatherford Enterra U.S., Limited Partnership (the "Predecessor"). The financial information has been derived from the Company's and Predecessor's audited financial statements as of and for the years ending December 31, 1998, 1997, 1996 and 1995. The financial information as of and for the year ending 1994 has been derived from the unaudited financial data of the Predecessor. As this table only contains selected financial data, it should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto.

                                                         Company            Predecessor
                                        Year           September 19,        January 1,
                                       Ended              1998 to             1998 to         Year Ended December 31
                                    December 31,         December            September     ---------------------------
                                      1998(1)          31, 1997(2)          18, 1997(3)     1996      1995       1994
                                   ------------       ------------         -----------    --------   --------  -------
Historical Statement of
    Operations Data                                      (in thousands, except per share data)

Revenues                              $52,892              $11,020            $24,395      $23,696   $17,891    $16,444
Gross profit                           11,047                1,681              2,096        2,702     1,274      1,059
Operating income (loss)                 3,370                  858                814          625      (613)      (725)
Net income (loss)                       1,297                  670                527          406      (399)      (725)
Pro forma net income per
  common share (4)                       0.02                   --                 --           --        --         --

Other Financial Data

EBITDA(6)                               4,218                  868              1,107          964      (207)      (477)

Balance Sheet Data

Total assets                           72,428               17,925             15,517       13,022     6,742      6,197
Long term debt                         44,168                8,881                 --           --        --         --

_________________________________
(1) Includes the operations of the Marine Equipment Division beginning May 31, 1998, and the operations of the Engineered Systems Division and the Drilling Services Division beginning November 17, 1998. See Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview."
(2) Period from the date of the acquisition by Aero International, L.L.C. of the American Aero Cranes business unit from Weatherford Enterra U.S., Limited Partnership, to year end. Includes the operations of the Titan business unit beginning on November 5, 1997, the date of its acquisition by Aero.
(3) Periods during which the American Aero Cranes business unit was operated as a division of Weatherford Enterra U.S., Limited Partnership
(4) Pro forma net income per share is calculated by dividing net income by the pro forma weighted average shares outstanding. Pro forma net income has been computed assuming the Company was a taxable entity for the entire year ended December 31, 1998. Pro forma weighted average shares outstanding has been calculated as if the 29,500,000 shares of Common Stock issued to the Aero Holders were outstanding for the entire year and as if the 20,500,000 shares of Common Stock issued to the stockholders of ITS were outstanding from November 17, 1998, the date of the Company's acquisition of the ITS Subsidiaries. Basic and diluted net income per share were not materially different for the years presented.
(5) Earnings before interest expense, income taxes, depreciation and amortization. The Company calculates EBITDA as operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to net income or any other measure of operating performance calculated in accordance with generally accepted accounting principles. EBITDA is widely used by financial analysts as measures of financial performance. The Company's measurement of EBITDA may not be comparable to similarly titled measures reported by other companies.

   The following unaudited pro forma statement of operations present the combined operations of the Company, the Marine Equipment Division, and the ITS Subsidiaries as if the acquisition of the Marine Equipment Division and the ITS Subsidiaries had occurred as of January 1, 1998. The unaudited pro forma statement of operations has been derived from the application of pro forma adjustments to the historical financial statements. The pro forma financial information does not purport to represent the actual results of operations of the Company had the acquisition actually occurred as of January 1, 1998 or project the future results of operations of the Company.

                                             Year Ended December 31, 1998
                                  ----------------------------------------------                       Year Ended
                                                     Marine                                            December 31,
                                    The            Equipment            ITS                               1998
                                   Company          Division        Subsidiaries      Adjustments         Total
                                  --------        ----------       -------------      -----------        -------
                                                          (in thousands, except share data)
Pro Forma Statement of
Operations

Net sales
 Manufacturing                     $28,642           $7,951           $ 8,494                             $45,087
 Service and other                  24,250            1,470             2,854                              28,574
                           --------------------------------------------------------------------------------------
   Total net sales                  52,892            9,421            11,348                              73,661
                           --------------------------------------------------------------------------------------
Cost of sales
 Manufacturing                      24,531            7,292             6,572           $    96(1)         38,491
 Service and other                  17,314              944               389                              18,647
                           --------------------------------------------------------------------------------------
   Total cost of sales              41,845            8,236             6,961                96            57,138
                           --------------------------------------------------------------------------------------
Gross profit                        11,047            1,185             4,387               (96)           16,523
Selling, general, and
administrative expenses              7,677            1,185             5,304               227(2)         14,393
                           --------------------------------------------------------------------------------------
Income from operations               3,370                0              (917)             (323)            2,130
Other income, net                       38               11                17                 0                66
Interest expense                     1,944              259               187             1,650(3)          4,040
                           --------------------------------------------------------------------------------------
Income (loss) before taxes           1,464             (248)           (1,087)           (1,973)           (1,844)
Income tax expense
 (benefit)                             167                0               102              (269)(4)             0
                           --------------------------------------------------------------------------------------
Net income (loss)                  $ 1,297           $ (248)          $(1,189)          $(1,704)          $(1,844)
                           ======================================================================================
Pro forma shares                                                                                       50,000,000
Pro forma basic and
   diluted loss per share                                                                                 $ (0.04)
                                                                                                     ============

___________________________
(1) Represents additional depreciation resulting from the recording of property and equipment of the Marine Equipment Division and ITS Subsidiaries at fair values.
(2) The Marine Equipment Division and the ITS Subsidiaries acquisitions have been accounted for using the purchase method of accounting. The preliminary purchase price allocations for these acquisitions are based on available information and certain assumptions that management believes are reasonable. Total goodwill recognized for these transactions is approximately $14,122. Based on a 40 year estimated life for goodwill, amortization would have been approximately $353. The adjustment represents pro forma goodwill amortization less amounts recorded in the historical financial statements of $126.

(3) Reflects additional interest expense in connection with additional debt incurred from the acquisitions of the Marine Equipment Division and the ITS Subsidiaries. Based on assumed principal balances outstanding for the year ended of approximately $47,816 and a weighted average interest rate of approximately 8.4%, pro forma interest expense would be approximately $4,040. The adjustment represents pro forma interest expense less amounts recorded in the historical financial statements of approximately $2,390.
(4) Adjusts effective tax to zero as the Company would have incurred a loss for the pro forma period. No benefit has been recognized relating to possible loss carryforwards associated with pro forma statement of operations as it is inconclusive as to whether future periods would be benefited.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with "Selected Financial Information" above in this Item 2 and the financial statements and the notes thereto included elsewhere in this registration statement.

Overview

   On November 17, 1998, the Company, which had no prior operating history, acquired (i) Aero International, L.L.C. and (ii) substantially all the assets and liabilities of International Tool & Supply plc, including ITS Investments, Inc. and ITS Holdings Limited (the "ITS Subsidiaries"), the principal operating subsidiaries of International Tool & Supply plc, in exchange for Common Stock and other consideration. As a result of the acquisition, the Company acquired four business segments, (a) the Crane Division, comprised of the American Aero Cranes and the Titan business units of Aero, (b) the Marine Equipment Division, comprised of the Mobile Pulley and the Mobile Marine business units of Aero, (c) the Engineered Systems Division, comprised of the ITS Investments, Inc. business unit and (d) the Drilling Services Division, comprised of the ITS Holdings Limited business unit. Upon completion of the acquisition, the former owners of Aero received a controlling interest in the Company, and Aero's management team assumed control of the Company. As a result, the acquisition was accounted for as an acquisition of the ITS Subsidiaries by Aero under the purchase method of accounting. Accordingly, the Company's financial statements and other financial information, including the information in this section, reflect the historical operations of Aero for periods and dates prior to the acquisition.

   Effective May 31, 1998, IPC Industries, Inc. contributed the assets and related liabilities of the Mobile Pulley and Machine Works division of IPC Industries, Inc. and substantially all the assets and related liabilities of the Mobile Pulley Marine Services division of Mobile Pulley Marine Services, Inc. to Aero for cash and preferred member interests of Aero. These acquisitions were accounted for under the purchase method of accounting and the results of operations of the Mobile Pulley and the Mobile Marine business unit are included in Aero's financial statements as of the date of the acquisition.

   Also effective May 31, 1998, Aero acquired the assets and liabilities of Titan Industries, Inc. Because Aero and Titan Industries, Inc. were under common control on the date of the acquisition, Aero's financial statements have been restated to include the operations of the Titan business unit since November 6, 1997, the date both Aero and Titan Industries, Inc. came under common control.

   On September 18, 1997, Aero, which had no prior operating history, acquired American Aero Cranes, a division of Weatherford Enterra U.S., Limited Partnership.

   Thus, the financial statements of the Company include (i) the results of operations of the American Aero Cranes business unit for the year ended December 31, 1996, (ii) the results of operations of the American Aero Cranes business unit for the period from January 1, 1997 to September 18, 1997,

(iii) the results of operations of Aero for the period from September 18, 1997 to December 31, 1997, which include the results of operations of the Titan business unit commencing on November 6, 1997, and (iv) the results of operations of Aero for the year ended December 31, 1998, which include the operations of the Mobile Pulley and Mobile Marine business units commencing on May 31, 1998, and the results of operations of the ITS Subsidiaries commencing on November 17, 1998. For analytical purposes, the results of operations of the American Aero Cranes business unit for the period from January 1, 1997 to September 18, 1997 and the results of operations of Aero for the period from September 18, 1997 to December 31, 1997 have been combined in the comparison below of the Company's results of operations for the year ended December 31, 1996 to the year ended December 31, 1997.

Results of Operations

Comparison of Results of Operations for the Years Ended December 31, 1998 and
1997

     Revenues. Total revenues of the Company for 1998 were $52.9 million, an increase of $17.5 million, or 49.4% compared to 1997. The increase was attributable to the acquisition of the Marine Equipment Division and the ITS Subsidiaries. Revenues from the respective dates of acquisition included in the Company's financial statements for the Marine Equipment Division business units and the ITS Subsidiaries were $15 million and $1.5 million, respectively.

     Crane manufacturing revenues for 1998 were $12.7 million, a decrease of $1.9 million, or 13.0% compared to 1997. The decrease in manufacturing revenue over the period was a result of the general downturn in the oil and gas industry with the price of oil dropping to a ten-year low in the second half of 1998. In addition, the Company incurred significant downtime in connection with the relocation of its principal crane manufacturing facility from Houston, Texas to Theodore, Alabama as manufacturing capabilities were suspended for approximately four weeks. The Company's service revenues for 1998 were $23.7 million, an increase of $3.0 million, or 14.5% compared to 1997. The resulting increase was primarily due to the increased focus on marketing and customer service during 1998.

     Cost of Revenues. Total cost of revenues of the Company for 1998 was $41.8 million, an increase of $10.2 million, or 32.3% compared to 1997. The increase was attributable to the acquisition of the Marine Equipment Division and the ITS Subsidiaries. Cost of revenues from the respective dates of acquisition included in the Company's financial statements for the Marine Equipment Division and the ITS Subsidiaries were $11.6 million and $0.9 million, respectively.

     Cost of revenues for new crane manufacturing for 1998 was $12.3 million, a decrease of $4.1 million, or 25.0% compared to 1997. This reduction is primarily the result of the relocation of the American Aero Crane manufacturing facility to Theodore, Alabama from Houston, Texas, and efforts by the Company to reduce workforce at both the American Aero Cranes and Titan business units. Cost of revenues for services for 1998 was $17.0 million, an increase of $1.4 million, or 9.0% compared to 1997. The increase primarily resulted from the corresponding increase in revenue and related direct costs resulting from the increased activity. As a percentage of revenue, total cost of revenue was 80.5% for 1998, compared to 89.3% for 1997.

     Gross Profit. Gross profit of the Company for 1998 was $11.0 million, an increase of $7.3 million, or 197.3% compared to 1997. The resulting increase was attributable to the acquisitions of the Marine Equipment Division and the ITS Subsidiaries. Gross profit from the respective dates of acquisition included in the Company's financial statements for the Marine Equipment Division and the ITS Subsidiaries was $3.4 million and $0.6 million, respectively.

     Gross profit for new crane manufacturing for 1998 was $0.4 million, an increase in gross profit of $2.1 million, or 123.5% compared to 1997. The increase was attributable to efficiencies achieved by the Company in operating the Crane Division as compared to its prior owner, as well as the elimination of certain overhead costs previously associated with the Crane Division during the period it was a division of a large public company. Gross profit from crane services for 1998 was $6.6 million, an increase of $1.1 million, or 20.0% compared to 1997. The resulting increase was attributable to the continued focus of the Company on increasing service revenues, which have historically been directly related to gross profit of the division.

Comparison of Results of Operations for the Years Ended December 31, 1997 and
1996

     Revenues. The Company's manufacturing revenues for 1997 were $14.7 million, an increase of $7.3 million, or 98.7% compared to 1996. The increase in manufacturing revenue over the period was a result of the increased platform construction worldwide, which was driven by favorable demand for oil and gas. The Company's crane service revenues for 1997 were $20.8 million, an increase of $4.5 million, or 27.6% compared to 1996. The increase resulted primarily from the general upturn in the oil and gas industry and new activity in the Gulf of Mexico directed to deepwater oil and gas production projects. Additionally, the infrastructure presently used in offshore production is aging, thereby increasing service revenues.

     Cost of Revenue. Cost of revenue for new crane manufacturing for 1997 was $16.4 million, an increase of $7.4 million, or 82.2% compared to 1996. Cost of revenue for services for 1997 was $15.3 million, an increase of $3.2 million, or 26.5% compared to 1996. The increase primarily resulted from the corresponding increase in revenue and related direct costs resulting from the increased activity. As a percentage of revenue, total cost of revenue was 89.3% for 1997, compared to 88.6% for 1996.

     Gross Profit. Gross loss for new crane manufacturing for 1997 was $1.7 million, a decrease in the gross loss of $0.1 million, or 5.5% compared to 1996. The resulting loss was attributable to the inability of the American Aero Cranes division to reduce its overhead costs as a division of Weatherford Enterra U.S., Limited Partnership. Gross profit from crane services for 1997 was $5.5 million, an increase of $1.2 million, or 27.9% compared to 1996.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses in 1998 were $7.7 million, an increase of $5.6 million, or 264.7% compared to 1997. As a percentage of revenue, selling, general and administrative expenses were 14.5% in 1998 compared to 5.9% in 1997. The resulting increase was due to the acquisition of the Marine Equipment Division and the ITS Subsidiaries. Additionally, the Company incurred additional overhead expenses in order to manage accounting, finance, benefits, and other functions of the operating divisions. Also, the Company became a U.K. publicly-traded entity during 1998 and incurred certain legal and accounting costs as a result.

     Selling, general and administrative expenses in 1997 were $2.1 million, an increase of $0.03 million, or 1.4% compared to 1996. As a percentage of revenue, selling, general and administrative expenses were 5.9% in 1997 compared to 8.8% in 1996. The increase was a result of the acquisition of the American Aero Cranes business unit effective September 18, 1997 and the hiring of additional personnel to perform functions previously performed by personnel of Weatherford Enterra U.S., Limited Partnership.

     Depreciation and amortization in 1998 was $0.8 million, an increase of $0.5 million, or 166.7% compared to 1997. The increase was attributable to the acquisition of the Marine Equipment Division and the ITS Subsidiaries. The Company moved its crane manufacturing facility to Mobile, Alabama from Theodore, Texas and incurred capital expenditures to improve and maintain various facilities.

Additionally, the Company incurred a significant increase in amortization expense as a result of the above referenced acquisitions during the year.

     Depreciation and amortization in 1997 was $0.3 million, a decrease of $0.03 million, or 11.1% compared to 1996.

Income Taxes

     Prior to its acquisition by the Company, Aero was a limited liability company, and was treated as a partnership for federal income tax reporting purposes. As such, the taxable income or loss of Aero was included in the individual income tax returns of the members. Accordingly, no accounts for deferred income taxes or provisions for current or deferred income taxes prior to the acquisition, have been included in the accompanying financial statements of Aero, except for states which do not recognize limited liability companies as partnerships and tax those entities as corporations.

   The Company is a corporation and, as such, commencing on November 18, 1998, the Company began providing for income taxes based on Statements of Financial Accounting Standards ("SFAS") No. 109, "Accounting For Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. In accordance with SFAS No. 109, the Company recognized deferred tax expense for those deferred tax liabilities and assets with future tax consequences upon the change in taxable status.

Liquidity and Capital Resources

     During 1998, net cash used in operating activities by the Company was $1.3 million. Cash used in operating activities in 1998 consisted of the net negative change in accrued liabilities of $4.0 million, net negative change in inventories of $1.2 million, and the net positive change in accounts receivable of $2.8 million. Net cash used in investing activities was $2.2 million. Principal uses of cash consisted of $5.5 million of capital expenditures, including the relocation of a crane manufacturing facility from Houston, Texas to Theodore, Alabama. This was offset by $3.1 million in cash acquired from the acquisition of the ITS Subsidiaries. Net cash provided by financing activities was $5.0 million due to issuance of long-term debt. At December 31, 1998, the Company had working capital of $16.5 million and long-term debt of $44.2 million.

     During 1997, net cash used in operating activities by the Company was $1.0 million. Net cash used in operating activities in 1997 consisted of the net increase in inventories of $2.4 million, and the net decrease in accounts receivable of $5.2 million. Net cash used in investing activities was $8.5 million. Principal uses of cash consisted of $0.7 million of capital expenditures and $8.8 million for the acquisition of Aero. Net cash provided by financing activities was $9.8 million due to issuance of long-term debt. At December 31, 1997, the Company had working capital of $10.0 million and long-term debt of $8.9 million.

   On June 30, 1998, the Company entered into a $40 million loan facility (the "Loan Facility") with a bank group. The Loan Facility is secured by all the assets of the Company, excepting certain assets owned by the ITS Subsidiaries, and consists of a revolving credit facility, capital expenditures loan facility and fixed asset facility. The following describes each of these facilities.

   Revolving Credit Facility. The revolving credit facility allows for the borrowing of funds up to $40.0 million less the sum of (a) the borrowing base, as defined, (b) amounts due under the capital expenditure loan facility, and (c) amounts due under the fixed asset facility. The principal balance and accrued interest become due on the termination date of the facility, June 20, 2001.

   Capital Expenditure Loan Facility. The capital expenditure loan facility allows for the borrowing of funds up to 90% of the sum of (a) the appraised liquidation value of eligible equipment and (b) the appraised value of eligible real estate. The principal advanced shall be reduced monthly based on a seven-year amortization beginning July 1, 1998.

     Fixed Asset Loan Facility. The fixed asset loan facility allows for the advances of funds up to 80% of the related total actual cost of property, plant and equipment, as defined. The principal is reduced monthly based on a seven-year amortization beginning July 1, 1998.

     Interest on the Loan Facility accrues at a rate per annum selected by the borrower from either the prime rate plus an applicable margin or LIBOR plus an applicable margin. The applicable margin is determined based on the Company's earnings before interest, taxes, amortization or accretion, and depreciation.

     The Loan Facility contains certain restrictive covenants, including financial covenants. The most restrictive financial covenants include, among others, minimum interest coverage, as defined; minimum capital, as defined; consecutive quarterly earnings criteria, as defined; limitations on capital expenditures, and limitations on the ability of the Company to incur additional liens, debt, or distributions to members. At December 31, 1998, the weighted average interest rate on borrowings under the Loan Facility was 6.64% and approximately $3.4 million was committed to letters of credit. The outstanding balance at December 31, 1998 and December 31, 1997 was $18.1 million, $4.2 million, respectively.

   In connection with the acquisition of Aero and ITS Subsidiaries, the Company issued the following debt securities.

   Senior Notes. The Company issued an aggregate of $1.0 million of promissory notes ("Senior Notes") in partial consideration for the acquisition of Aero.
The Senior Notes are unsecured and accrue interest at 10%, which is payable quarterly in arrears. Principal and all accrued and unpaid interest are payable on November 17, 2000, provided that the holders have the right to accelerate the due date in the event the Company receives in excess of $5,000,000 in (a) net proceeds from a sale of securities or (b) proceeds from new or increased credit facilities.

   Series B Junior Subordinated Notes. The Company issued an aggregate of $4.0 million of Series B Junior Subordinated Notes ("Junior Notes") in partial consideration for the acquisition of Aero. The Junior Notes bear interest at 7% per year and mature in December 2003. The Junior Notes are unsecured and are subordinate to the Loan Facility, the Series A Subordinated Debentures and the Senior Notes. Prepayment is at the option of the Company at any time at par plus accrued interest to the prepayment date. The Junior Notes are convertible into Common Stock at any time before maturity at the rate of $0.75 per share.

   Series A Subordinated Debentures. The Company issued $5.5 million of its Series A Subordinated Debentures in partial consideration for the acquisition of Aero and sold $9.5 million of Series A Subordinated Debentures for cash to partially fund the acquisition of Aero. The Series A Subordinated Debentures pay interest at 12% per year and mature in December 2003. The debentures are unsecured and are subordinate to the Loan Facility and the Senior Notes. Prepayment is at the option of the Company at any time at par plus accrued and unpaid interest to the prepayment date. The Debentures were issued with 6,250,000 detachable Series A Increasing Warrants to purchase Common Stock at $0.63 per share. The number of Series A Increasing Warrants outstanding is subject to increase in certain circumstances. See Item 11, "Common Stock Subject to Warrants and Conversion Rights."

     In July of 1998, the Company financed the acquisition of a new crane manufacturing facility in Mobile, Alabama and related equipment and improvements through an issuance by the Industrial Development Board of Mobile County, Alabama of $2 million of industrial development bonds. The interest on the bonds adjusts monthly and the bonds are payable in full on July 1, 2013. The interest rate on the bonds at December 31, 1998 was 3.5%. The bonds are secured by a letter of credit issued under the Loan Facility.

Year 2000 Issues

   The Company has assessed issues regarding its computer accounting and other systems' compliance capabilities to process transactions beginning with "Year 2000." The Company has retained a computer consultant to (a) identify significant systems and assess potential "Year 2000" issues relating to those systems; (b) renovate, repair, and replace noncompliant systems, software, and hardware; and (c) test and validate all systems, software, and hardware. Additionally, the Company has contacted critical software vendors to assess potential "Year 2000" issues. Those vendors have assured the Company that their software is "Year 2000" compliant. With respect to proprietary components of vendor's software, the Company is relying on the vendor's representations. The Company believes all computer accounting systems of the Company and its operating divisions are "Year 2000" compliant, excepting the Engineered Systems Division and the Titan business unit.

   The conversion of the Engineered Systems Division computer accounting software package to a later generation software package that is "Year 2000" compliant is estimated to cost approximately $75,000, inclusive of software and hardware procurement, installation, customization of certain purchase and sales modules, and user training. It is believed this project will be completed and operational during the quarter ending September 30, 1999. The conversion of the Titan business unit computer accounting software package to a later generation software version that is "Year 2000" compliant is estimated to cost approximately $25,000, inclusive of software and hardware procurement, installation, customization, and user training. It is believed this project will be completed and operational during the quarter-ended September 30, 1999.

   The Company's assessment of the potential implication of broad based non-compliance with "Year 2000" by its customers and suppliers has not been completed at this date. A significant number of the Company's customers are large international and U.S. domestic oil and gas and dredging companies who typically maintain their systems on the leading edge of technology. From contact with a limited number of customers, the Company believes that "Year 2000" non-compliance should not be a major concern. Isolated problems could occur for smaller customers as a result of delays in processing the Company's billings for services and products, the payment for which could conceivably be delayed and cause isolated cash flow problems.

   The Company has contingency plans in the event of unforeseen difficulties to minimize any disruptions, including continuing to monitor potential implications from broad-based non-compliance by customers and vendors.

   There can be no assurance that all necessary modifications will be identified and corrected or that unforeseen difficulties or costs will not arise. The Company believes that the failure of third parties to address their "Year 2000" problems in a timely manner present the greatest likelihood of the Company not being "Year 2000" compliant. Such failure could materially adversely impact the Company's operations, the estimated cost of the "Year 2000" plan and the target dates for completion. The effect of non-compliance by third parties is not determinable at this time. The Company could be subject to litigation for computer systems failure, including equipment shutdown or failure to properly date business records or process transactions. The amount of potential liability, and lost revenue cannot be reasonably estimated at this time.

Recent Accounting Standards

   In June, 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" which is effective for fiscal years beginning After June 15, 1999. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. The Company is currently evaluating what effect, if any, this statement will have on the Company's financial statements. The Company will adopt this statement no later than January 1, 2000.

ITEM 3.  PROPERTIES

   The Company incorporates herein by reference the information set forth in
Item 1 under "Crane Division--Facilities"; "Marine Equipment Division-- Facilities"; "Engineered Systems Division--Facilities"; "Drilling Services Division--Facilities". All of the owned real estate utilized by the Crane and the Marine Equipment Divisions is mortgaged as security for the Loan Facility. For a description of the Loan Facility see Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Our lease payments for the Theodore, Alabama manufacturing facility of the Crane Division fund the principal and interest payments on a $2,000,000 industrial revenue bond issue. The bonds mature on July 1, 2013, and we have the option to purchase the property for a nominal price upon payment in full of the bonds. The Katy, Texas facility utilized by the Engineered Systems Division is encumbered by a Deed of Trust to a bank.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of the common stock, $0.01 value of the Company ("Common Stock") as of March 31, 1999, as to (i) all persons known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director of the Company,
(iii) each executive officer of the Company whose 1998 compensation by the Company is disclosed in Item 6, and (iv) all directors and executive officers of the Company as a group. The address of all the named persons is the business address of the Company's principal executive offices, 300 St. Francis Street, Mobile, Alabama 36602, unless otherwise noted, and each named person has sole voting and investment powers with respect to such person's Common Stock, unless otherwise noted.

     Stockholders                                Number of Shares   Percentage
     ------------                                ----------------   ----------
IPC Industries, Inc. (1)                             18,612,316        29.39
McGowin I. Patrick, Jr. (2)                          19,185,833        29.71
Clifton C. Inge, Jr. (3)                             19,185,833        29.71
Thomas W. Pritchard(4)                                8,447,083        13.08
Byron A. Adams, Jr.(4)                                8,447,083        13.08
Sidro S.A.(5)                                         3,287,789         5.09
Westpool Investment Trust plc(6)                      7,242,573        11.21
Robert A. Rayne(7)                                    7,484,976        11.59
Bernard J. Duroc-Danner(8)                            3,119,705         4.83
Simon Edward Callum Miller                                   --           --
All directors and executive officers as a
    group (9 persons)                                39,282,597        60.82
                                                     ----------       ------
         TOTALS                                      51,017,469        78.99

___________________
(1) Shares shown reflect warrants to purchase 1,718,750 shares and convertibility rights to acquire 2,586,666 shares of Common Stock. IPC Industries, Inc. shares voting and investment powers with Messrs. Patrick and Inge with respect to all the shares shown. Messrs. Patrick and Inge each own 50% of the common stock of IPC Industries, Inc.
(2) Shares shown include 18,612,916 shares beneficially owned by IPC
    Industries, Inc., of which Mr. Patrick is a 50% owner, and 572,917 shares beneficially owned by IPC Investments, Inc., of which Mr. Patrick is a 50% owner. Mr. Patrick shares with IPC Industries, Inc. and IPC Investments, Inc. investment and voting powers with respect to the shares held by those companies, respectively, and also shares such voting and investment power with Clifton C. Inge, Jr., who is also a 50% owner of each company.
(3) Shares shown include 18,612,916 shares beneficially owned by IPC
    Industries, Inc., of which Mr. Inge is a 50% owner, and 572,917 shares beneficially owned by IPC Investments, Inc., of which Mr. Inge is a 50% owner. Mr. Inge shares with IPC Industries, Inc. and IPC Investments, Inc. investment and voting powers with respect to the shares held by those companies, respectively, and also shares such voting and investment powers with McGowin I. Patrick, Jr., who is also a 50% owner of each company.
(4) Shares shown reflect convertibility rights to acquire 1,293,333 shares.
(5) The address of Sidro S.A. is 38 Rue de Naples, 1050 Brussels, Belgium.
(6) The address of Westpool Investment Trust is Carlton House, 33 Robert Adam Street, London WIM 5AH. Shares shown reflect warrants to purchase 2,291,666 shares. Westpool Investment Trust plc shares voting and investment powers with respect to the shares shown with Robert A. Rayne.

(7) Shares shown include 7,242,573 shares beneficially owned by Westpool Investment Trust plc, of which Mr. Rayne is a director and a controlling person.
(8)  Shares shown reflect warrants to purchase 1,250,000 shares.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth certain information regarding the directors and executive officers of the Company.

Name                            Age                            Position
----                            ---                            --------
Robert A. Rayne                  50   Director and Chairman of the Board of Directors

Clifton C. Inge, Jr.             35   Director and Chief Executive Officer and Director

McGowin I. Patrick, Jr.          35   Director, President and Chief Operating Officer

Byron A. Adams, Jr.              39   Director and Executive Vice President--Business Development

W. Steven McKenzie               45   Executive Vice President--Operations

William L. Wann, Jr.             30   Vice President--Finance and Compliance and Secretary

Jefferson D. Larry               32   Vice President--Accounting and Administration

Bernard J. Duroc-Danner          45   Director

Simon Edward Callum Miller       46   Director


          Byron A. Adams, Jr. became a director of the Company on August 20, 1998 and Executive Vice-President--Development on October 1, 1998. Previously, Mr. Adams had been Executive Vice President of Aero International, L.L.C. since June, 1998, and between February, 1998 and June, 1998 Mr. Adams had been President of Aero International, L.L.C., and between September, 1997 and February, 1998, Mr. Adams had been President of American Aero Cranes, L.L.C., a subsidiary of Aero. From 1981 to 1997, Mr. Adams was manager of sales and marketing for Oil & Gas Rental Service, Inc., Morgan City, Louisiana, which is engaged in the rental of offshore supply vessels, drill pipe, blowout preventers and other offshore oilfield materials.

          Bernard J. Duroc-Danner became a director of the Company on August 20, 1998. Mr. Duroc-Danner is President and Chief Executive Officer of Weatherford International, Inc., a publicly-held oilfield service and equipment company. Previously, Mr. Duroc-Danner served as President and Chief Executive Officer of EVI, Inc., a predecessor of Weatherford International, Inc. which Mr. Duroc-Danner founded in 1987. Mr. Duroc-Danner is also a director of Parker Drilling Company, a publicly-held contract oil and gas drilling company, and Cal Dive International, Inc., a publicly-held subsea services company.

          Clifton C. Inge, Jr. has been a director of the Company since August 20, 1998 and Chief Executive Officer since October 1, 1998. Mr. Inge is an owner and the Chief Executive Officer of IPC Industries, Inc., Mobile, Alabama, a holding company with investments in industrial concerns, and had been an owner and the Chief Executive Officer of Aero International, L.L.C. On November 17, 1998, Aero International, L.L.C. was acquired by the Company. See Item 7.

          Jefferson D. Larry has been Vice-President--Accounting and Administration of the Company since October 1998. Previously, Mr. Larry had served since 1996 as corporate controller for IPC Industries, Inc., Mobile, Alabama, since 1996, and from 1989 until 1996 he was accounting manager for Masland Carpets, Inc., Saraland, Alabama.

          W. Steven McKenzie has been Executive Vice President--Operations of the Company since October 1, 1998. Previously, Mr. McKenzie had been Executive Vice President--Operations for IPC Industries, Inc. since September, 1997. From February, 1996 until September, 1997, Mr. McKenzie was director of human resources for IPC Industries, Inc. and between 1994 and 1996 Mr. McKenzie was a general contractor and the owner of a machine shop in Saraland, Alabama. Before 1994, Mr. McKenzie, a mechanical engineer, had 20 years experience in manufacturing management.

          Simon Edward Callum Miller has been a director of the Company since February 1, 1999. A resident of Scotland, Mr. Miller is Executive Chairman of Dunedin Capital Partners Ltd. and Dunedin Capital Holdings Ltd., Edinburgh, Scotland, investment managers. Dunedin Capital Partners Ltd. is the investment manager of Dunedin Enterprise Investment Trust PLC, Edinburgh, Scotland, a publicly-held investment company organized under the laws of Scotland. From 1987 to 1991, Mr. Miller was Chief Executive Officer and from 1991-1994 Executive Chairman of Ferrum Holdings PLC, Staffordshire, England, a publicly-held engineering company. Mr. Miller is also Executive Director of Simon Miller Limited, Kinross-Shire, Scotland, a business services firm, and serves as a Non-Executive Director of Emess PLC, London, England, a publicly-held English company engaged in the lighting manufacturing business.

          McGowin I. Patrick, Jr. has been a Director of the Company since August 20, 1998, and President and Chief Operating Officer since October, 1998. Mr. Patrick is an owner and President and Chief Operating Officer of IPC Industries, Inc., Mobile, Alabama, a holding company with interests in industrial concerns, and had been an owner and the President and Chief Operating Officer of Aero International, L.L.C. On November 17, 1998, Aero was acquired by the Company. See Item 7.

          Robert A. Rayne has been a director of the Company since August 20, 1998, and Chairman of the Board of Directors since November 16, 1998. Mr. Rayne, a resident of London, England, has been Joint Managing Director of London Merchant Securities PLC, a publicly-held investment company, since June 1, 1998. Previously, since October, 1983, Mr. Rayne had served as Investment Director of London Merchant Securities PLC. Mr. Rayne also serves as a director of First Leisure Corporation plc, a publicly-held English company engaged in the entertainment business, Golden Rose Communications plc, a publicly-held English company engaged in the radio broadcasting business, and Weatherford International, Inc., a publicly-held oilfield service and equipment company.

          William L. Wann, Jr. has been Secretary of the Company since December 21, 1998, and Vice President--Finance and Compliance since March 15, 1999. Previously, Mr. Wann had served as a corporate finance analyst with IPC Industries, Inc. since April, 1998. From 1995 to 1998, Mr. Wann, a certified public accountant, was a mergers and acquisitions manager for Smith Dukes & Buckalaw, LLP, a public accounting firm in Mobile, Alabama, and from 1993 to 1995 he was a senior tax consultant with the public accounting firm of Ernst & Young, LLP, Birmingham, Alabama.

ITEM 6.  EXECUTIVE COMPENSATION

Executive Compensation and Employment Agreements

          The Company was organized on August 20, 1998 and did not have any assets or operations until November 17, 1998. The total compensation awarded to, earned by or paid to Clifton C. Inge, Jr., the Chief Executive Officer of the Company, in 1998 was $24,322. None of the executive officers of the Company were awarded or earned or were paid compensation in excess of $100,000 during 1998.

     The Company has entered into employment agreements with Messrs. Inge, McGowin I. Patrick, Jr., Byron A. Adams, Jr. and W. Steven McKenzie effective November 11, 1998. The annualized base salary of each of the executive officers under the employment agreements is $200,000. Effective February 1, 1999, the named executive officers agreed to salary reductions to lower the Company's compensation costs. The 1999 base salary of Messrs. Patrick, Inge and Adams will be $140,000, and the 1999 base salary of Mr. McKenzie will be $185,000. Each employment agreement is for a one year term that is automatically renewed annually for an additional one year term, unless terminated as provided in the agreement. The Company may terminate each employment agreement for "cause" or "disability" as defined in the agreements, without payment of compensation. In the event of termination by the Company for a reason other than death, disability or cause, however, the Company is required to give one year's prior notice or pay one year's annual salary to the discharged executive officer in a lump sum. The executive officer may terminate the employment agreement at any time, provided that if the executive officer terminates the agreement for "cause", as defined in the agreement, the executive officer is entitled to continue to receive his salary through the end of the current term of employment. The employment agreements also provide for the award of bonuses upon the Company meeting certain performance criteria.

Director Compensation

          Excepting Mr. Simon Edward Callum Miller, none of the directors of the Company receives any compensation for services as directors. The Company has agreed to pay Mr. Miller $20,000 per year as compensation for serving as a director of the Company. All of the directors are reimbursed by the Company for all ordinary and necessary expenses incurred in attending any meeting of the Board of Directors or any committee thereof or otherwise incurred in their capacity as directors.

Compensation Committee Interlocks and Insider Participation

          The Board of Directors of the Company did not have a Compensation Committee in 1998. McGowin I. Patrick, Jr., President and Chief Operating Officer and a director of the Company, participated in deliberations with the Board of Directors concerning executive officer compensation.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Effective May 31, 1998, Titan Industries, Inc. sold substantially all of its assets and liabilities to Aero International, L.L.C. for (a) the payment of certain indebtedness of Titan Industries, Inc. totaling $1,822,015 and (b) Aero's promissory note in the principal amount of $675,978 (the "Titan Note"). All of the outstanding common stock of Titan Industries, Inc. is owned by IP Capital Corporation (48.5%), Thomas W. Pritchard (24.25%), Byron A. Adams, Jr. (24.25%) and W. Steven McKenzie (3%). The amount of interest on the Titan Note accrued during the period from May 31, 1998 to December 31, 1998 was approximately $33,799. The monthly interest that will accrue on the Titan Note is $5,658. The Titan Note is subordinate to all other indebtedness of Aero and is due and payable on demand. Titan Industries, Inc. (formerly Titan Acquisitions, Inc.) had acquired the assets of Titan Industries, Inc. on November 5,

1997 for $2,250,000. Management of the Company believes that the price paid for the Titan business unit by Aero represents the fair market value of the business unit, if sold in an arms' length transaction.

          Effective May 31, 1998, IPC Industries, Inc. sold the assets and liabilities of its Mobile Pulley business unit to Aero in consideration for (a) the issuance and delivery by Aero to IPC of $9 million par amount of preferred member interests in Aero, bearing dividends at the rate of 5% per annum, (b) the payment of $2 million cash and (c) the assumption of debt in the approximate amount of $5,700,000. McGowin I. Patrick, Jr. and Clifton C. Inge, Jr. each own 50% of the outstanding common stock of IPC. Management believes that the price paid for the Mobile Pulley business unit represents the fair market value of the business unit, if sold in an arms' length transaction.

          Effective May 31, 1998, Mobile Pulley Marine Services, Inc. sold substantially all of its assets to Aero International, L.L.C. in consideration for (a) the issuance and delivery by Aero to Mobile Pulley Marine Services, Inc. of $3 million par amount of preferred member interests in Aero, bearing dividends at the rate of 5% per annum, (b) the payment of $1 million cash and
(c) the assumption of liabilities in the approximate amount of $2,250,000. Messrs. Patrick and Inge each own 50% of the outstanding common stock of IPC Investments, Inc. (formerly Mobile Pulley Marine Services, Inc.). Management believes that the price paid for the Mobile Marine business unit represents the fair market value of the business unit, if sold in an arms' length transaction.

          In 1998, the Company paid approximately $102,000 to Mobile Bayair, L.L.C., in payment for rental of an airplane owned by Mobile Bayair, L.L.C. IP Capital Corporation owns two-thirds of the outstanding limited liability company member interest in Mobile Bayair, L.L.C. Messrs. Patrick and Inge each own 50% of the outstanding common stock of IP Capital Corporation. The Company expects that it will continue to rent the plane owned by Mobile Bayair, L.L.C. as required for the business of the Company. Management believes that the airplane rentals charged to the Company by Mobile Bayair, L.L.C. are consistent with market prices.

          On June 1, 1998, the Company purchased two dry docks from IP Capital Corporation for $900,000 cash. Management believes that the price paid by the Company for the dry docks represents the fair market value of the dry docks, if sold in an arms' length transaction. The dry docks were acquired by IP Capital Corporation in June 1997 for $250,000 each.

          Aero International, L.L.C. paid approximately $224,501 to IPC Industries, Inc. during 1998, and Titan Industries, Inc. paid approximately $15,905 to IPC during 1998, in reimbursement of certain overhead allocations charged to Aero and to Titan Industries, Inc. by IPC for the period from January 1, 1998 through May 31, 1998, relating to the operations of Aero and Titan Industries, Inc. while they were under the common control. Management believes these charges were fairly allocated to Aero and to Titan Industries, Inc. and that they represent the fair market value of the services rendered, if contracted on an arms' length basis.

          The Company has an outstanding receivable from American Mulcher Parts, L.L.C. in the amount of approximately $353,853 for sales made to American Mulcher Parts, L.L.C. during 1998 by Mobile Pulley Marine Services, Inc., substantially all the assets and liabilities of which were acquired by the Company effective May 31, 1998. American Mulcher Parts, L.L.C. is a wholly-owned subsidiary of IPC Investments, Inc. (formerly Mobile Pulley Marine Services, Inc.).

          Aero and Titan Industries, Inc. paid $255,727 and $80,096, respectively, to IPC Industries, Inc. during 1998 for the provision of medical insurance coverage for the employees of Aero and Titan Industries, Inc. from January 1, 1998 to May 31, 1998, during which time Aero and Titan Industries, Inc. were under common control.

          The Company has liabilities in the approximate amounts of $209,274 and $69,758 payable to IPC Industries, Inc. and to IPC Investments, Inc. (formerly Mobile Pulley Marine Services, Inc.), respectively. These payables constitute the preferred member dividends payable to IPC and IPC Investments, Inc. during the period from May 31, 1998 to November 17, 1998 under the $9 million and $3 million of preferred member interests issued by Aero to IPC and to Mobile Pulley Marine Services, Inc., respectively, for (a) the transfer by IPC to Aero of the Mobile Pulley business unit effective May 31, 1998, and (b) the transfer by Mobile Pulley Marine Services, Inc. to Aero of the Mobile Marine business unit effective May 31, 1998.

          IPC Industries, Inc. is indebted to the Company in the amount of approximately $113,000 for expenses paid by Aero International, L.L.C. on behalf of IPC during the transition period after the May 31, 1998 acquisition by Aero of the Titan, Mobile Pulley and Mobile Marine business units that had been under common control.

          In 1997 and 1998, Aero paid investment advisory fees totaling $175,000 to IP Capital Corporation for services rendered in connection with Aero's acquisition of the American Aero Cranes business unit and the Titan business unit. In the opinion of management the fees paid by Aero fairly represent the value of the services rendered.

          In connection with the acquisition of Aero by the Company, the Company issued its promissory notes in the aggregate principal amount of $1 million to the following persons:

          Holder                      Amount
          ------                      -------
          IPC Industries, Inc.      $485,000
          Byron A. Adams, Jr.        242,500
          Thomas W. Pritchard        242,500
          W. Steven McKenzie          30,000


For the period from November 17, 1998 until December 31, 1998, the aggregate interest accrued on the Senior Notes was $12,222. The monthly interest that will accrue on the Notes during 1999 is $8,333. The Senior Notes mature on November 17, 2002. For additional information concerning the Senior Notes, see
Item 2, "Management's' Discussion and Analysis of Financial Condition and Results of Operations of Offshore Tool & Energy Corporation--Liquidity and Capital Resources," and Item 10.

          Also in connection with the acquisition of Aero by the Company, the Company issued its Series B Junior Subordinated Notes in the aggregate principal amount of $4 million to the persons named below. The table below also sets forth the interest accrued on the Junior Notes from November 17, 1998 to December 31, 1998, and the interest that will accrue on the Junior Notes during 1999. Interest on the Junior Notes is payable semiannually on June 1 and December 1 of every year, commencing June 1, 1999. The Junior Notes mature on December 1, 2003.

       Holder                   Amount     Interest 1998    Interest 1999
       ------                   -------    -------------    -------------
IPC Industries, Inc.          $1,940,000      $16,220         $135,800
Byron A. Adams, Jr.              970,000        8,110           67,900
Thomas W. Pritchard              970,000        8,110           67,900
W. Steven McKenzie               120,000        1,003            8,400

For additional information concerning the Junior Notes, see Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Offshore Tool & Energy Corporation--Liquidity and Capital Resources," and Item 10.

          On November 17, 1998, the Company issued $14 million of its Series A Subordinated Debentures to the persons named below. The table below also sets forth the interest accrued on the Debentures held by the named persons from November 17, 1998 to December 31, 1998, and the interest that will accrue on the Debentures held by the named persons during 1998. Interest on the Debentures is payable semiannually on June 1 and December 1 of even year, commencing on June 1, 1999. The Debentures mature on December 1, 2003.



         Holder                  Amount     Interest 1998    Interest 1999
         ------                ----------   -------------    -------------
Westpool Investment Trust plc  $5,500,000      $78,833        $660,000
IPC Industries, Inc.            4,125,000       59,125         495,000
Bernard J. Duroc-Danner         3,000,000       43,000         360,000
IPC Investments, Inc.           1,375,000       19,708         120,000


Westpool Investment Trust plc is an affiliate of Mr. Robert A. Rayne. For additional information concerning the Debentures, see Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Offshore Tool & Energy Corporation--Liquidity and Capital Resources," and Item 10.

ITEM 8.  LEGAL PROCEEDINGS

     Harold A. Landry v. Aero International, L.L.C. , et al., Civil Action No. 99-10587, 22d Judicial District Court for the Parish of St. Tammany, State of Louisiana, was instituted on February 11, 1999. Mr. Landry asserts that Aero breached a consulting contract with him and seeks compensation under the contract, damages and attorney's fees. In the alternative, Mr. Landry alleges that the consulting agreement compensation was part of the purchase price or otherwise was a basis for the sale by Landry of all the outstanding shares of Titan Industries, Inc. Under the alternative plea, Mr. Landry seeks recission of the sale, damages and attorney's fees. Aero has filed a dilatory exception to the action which has not yet been set for hearing by the court.

     Aero International, L.L.C. v. Timothy O'Neill and Alan Schaeffer, Cause No. 98-54573 in the District Court of Harris County, Texas, 215th Judicial District, was instituted November 11, 1998. Aero alleges that two former employees of the Crane Division engaged in certain wrongful conduct, including misappropriation of trade secrets, breach of non-competition agreements and tortious interference, and seeks damages, attorney's fees and injunctive relief. The former employees have filed an answer denying Aero's allegations and asserting that the employment agreements they entered into with Aero's predecessor, Weatherford Enterra, U.S., Limited Partnership, are void. The parties to the action are currently conducting discovery.

     The Company is involved in various routine legal proceedings primarily involving claims for personal injury which the Company believes are incidental to the conduct of its business. While the outcome of these legal proceedings cannot be predicted with certainty, management believes that the outcome of the proceedings, if adversely determined, would not have a material adverse effect on the Company's business or financial condition.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER INFORMATION.

Market Information

     There is no United States market for the Company's Common Stock. The Common Stock is admitted to trading on the Alternative Investment Market ("AIM"), London, England, an interdealer quotation market maintained by the London Stock Exchange. As of March 31, 1999, 50,000,000 shares of Common Stock were outstanding. A total of 14,583,333 additional shares of Common Stock are subject to the issuance upon the exercise of outstanding warrants and convertibility rights. Of the 50,000,000 shares of Common Stock outstanding, approximately 31,521,483 shares are subject to the restrictions of Rule 144 under the Securities Act of 1933, as amended ("Securities Act"). At April 29, 1999, there were 2,267 record holders of the Common Stock.

Dividends

     The Company has not paid any dividends on its Common Stock. The Company is prohibited from declaring or paying dividends on its Common Stock under the terms of the Credit Facility described in Item 2, under "Discussion and Analysis of Financial Condition and Results of Operations of Offshore Tool & Energy Corporation--Liquidity and Capital Resources." Dividends on the Common Stock are also substantially restricted by the Company's Series A Subordinated Debenture Indenture (the "Indenture") under which $15,000,000 of the Company's Series A Subordinated Debentures are outstanding. The Indenture provides that such dividends may not exceed an amount which is determined by the application of a complex formula based on 50% of the Company's consolidated net income, subject to certain credits and deductions. In addition, dividends are restricted by the Company's Note Agreement under which the Company's Series B Junior Subordinated Notes are outstanding. The Note Agreement provides that such dividends may not exceed 50% of the consolidated after tax income of the Company. See Item 2, "Management's' Discussion and Analysis of Financial Condition and Results of Operations of Offshore Tool & Energy Corporation-- Liquidity and Capital Resources."

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

     The following information is provided as to all securities sold by the Company within the last three years which were not registered under the Securities Act.

Common Stock

     Effective November 17, 1998, the Company (a) sold 20,500,000 shares of Common Stock to International Tool & Supply plc, a publicly-traded English corporation, in exchange for the assets of ITS pursuant to a Plan of Liquidation of ITS under to which such shares were distributed to the public stockholders of ITS (the "ITS Stockholders"), and (b) sold 29,500,000 shares of Common Stock to the IPC Industries, Inc. and Messrs. Byron A. Adams, Jr., Thomas W. Pritchard and W. Steven McKenzie, the owners of the common membership interests of Aero International, L.L.C. (the "Aero Holders"), in partial consideration for the exchange for all the outstanding common member interests of Aero. The sale and exchange with the ITS Stockholders were made without registration in reliance upon Regulation S, except that the sale and exchange of an aggregate of 2,021,483 shares of Common Stock with three shareholders of ITS who were U.S. persons were made without registration in reliance upon Rule 506 of Regulation D and Section 4(2) of the Securities Act. The U.S. persons were Mr. Bernard J. Duroc-Danner, a director of the Company, Mr. Howard Wolf, former Non-Executive Chairman of ITS, and Mr. Richard W. Webb, a resident of Houston, Texas. The sale and exchange with the Aero Holders were made without registration in reliance upon Rule 506 of Regulation D and Section 4(2) of the Securities Act.

Series A Subordinated Debentures and Series A Increasing Warrants

     Effective November 17, 1998, the Company sold $9,500,000 principal amount of its Series A Subordinated Debentures to Westpool Investment Trust plc, Bernard J. Duroc-Danner and to certain officers of Jefferies and Company, Inc., and sold $5,500,000 principal amount of the Debentures to IPC Industries, Inc. and Mobile Pulley Marine Services, Inc. in exchange for all of the outstanding preferred membership interests of Aero. Issued pro rata with the Debentures were 6,250,000 detachable Series A Increasing Warrants to purchase Common Stock at the price of $0.63 per share. The sale of the Debentures and the Series A Increasing Warrants were made without registration in reliance upon Rule 506 of Regulation D and Section 4(2) of the Securities Act.

Series B Junior Subordinated Notes

     Effective November 17, 1998, the Company sold $4,000,000 principal amount of its Series B Junior Subordinated Notes ("Notes") to the Aero Holders in partial consideration for the exchange by the Aero Holders of all the outstanding common membership interests of Aero. The Notes are convertible into shares of Common Stock at the ratio of $0.75 per share. The sale and exchange of the Notes was made without registration in reliance upon Rule 506 of Regulation D and Section 4(2) of the Securities Act.

Senior Notes

     Effective November 17, 1998, the Company sold $1,000,000 principal amount of its promissory notes to the Aero Holders in partial consideration for the exchange of all the outstanding common member interests of Aero. The sale and exchange of the Senior Notes was made without registration in reliance upon Rule 506 of Regulation D and Section 4(2) of the Securities Act.

Series B Warrants

     Effective November 17, 1998, the Company sold and issued to Jefferies and Company, Inc. 3,000,000 Series B Warrants to purchase Common Stock at the price of $1.26 per share. The Series B Warrants were paid to Jefferies and Company, Inc. as compensation for services rendered in connection with the Company's acquisition of Aero and the ITS Subsidiaries. The sale of the Series B Warrants was made without registration in reliance upon Rule 506 of Regulation D and
Section 4(2) of the Securities Act.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

General

     The Company's Certificate of Incorporation authorizes the issuance of 105,000,000 shares of capital stock, consisting of 100,000,000 shares of Common Stock, $0.01 par value, and 5,000,000 shares of Preferred Stock, $1.00 par value. At March 31, 1999, 50,000,000 shares of Common Stock were issued and outstanding, and no shares of the Company's preferred stock were outstanding.

Common Stock

     The holders of Common Stock are each entitled to one vote for each share held on all matters to which they are entitled to vote, including the election of directors. The Board of Directors are elected annually and serve one-year terms. Any director, or the entire Board of Directors, may be removed at any time at a meeting of the stockholders called for such purpose by a majority of the Common Stock present in person or represented at such meeting.

     Subject to the rights of any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to participate pro rata in such dividends as may be declared in the discretion of the Board of Directors out of the funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. Holders of Common Stock do not have preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are fully paid and non-assessable.

Common Stock Subject to Warrants and Conversion Rights

     The Company has a total of 14,583,333 authorized but unissued shares of Common Stock subject to issuance upon the exercise of outstanding warrants and conversion rights.

     The Company has outstanding 6,250,000 Series A Increasing Warrants. Each Series A Warrant entitles the holder to purchase one share of Common Stock at $0.63 per share until November 18, 2005. The warrant price and the number of shares of Common Stock issuable upon exercise of the Series A Warrants are subject to adjustment in certain circumstances, including the event of a stock dividend, a stock split, special distributions, reorganization, a merger of the Company or the sale of any Common Stock for less than 90% of its then current market value. The number of outstanding Series A Warrants in the hands of the holders thereof are subject to automatic increases as follows: (a) if all of the Company's outstanding Series A Subordinated Debentures are not fully paid by May 17, 2000, the total number of Series A Warrants outstanding on that date will be increased to an amount equal to the product of such outstanding Warrants multiplied by 1.15; (b) if all the outstanding Debentures are not paid in full by November 17, 2001, the Series A Warrants then outstanding will be increased to an amount equal to the product of such outstanding Warrants multiplied by 1.173413; and (c) if all the outstanding Debentures are not paid in full by November 17, 2002, the Series A Warrants then outstanding will be increased to an amount equal to the product of such outstanding debentures multiplied by 1.148481.

     The Company has outstanding 3,000,000 Series B Warrants. Each Series B Warrant entitles the holder to purchase one share of Common Stock at the exercise price of $1.26 per share, until November 18, 2003. The exercise price and the number of shares of Common Stock issuable upon exercise of the Series B Warrants are subject to adjustment in certain circumstances, including the event of a stock dividend, a stock split, a special distribution, a reorganization, a merger of the Company or the sale of any Common Stock for less than 90% of its then current market value.

     Holders of the Company's Series B Junior Subordinated Notes are entitled to convert, at any time prior to the maturity of the Notes, the indebtedness represented by the Notes into shares of Common Stock at the conversion price of $0.75 per share. At March 31, 1999, there were $4,000,000 aggregate principal amount of Notes outstanding, convertible into 5,333,333 shares of Common Stock. The Notes mature on December 1, 2003.

Registration Rights

     In connection with the acquisition for the Company of Aero and the ITS Subsidiaries, the Company issued an aggregate of 29,500 shares of Common Stock to IPC Industries, Inc., Byron A. Adams, Jr., Thomas W. Pritchard and W. Steven McKenzie ("Aero Holders"), and issued to Jefferies and Company, Inc. its Class B Warrants to purchase 3,000 shares of Common Stock. The shares of Common Stock held by the Aero Holders, the Class B Warrants and the shares of Common Stock underlying the Class B Warrants are "restricted" securities within the meaning of Rule 144 of the Securities and Exchange Commission. Consequently, such securities may not be resold unless they are registered under the Securities Act, or are sold pursuant to an applicable exemption from registration, such as Rule 144. The Company has granted to the Aero Holders and to Jefferies and Company, Inc. certain registration rights with respect to the Common Stock held by the Aero Holders and the Common Stock underlying the Class B Warrants, including the right, subject to certain conditions and limitations, to demand registration of the Common Stock and to include the Common Stock in certain registrations proposed by the Company.

Certain Charter and Bylaw Provisions

     Certain provisions of the Company's Certificate of Incorporation and Bylaws are intended to enhance the likelihood of continuity and stability in the Board of Directors of the Company and in its policies, but might have the effect of delaying or preventing a change in control of the Company and may make more difficult the removal of incumbent management even if such transactions could be beneficial to the interests of stockholders. Set forth below is a summary description of such provisions:

     Number of Directors; Filling Vacancies. The Certificate of Incorporation provides that the number of directors may be fixed from time to time in the Bylaws. Currently, the Bylaws provide that the number of directors shall be six. Any vacancy on the Board of Directors, whether through an increase in the number of authorized directors in the Bylaws (which may be approved by the Board of Directors) or the death, resignation or removal of a director, may be filled only by the majority vote of the remaining directors (even if the number of remaining directors is less than the number required for a quorum), and any director so appointed shall serve until the next stockholders' meeting held for the election of directors and his or her successor is duly elected and qualified. Directors may be removed only by the stockholders at a special meeting called for such purpose by the affirmative vote of 50% of the voting stock of the Company present or represented at the meeting. The stockholders may elect at such meeting the successor or successors to any directors so removed.

     Advance Notice of Intention to Nominate a Director. The Bylaws permit a stockholder to nominate a person for election as a member only if (a) the nominating stockholder has been the beneficial owner of at least 1% of the Company's outstanding voting stock for at least one year and (b) written notice of such stockholder's intent to make a nomination has been given to the Secretary of the Company not less than 60 days nor more than 270 days prior to the anniversary of the annual meeting held for the immediately preceding year (subject to certain adjustments if the annual meeting date is changed by more than 30 days from the date of the prior annual meeting). This provision also requires that the stockholder's notice set forth, among other things, a description of all arrangements or understandings between the nominee and the stockholder pursuant to which the nomination is to be made or the nominee is to be elected and such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), had the nominee been nominated by the Board of Directors of the Company, and be accompanied by the written consent of the nominee to serve as a director and the nominee's affidavit certifying that the nominee meets the qualifications to be a director. Any nomination that fails to comply with these requirements will be disqualified.

     Stockholders' Right to Call Special Meeting. The Bylaws provide that special meetings of the stockholders may only be called by the stockholders upon the written request of at least 35% of the voting stock of the Company.

     Adoption and Amendment of Bylaws. The Certificate of Incorporation provides that the Bylaws may be amended or repealed by either a majority vote of the Board of Directors or the holders of at least 80% of the voting stock of the Company present or represented at a meeting of the stockholders. Any provisions amended or repealed by the stockholders may be re-amended or re-adopted by the Board of Directors.

     Amendment of Certain Provisions of the Charter. Under Delaware law, unless a corporation's certificate of incorporation specifies otherwise, a corporation's certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the voting power of each class of stock entitled to vote thereon. The Company's Certificate of Incorporation requires the affirmative vote of not less than 80% of the voting stock of the Company present or represented at a meeting of the stockholders to amend, alter or repeal certain provisions of the Company's Charter with respect to (i) the classification, filling of vacancies and removal of the Board of Directors, (ii) amendments to the Bylaws, (iii) certain provisions relating to limitation of liability of directors and indemnification of directors and (iv) any amendments to the provisions relating to this requirement in the Certificate of Incorporation.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate of Incorporation and Bylaws provide that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, the directors and officers of the Company shall be indemnified and shall be advanced expenses in connection with actual or threatened proceedings and claims against the directors arising out of their status as such. The Company has entered into indemnification agreements with each of its directors that provide for indemnification and expense advancement to the directors to the fullest extent permitted under the General Corporation Law of the State of Delaware. The Company has also purchased and maintains insurance to indemnify directors and officers of the Company against expense and liability for covered claims made against such persons in their capacity as directors or officers.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The financial statements required by Regulation S-X follow:

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Offshore Tool & Energy Corporation:

We have audited the accompanying consolidated balance sheets of OFFSHORE TOOL & ENERGY CORPORATION (a Delaware corporation, formerly Aero International, L.L.C.) and subsidiaries as of December 31, 1997 and 1998 and the related consolidated statements of operations, changes in equity, and cash flows for the period from September 19, 1997 to December 31, 1997 and for the year ended December 31, 1998 and the consolidated statements of operations, changes in equity, and cash flows for the year ended December 31, 1996 and for the period from January 1, 1997 to September 18, 1997 of AMERICAN AERO CRANES (the Predecessor, formerly a division of Weatherford Enterra US, Limited Partnership). These financial statements are the responsibility of the Company's and the Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of ITS Holdings, Ltd., whose statements reflect total assets and total revenues of 9% and 1%, respectively, of the consolidated totals as of and for the year ended December 31, 1998. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our audits also include examining, on a test basis, evidence supporting the translation of ITS Holdings, Ltd. financial statements from the Companies Act 1985 to generally accepted accounting principles. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Offshore Tool & Energy Corporation and subsidiaries as of December 31, 1997 and 1998 and the results of their operations and their cash flows for the period from September 19, 1997 to December 31, 1997 and the year ended December 31, 1998 and the Predecessor's results of its operations and its cash flows for the year ended December 31, 1996 and for the period from January 1, 1997 to September 19, 1997 in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN


Atlanta, Georgia
March 19, 1999

ITS HOLDINGS LIMITED

REPORT OF THE AUDITORS TO THE SHAREHOLDERS OF ITS HOLDINGS LIMITED IN RESPECT OF THE PERIOD FROM 18 NOVEMBER 1998 TO 31 DECEMBER 1998

We have audited the financial statements on pages four to eight which have been prepared under the historical cost convention (as modified by the revaluation of certain fixed assets) and the accounting policies set out on page six.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

As described on page two the company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

In our opinion the financial statements give a true and fair value of the state of the groups' affairs as at 31 December 1998 and of its profit for the period then ended and have been properly prepared in accordance with the Companies Act 1985.



Acumen Accountants and Advisors Limited
Registered Auditors
Bon Accord House
Riverside Drive
ABERDEEN
AB11 7SI.            Date:  15 April 1999

                      OFFSHORE TOOL & ENERGY CORPORATION

                     (FORMERLY AERO INTERNATIONAL, L.L.C.)

                             AMERICAN AERO CRANES

     (FORMERLY A DIVISION OF WEATHERFORD ENTERRA US, LIMITED PARTNERSHIP)


                          CONSOLIDATED BALANCE SHEETS



                                    ASSETS

                                                                          DECEMBER 31,         DECEMBER 31,
                                                                              1997                1998
                                                                          -----------          -----------
CURRENT ASSETS:
 Cash and cash equivalents                                                $   345,000          $ 1,830,000
 Accounts receivable, net of allowance for doubtful accounts of
  $418,000 and $859,000 at December 31, 1997 and 1998,
  respectively                                                             11,670,000           16,241,000
 Inventories                                                                4,692,000           11,359,000
 Note receivable                                                                    0            1,500,000
 Other current assets                                                         426,000            1,478,000
                                                                          -----------          -----------
       Total current assets                                                17,133,000           32,408,000

PROPERTY, PLANT, AND EQUIPMENT, net                                           691,000           25,030,000

GOODWILL, net of accumulated amortization                                           0           13,997,000

OTHER ASSETS                                                                  101,000              993,000
                                                                          -----------          -----------
       Total assets                                                       $17,925,000          $72,428,000
                                                                          ===========          ===========

                 LIABILITIES AND SHAREHOLDERS'/MEMBERS' EQUITY

                                                                         DECEMBER 31,         DECEMBER 31,
                                                                             1997                 1998
                                                                          -----------          -----------
CURRENT LIABILITIES:
 Accounts payable                                                         $ 1,914,000          $ 4,676,000
 Accrued liabilities                                                        3,609,000           10,057,000
 Deferred revenue                                                             944,000              279,000
 Current maturities of long-term debt                                         679,000              862,000
                                                                          -----------          -----------
       Total current liabilities                                            7,146,000           15,874,000

EXCESS OF NET ASSETS ACQUIRED OVER PURCHASE PRICE, net (note 3)               128,000                    0

LONG-TERM DEBT, net of current maturities                                   8,881,000           43,941,000
                                                                          -----------          -----------
       Total liabilities                                                   16,155,000           59,815,000
                                                                          -----------          -----------
COMMITMENTS AND CONTINGENCIES (notes 4, 10, and 12)

SHAREHOLDERS'/MEMBERS' EQUITY (Notes 2 and 9):
   Preferred stock, $1 par value, 5,000,000 shares authorized,
    none issued                                                                     0                    0
   Common stock, $.01 par value, 100,000,000 shares authorized,
    50,000,000 shares issued and outstanding at December 31, 1998                   0              500,000
   Additional paid-in capital                                                       0           11,922,000
   Warrants                                                                         0              461,000
   Members' equity                                                          1,000,000                    0
   Retained earnings (deficit)                                                770,000             (228,000)
   Accumulated other comprehensive loss                                             0              (42,000)
                                                                          -----------          -----------
       Total shareholders'/members' equity                                  1,770,000           12,613,000
                                                                          -----------          -----------
       Total liabilities and shareholders'/members' equity                $17,925,000          $72,428,000
                                                                          ===========          ===========


   The accompanying notes are an integral part of these consolidated balance sheets.

                       OFFSHORE TOOL & ENERGY CORPORATION

                     (FORMERLY AERO INTERNATIONAL, L.L.C.)

                              AMERICAN AERO CRANES

      (FORMERLY A DIVISION OF WEATHERFORD ENTERRA US, LIMITED PARTNERSHIP)


                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                  PREDECESSOR                              COMPANY
                                                     ------------------------------------    ----------------------------------
                                                         FOR THE      FOR THE PERIOD FROM    FOR THE PERIOD FROM       FOR THE
                                                       YEAR ENDED       JANUARY 1, 1997       SEPTEMBER 19, 1997     YEAR ENDED
                                                      DECEMBER 31,      TO SEPTEMBER 18,       TO DECEMBER 31,      DECEMBER 31,
                                                          1996                1997                   1997               1998
                                                     -------------    -------------------    -------------------    -----------
NET SALES:
 Manufacturing                                        $  7,389,000           $  9,809,000            $ 4,841,000    $ 28,642,000
 Service and other                                      16,307,000             14,586,000              6,179,000      24,250,000
                                                      ------------           ------------            -----------    ------------
      Total net sales                                   23,696,000             24,395,000             11,020,000      52,892,000
                                                      ------------           ------------            -----------    ------------
COST OF SALES:
 Manufacturing                                          (8,953,000)           (11,415,000)            (4,949,000)    (24,531,000)
 Service and other                                     (12,041,000)           (10,884,000)            (4,390,000)    (17,314,000)
                                                      ------------           ------------            -----------    ------------
      Total cost of sales                              (20,994,000)           (22,299,000)            (9,339,000)    (41,845,000)
                                                      ------------           ------------            -----------    ------------
GROSS PROFIT                                             2,702,000              2,096,000              1,681,000      11,047,000

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES           (2,077,000)            (1,282,000)              (823,000)     (7,677,000)
                                                      ------------           ------------            -----------    ------------
INCOME FROM OPERATIONS                                     625,000                814,000                858,000       3,370,000

OTHER INCOME, net                                                0                      0                      0          38,000

INTEREST EXPENSE                                            (1,000)                (3,000)              (209,000)     (1,944,000)
                                                      ------------           ------------            -----------    ------------
INCOME BEFORE PROVISION FOR INCOME TAXES                   624,000                811,000                649,000       1,464,000

PROVISION FOR INCOME TAXES (Note 3)                       (218,000)              (284,000)               (29,000)       (167,000)
                                                      ------------           ------------            -----------    ------------
NET INCOME                                            $    406,000           $    527,000            $   620,000    $  1,297,000
                                                      ============           ============            ===========    ============
INCOME BEFORE PROVISION FOR INCOME TAXES                                                             $   649,000    $  1,464,000

PRO FORMA PROVISION FOR INCOME TAX                                                                      (275,000)       (680,000)
                                                                                                     -----------    ------------
PRO FORMA NET INCOME                                                                                 $   374,000    $    784,000
                                                                                                     ===========    ============
PRO FORMA BASIC AND DILUTED EARNINGS PER SHARE                                                                      $       0.02
                                                                                                                    ============
PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING                                                                         32,063,000
                                                                                                                    ============


 The accompanying notes are an integral part of these consolidated statements.

                       OFFSHORE TOOL & ENERGY CORPORATION

                     (FORMERLY AERO INTERNATIONAL, L.L.C.)

                              AMERICAN AERO CRANES

      (FORMERLY A DIVISION OF WEATHERFORD ENTERRA US, LIMITED PARTNERSHIP)


                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

                                                                                     CLASS B PREFERRED
                                                                COMMON STOCK          MEMBERSHIP UNITS         ADDITIONAL
                                              DIVISIONAL   ---------------------   ------------------------     PAID-IN
                                                EQUITY      SHARES       AMOUNT     SHARES        AMOUNT        CAPITAL
                                              -----------  ----------   --------   --------    ------------   -----------
PREDECESSOR:
 BALANCE, DECEMBER 31, 1996                   $10,165,000           0   $      0          0    $          0             0

   Advances from Weatherford, net               3,201,000           0          0          0               0             0
   Net income                                     527,000           0          0          0               0             0
                                              -----------  ----------   --------   --------    ------------   -----------
 BALANCE, SEPTEMBER 18, 1997                  $13,893,000           0   $      0          0    $          0             0
                                              ===========  ==========   ========   ========    ============   ===========
-------------------------------------------------------------------------------------------------------------------------

COMPANY:
 CONTRIBUTION OF MEMBERS AT FORMATION         $         0           0   $      0          0    $          0   $         0

   Acquisition of common controlled
    company (Note 2)                                    0            0          0          0               0            0
   Net income                                           0            0          0          0               0            0
                                              -----------  ----------   --------   --------    ------------   -----------
 BALANCE, DECEMBER 31, 1997                             0            0          0          0               0            0

   Aero Reorganization (Note 2)                         0            0          0    960,000      12,000,000            0
   Tax withdrawals of former Aero                                                                                       0
     members                                            0            0          0          0               0            0
   ITS Acquisition and Reorganization
    (Note 2)                                            0   50,000,000    500,000   (960,000)    (12,000,000)  16,922,000
   Distributions to former shareholders
    of Aero (Note 2)                                    0            0          0          0               0   (5,000,000)
   Net income                                           0            0          0          0               0            0
   Other comprehensive loss--foreign
    currency translation adjustment, net
    of income taxes of $27,000                          0            0          0          0               0            0
                                              -----------   ----------   --------   --------    ------------  -----------
 BALANCE, DECEMBER 31, 1998                   $         0   50,000,000   $500,000          0    $          0  $11,922,000
                                              ===========   ==========   ========   ========    ============  ===========


                                                                        ACCUMULATED  ACCUMULATED
                                                              MEMBERS'     (DEFICIT)  COMPREHENSIVE
                                               WARRANTS        EQUITY       EARNINGS     LOSS         TOTAL
                                              -----------    ----------     --------   --------    ------------
PREDECESSOR:
 BALANCE, DECEMBER 31, 1996                   $         0             0     $      0          0     $10,165,000

   Advances from Weatherford, net                       0             0            0          0       3,201,000
   Net income                                           0             0            0          0         527,000
                                              -----------    ----------     --------   --------     -----------
 BALANCE, SEPTEMBER 18, 1997                  $         0             0     $      0          0     $13,893,000
                                              ===========    ==========     ========   ========     ===========
-----------------------------------------------------------------------------------------------------------

COMPANY:
 CONTRIBUTION OF MEMBERS AT FORMATION         $         0    $1,000,000     $      0          0     $ 1,000,000

   Acquisition of common controlled
    company (Note 2)                                    0             0      150,000          0         150,000
   Net income                                           0             0      620,000          0         620,000
                                              -----------    ----------     --------   --------    ------------
 BALANCE, DECEMBER 31, 1997                             0     1,000,000      770,000          0       1,770,000

   Aero Reorganization (Note 2)                         0             0     (850,000)         0      11,150,000
   Tax withdrawals of former Aero
     members                                            0             0   (1,445,000)         0      (1,445,000)
   ITS Acquisition and Reorganization
    (Note 2)                                      461,000    (1,000,000)           0          0       4,883,000
   Distributions to former shareholders
    of Aero (Note 2)                                    0             0            0          0      (5,000,000)
   Net income                                           0             0    1,297,000          0       1,297,000
   Other comprehensive loss--foreign
    currency translation adjustment, net
    of income taxes of $27,000                          0             0            0    (42,000)        (42,000)
                                              -----------    ----------     --------   --------     -----------
 BALANCE, DECEMBER 31, 1998                   $   461,000    $        0    $(228,000) $ (42,000)    $12,613,000
                                              ===========    ==========     ========  =========     ===========

 The accompanying notes are an integral part of these consolidated statements.

                      OFFSHORE TOOL & ENERGY CORPORATION

                (FORMERLY KNOWN AS AERO INTERNATIONAL, L.L.C.)

                             AMERICAN AERO CRANES

     (FORMERLY A DIVISION OF WEATHERFORD ENTERRA US, LIMITED PARTNERSHIP)


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    PREDECESSOR                           COMPANY
                                                      --------------------------------------   --------------------------------
                                                         FOR THE        FOR THE PERIOD FROM    FOR THE PERIOD FROM   FOR THE
                                                        YEAR ENDED        JANUARY 1, 1997       SEPTEMBER 19, 1997 YEAR ENDED
                                                       DECEMBER 31,       TO SEPTEMBER 18,       TO DECEMBER 31,   DECEMBER 31,
                                                          1996                  1997                   1997           1998
                                                      -----------            -----------            -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                          $   406,000            $   527,000            $   620,000    $  1,297,000
  Adjustments to reconcile net income
   to net cash (used in)  provided by
    operating activities:
     Depreciation, amortization, and accretion            339,000                293,000                 10,000         848,000
     Deferred tax (benefit) provision                           0                      0                (29,000)         29,000
     Gain on sale of property, plant, and equipment       (69,000)               (55,000)                     0         (36,000)
     Net change in accounts receivable                 (2,275,000)            (4,976,000)              (205,000)      2,760,000
     Net change in inventories                         (2,224,000)                50,000              2,309,000      (1,192,000)
     Net change in other current assets                   (39,000)                39,000               (197,000)       (347,000)
     Net change in accounts payable                       355,000                409,000               (549,000)       (655,000)
     Net change in accrued liabilities                    409,000                376,000                382,000      (4,014,000)
                                                      -----------            -----------            -----------    ------------
      Net cash (used in) provided by
        operating activities                           (3,098,000)            (3,337,000)             2,341,000      (1,310,000)
                                                      -----------            -----------            -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of businesses, net of cash acquired               0                      0                427,000       3,140,000
  Acquisition of Predecessor, net of cash acquired              0                      0             (8,801,000)              0
  Purchases of property, plant, and equipment          (2,206,000)              (425,000)              (231,000)     (5,491,000)
  Proceeds from sale of property, plant,
   and equipment                                          196,000                558,000                      0         142,000
  Decrease in other assets                                      0                      0                      0          36,000
                                                      -----------            -----------            -----------    ------------
      Net cash (used in) provided by investing
        activities                                     (2,010,000)              133,000             (8,605,000)     (2,173,000)
                                                      -----------            -----------            -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Contribution of members at formation                          0                      0              1,000,000               0
  Issuance of long-term debt                                    0                      0             14,904,000      30,734,000
  Payments on long-term debt                                    0                      0             (9,232,000)    (17,509,000)
  Payment of preferred membership interest                      0                      0                      0      (6,500,000)
  Tax withdrawals of former Aero members                        0                      0                      0      (1,445,000)
  Debt issuance costs                                           0                      0                (63,000)       (305,000)
  Advances from Weatherford, net                        5,110,000              3,201,000                      0               0
                                                      -----------            -----------            -----------    ------------
      Net cash provided by financing activities         5,110,000              3,201,000              6,609,000       4,975,000
                                                      -----------            -----------            -----------    ------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
  CASH EQUIVALENTS                                              0                      0                      0          (7,000)
                                                      -----------            -----------            -----------    ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                               2,000                 (3,000)               345,000       1,485,000

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD              2,000                  4,000                      0         345,000
                                                      -----------            -----------            -----------    ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD              $     4,000            $     1,000            $   345,000    $  1,830,000
                                                      ===========            ===========            ===========    ============

 The accompanying notes are an integral part of these consolidated statements.

                       OFFSHORE TOOL & ENERGY CORPORATION

                     (FORMERLY AERO INTERNATIONAL, L.L.C.)

                              AMERICAN AERO CRANES

      (FORMERLY A DIVISION OF WEATHERFORD ENTERRA US, LIMITED PARTNERSHIP)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. ORGANIZATION AND NATURE OF BUSINESS

   Offshore Tool & Energy Corporation (the "Company"), headquartered in Mobile, Alabama, provides a range of equipment and services for oil and gas, marine, and industrial applications worldwide. The Company, through its wholly owned subsidiaries, specializes in the construction and repair of offshore cranes; the manufacture of equipment and component parts of the offshore oil and gas, dredging, marine, and mining industries; the manufacture of engineered systems for enhanced oil recovery projects; and the marketing and servicing of a range of oil and gas production and environmental products. The Company operates four manufacturing and four service facilities positioned along the United States gulf coast from Houston, Texas, to Mobile, Alabama. In addition, the Company operates service and repair centers located in Nigeria, Malaysia, and Scotland.

   The Company was formed on August 20, 1998 expressly for the purpose of acquiring all the common and preferred membership interests of Aero International, LLC ("Aero") and substantially all the assets of International Tool & Supply, plc ("ITS"). Prior to August 20, 1998, the Company had no operations. On November 17, 1998, the operations of Aero and ITS were acquired by the Company in an exchange for common shares (Note 2).

 2. ACQUISITIONS AND REORGANIZATION

   ACQUISITION OF AERO OPERATIONS

   On September 18, 1997, American Aero Cranes LLC ("American"), a wholly owned subsidiary of Aero, purchased substantially all of the operating assets and assumed certain liabilities of American Aero Cranes (the "Predecessor"), a division of Weatherford Enterra US, Limited Partnership ("Weatherford"). Aero and American were formed in Louisiana as limited liability companies expressly for the purpose of completing the acquisition.

   The purchase price was comprised of cash consideration of approximately $8,801,000 and a promissory note issued to Weatherford in the amount of approximately $1,613,000. Additionally, Aero incurred acquisition costs of approximately $384,000 and accrued costs of approximately $929,000 relating to the relocation of the acquired manufacturing facility from Houston, Texas, to Mobile, Alabama, the consolidation of the Singapore and Malaysia facilities, and other acquisition-related expenses. The cash consideration was funded through the issuance of debt and available cash from the initial equity contribution of Aero.

   The acquisition was accounted for as a purchase in accordance with Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations." Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their respective estimated fair values at the date of acquisition. The result of the allocation was an excess of net assets acquired over purchase price and, as such, the recorded value of noncurrent assets was reduced to zero.

   AERO REORGANIZATION

   Effective May 31, 1998, Aero, through American, acquired the assets and liabilities of Titan Industries, Inc. ("Titan"). The acquisition of Titan was accounted for similar to a pooling of interests under APB Opinion No. 16 as Aero and Titan are under common shareholder control. As such, the financial statements of Aero have been restated to include Titan's operations since the date both companies came under common control (November 6, 1997), and Titan's assets and liabilities were transferred to Aero at historical cost. The purchase price was comprised of a promissory note of approximately $676,000 payable to the former shareholders of Titan and was accounted for as a dividend.

   Also effective May 31, 1998, IPC Industries ("IPC") and Mobile Pulley Marine Services Inc. contributed certain assets and liabilities of its operating subsidiaries, Mobile Pulley & Machine Works ("MPMW") and Mobile Pulley Marine Services ("MPMS"), respectively, in exchange for $3,000,000 cash and 960,000 Class B preferred membership units (the "Class B Units") with an aggregate face value of $12,000,000. These acquisitions were accounted for as purchases in accordance with APB Opinion No. 16 and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their respective estimated fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired, allocated to goodwill, was $7,006,000 and is being amortized on a straight-line basis over 40 years. The results of operations of MPMW and MPMS are included in the Company's financial statements as of the date of acquisition.

   Following the above acquisitions (the "Aero Reorganization"), American was renamed Aero International, LLC, and Aero was renamed Aero Holdings, LLC. Subsequently, Aero International, LLC was merged with and into Aero Holdings LLC and the name Aero Holdings, LLC was changed to Aero International, LLC. Also in connection with the Aero Reorganization, the Company refinanced its debt pursuant to a new loan agreement.

   ITS ACQUISITION AND REORGANIZATION

   On November 17, 1998, the operations of ITS and Aero were acquired by the Company (the "ITS Acquisition and Reorganization"). In exchange for the assets and related liabilities of the primary operating subsidiaries of ITS, the Company issued 20,500,000 common shares. In exchange for the common and preferred membership interests of Aero, the Company issued 29,500,000 of common shares, $1,000,000 aggregate principal unsecured 10% notes (the "Senior Notes"), and $4,000,000 of Series B Junior Subordinated Notes (the "Junior Notes"), $5,500,000 of Series A Subordinated Debentures (the "Debentures"), and $6,500,000 in cash. As Aero was deemed the acquiror under the provisions of APB No. 16, the Senior Notes and Junior Notes were treated as distributions to the Aero common members.

   In connection with the ITS Acquisition and Reorganization, the Company issued 3,000,000 Series B warrants ("Series B Warrants") to certain third-party advisors for services rendered related to the Acquisition. In accordance with APB Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants," the Company has recorded the Series B Warrants at the fair value of the services rendered as transactions costs, and has included the warrants as a component of shareholders' equity. Also, in connection with the ITS Acquisition and Reorganization, the Company issued $9,500,000 of Debentures for cash to two former shareholders of ITS and unrelated third parties.

   The ITS Acquisition and Reorganization was accounted for as a purchase in accordance with APB Opinion No. 16. Aero was deemed the acquiror and, as such, the purchase price has been allocated to ITS' assets acquired and liabilities assumed based on their respective estimated fair values at the date of acquisition. The value of the stock issued to ITS' shareholders was approximately $16,422,000, and the Company incurred transaction costs of approximately $2,650,000. The excess of the purchase price over the fair value of net assets acquired, allocated to goodwill, was $7,116,000 and is being amortized on a straight-line basis over 40 years. The results of operations of ITS are included in the Company's financial statements as of the date of acquisition. Concurrent with the acquisition, ITS underwent a voluntary solvent liquidation and the Company listed its common stock on the Alternative Investment Market ("AIM") of the London Stock Exchange (Note 9).

   Unaudited condensed pro forma results of operations, which give effect to the Aero Reorganization (excluding the Titan acquisition, as the Aero financial statements have been restated to include Titan's operations from the date both companies came under common shareholder control) and the ITS Acquisition and Reorganization (operations of ITS have been included since April 1, 1998 in the pro forma information below) as if both transactions had occurred on January 1, 1998, are presented below. The unaudited pro forma amounts reflect acquisition-related purchase accounting adjustments, including adjustments to depreciation and amortization expense and interest expense on acquisition debt and certain other adjustments, together with related income tax effects. The unaudited pro forma financial information does not purport to be indicative of either the results of operations that would have occurred had the acquisitions taken place at the beginning of the period presented or of future results of operations.

                                                                                    PRO FORMA
                                                                                      1998
                                                                                   -----------
                                                                                   (Unaudited)
Net sales                                                                             $73,661
Loss from continuing operations before income taxes                                    (1,844)
Net loss                                                                               (1,844)
Net loss per basic and diluted share of common stock                                  $ (0.04)

3. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

   BASIS OF PRESENTATION


   The consolidated financial statements of the Company include the accounts and results of its subsidiaries. All material intercompany transactions and accounts have been eliminated in consolidation. The carrying amounts of assets and liabilities in the accompanying financial statements reflect the effects of the purchase accounting adjustments made in connection with the Aero Reorganization and ITS Acquisition and Reorganization.

   The statements of operations of the Company contain the results of operations of Titan since the period both companies came under common control. The statements of operation of the Company also include the results of operations of MPMW, MPMS, and ITS as of the date of their respective acquisition.

   PREDECESSOR BASIS OF PRESENTATION

   The Predecessor operated as a division of Weatherford and includes the marine crane manufacturing and service businesses of Weatherford. Certain liabilities and expenses, including debt and interest expense, were maintained and accounted for by Weatherford and were not allocated to the Predecessor. Additionally, interest expense and interest income on debt or assets carried at Weatherford not directly charged or credited to the Predecessor have not been included in the accompanying financial statements.

   Certain corporate, general, and administrative expenses of Weatherford have been allocated to the Predecessor on a basis which, in the opinion of the Predecessor's management, is reasonable. However, such expenses are not necessarily indicative of, nor is it practical for the Predecessor's management to estimate, the level of expenses which might have been incurred had the Predecessor operated as a single, independent company (Note 12).

   USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   CASH AND CASH EQUIVALENTS

   The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash and cash equivalents.

   ACCOUNTS RECEIVABLE

   Accounts receivable potentially subject the Company to concentrations of credit risk. The Company performs ongoing credit evaluations of their customers' financial condition and have established an allowance for doubtful accounts based on the expected collectibility of all accounts receivable. The Company believes their allowance for doubtful accounts is adequate to cover any potential losses on their credit risk exposure.

   At December 31, 1997 and 1998, accounts receivable consisted of the following:

                                                                       1997                1998
                                                                    -----------         -----------
Trade accounts receivable                                           $12,088,000         $16,040,000
Affiliate                                                                     0             134,000
Other                                                                         0             926,000
                                                                    -----------         -----------
                                                                     12,088,000          17,100,000
Less allowance for doubtful accounts                                    418,000             859,000
                                                                    -----------         -----------
Accounts receivable                                                 $11,670,000         $16,241,000
                                                                    -----------         -----------

   INVENTORIES


   In accordance with APB Opinion No. 16, profits and losses related to inventories purchased by the Company attributable to the production and service efforts of the Predecessor have been included in the value of such inventories. As such, the initial period after acquisition resulted in a lower amount of profit than normally would have been expected. Cost of sales for the year ended December 31, 1997 includes purchased profits of approximately $207,000.

   Inventories are valued at the lower of cost or market, cost being determined on the first-in, first-out method. At December 31, 1997 and 1998, inventories of the Company consisted of the following:

                                                                        1997                1998
                                                                    -----------         -----------
Raw materials                                                       $4,465,000          $ 5,544,000
Work in process                                                      1,217,000            4,857,000
Finished goods                                                               0            1,717,000
                                                                    ----------          -----------
                                                                     5,682,000           12,118,000
Less reserve for inventory obsolescence                               (990,000)            (759,000)
                                                                    ----------          -----------
       Total                                                        $4,692,000          $11,359,000
                                                                    ==========          ===========

   PROPERTY, PLANT, AND EQUIPMENT


   Additions, improvements, and renewals significantly adding to the asset value or extending the life of the asset are capitalized. Ordinary maintenance and repairs not extending the physical or economic lives of the plant and equipment are charged to expense as incurred. The Company and the Predecessor use the straight-line method to depreciate property and equipment. Estimated useful lives are as follows:


                                                                 PREDECESSOR        COMPANY
                                                                 -----------      -----------

Buildings                                                        20-30 years        39 YEARS
Furniture and fixtures                                           5 years            5 YEARS
Computer equipment                                               5 years            5 YEARS
Machinery and equipment                                          7-20 years         5-20 YEARS


   EXCESS OF NET ASSETS ACQUIRED OVER PURCHASE PRICE

   The excess of net assets acquired over purchase price resulted from the acquisition of the Predecessor. Accretion for the period from September 19, 1997 to December 31, 1997 was $7,000. During 1998, the Company incurred a previously unrecorded liability related to the preacquisition period and applied the ultimate payment of such liability against the excess of net assets acquired over purchase price in accordance with APB No. 16.

   PRODUCT AND SERVICE WARRANTIES

   Products manufactured by the Company and the Predecessor are warranted for a period of one year commencing at the time of acceptance. The estimated cost of such warranties is accrued at the time of sale and is reflected as a component of cost of sales in the accompanying statements of operations. Warranty costs were approximately $175,000 for the year ended December 31, 1996, approximately $245,000 and $105,000 for the periods from January 1, 1997 to September 18, 1997 and September 19, 1997 to December 31, 1997, respectively, and approximately $25,000 for the year ended December 31, 1998.

   NOTE RECEIVABLE

   A note receivable aggregating $1,500,000 at December 31, 1998 was acquired by the Company in connection with the ITS Acquisition. The note bears interest at 8% and matures in November 1999.

   REVENUE RECOGNITION

   The Company and the Predecessor use the completed contract method of revenue recognition for its short-term contracts. Manufacturing revenues are recognized when the goods are accepted by the customer as ready for delivery. Service revenues are recognized when the services are complete. Progress billings collected before completion of the contract are defined and reflected as deferred revenue in the accompanying consolidated balance sheets.

   Revenues on long-term contracts are recognized using the percentage-of-completion method. Under this method, revenue is recognized based on the percentage that the cost of the work completed bears to the estimated total cost of the contract. Estimated total costs are reviewed monthly and revised as necessary, with profit recognition adjusted accordingly. In the period in which estimates indicate that a contract will result in a loss, the entire amount of the estimated loss is recognized. The amount of revenue recognized under the percentage-of-completion method is included in trade accounts receivable at December 31, 1998.

   INCOME TAXES

   The Predecessor's tax accounts are included in the consolidated income tax returns filed by Weatherford. The Predecessor and Weatherford entered into an agreement which allocates certain income tax liabilities, benefits, and credits to the Predecessor. Under the arrangement, the Predecessor is liable to Weatherford for its recorded income tax expense computed by applying an agreed-upon rate, which management feels approximates the statutory rate, to the Predecessor's pretax income.

   Aero, prior to the ITS Acquisition and Reorganization by the Company, was a limited liability company and, therefore, was treated as a partnership for federal income tax reporting purposes. As such, the taxable income or loss of Aero is included in the individual tax returns of its members. Accordingly, no accounts for deferred income taxes or provisions for current or deferred income taxes, prior to the ITS Acquisition and Reorganization, have been included in the accompanying financial statements of Aero, except for states which do not recognize limited liability companies as partnerships and tax these entities as C corporations. As Titan is a C corporation, the taxes associated with Titan have been included since the companies came under common control.

   Effective November 17, 1998, the Company terminated its limited liability company status and became a taxable entity. Concurrent with this election, the Company began providing for income taxes based on Statements of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. In accordance with SFAS No. 109, the Company recognized deferred tax expense for those deferred tax liabilities and asset with expected future tax consequences (Note 11) upon the change in taxable status. Pro forma provision for income taxes included on the consolidated statements of operations have been computed as if the Company was a taxable entity for the period from September 19, 1997 to December 31, 1997 and for the year ended December 31, 1998.

   FAIR VALUE OF FINANCIAL INSTRUMENTS

   The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the immediate or short-term maturity of these financial instruments. In the opinion of management, total long-term debt recorded in the accompanying balance sheets approximates fair value based on the borrowing rates currently available to the Company for loans with similar terms and average maturities.

   FOREIGN CURRENCY TRANSLATION

   The assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars using current exchange rates in effect at the balance sheet date and revenues and expenses are translated at average monthly exchange rates. The resulting adjustments are recorded as a separate component of accumulated comprehensive income, net of related income taxes in shareholders' equity.

   COMPREHENSIVE INCOME

   In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners, in a financial statement for the period in which they are recognized. Other comprehensive loss includes only foreign currency translation adjustments. The calculation of comprehensive income is as follows:

                                                      PREDECESSOR                         COMPANY
                                          ----------------------------------   ----------------------------------
                                            FOR THE      FOR THE PERIOD FROM   FOR THE PERIOD FROM      FOR THE
                                           YEAR ENDED      JANUARY 1,1997      SEPTEMBER 19, 1997     YEAR ENDED
                                          DECEMBER 31,    TO SEPTEMBER 18,       TO DECEMBER 31,     DECEMBER 31,
                                              1996              1997                  1997               1998
                                          ------------   -------------------   -------------------   ------------
Net income                                  $ 406,000         $ 527,000              $ 620,000        $ 1,297,000
Other comprehensive loss                            0                 0                      0            (42,000)
                                            ---------         ---------              ---------        -----------
      Comprehensive income                  $ 406,000         $ 527,000              $ 620,000        $ 1,255,000
                                            =========         =========              =========        ===========

   PRO FORMA EARNINGS PER SHARE


   Pro forma basic earnings per share is calculated by dividing pro forma net income available to common shareholders by the pro forma weighted average number of common shares outstanding for the year presented. Pro forma weighted average shares outstanding was computed assuming the shares issued to the former Aero members' in the ITS Acquisition and Reorganization were outstanding since January 1, 1998 and the shares issued to the ITS shareholders' were outstanding since November 17, 1998, the date of the ITS Acquisition by Aero. Pro forma diluted earnings per share reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. At December 31, 1998, there were 3,000,000 Series B Warrants and 6,250,000 Series A increasing warrants (the "Series A Increasing Warrants") issued and outstanding at antidilutive prices. Furthermore, there were approximately 5,333,000 potential dilutive shares associated with the conversion of the Junior Notes which were deemed antidilutive for earnings per share purposes.

   RECLASSIFICATIONS

   Certain amounts in the financial statements and notes have been reclassified to conform with the current year presentation.

 4. PROPERTY, PLANT, AND EQUIPMENT

    At December 31, 1997 and 1998, property, plant, and equipment of the Company consisted of the following:

                                                    COMPANY
                                         -----------------------------
                                            1997              1998
                                         ---------         -----------
       Land                              $  92,000         $ 1,342,000
       Buildings                           214,000           9,255,000
       Furniture and fixtures               35,000             261,000
       Machinery and equipment             175,000          14,386,000
       Construction in progress            190,000             556,000
                                         ---------         -----------
                                           706,000          25,800,000
       Less accumulated depreciation        15,000             770,000
                                         ---------         -----------
                                         $ 691,000         $25,030,000
                                         =========         ===========

    Depreciation expense (included in cost of sales and selling, general, and administrative expenses) was approximately $339,000 for the year ended December 31, 1996, $293,000 for the period from January 1, 1997 to September 18, 1997, $15,000 for the period from September 19, 1997 to December 31, 1997, and $674,000 for the year ended December 31, 1998.

    The Company leases equipment and certain facilities under noncancelable operating lease agreements which expire in various years through October 2003. Rental expenses under these leases amounted to approximately $340,000 for the year ended December 31, 1998.

    Future minimum rental commitments under all noncancelable operating lease agreements, excluding lease agreements that expire within one year, are as follows as of December 31, 1998:

                     1999                   $  666,000
                     2000                      366,000
                     2001                      166,000
                     2002                       63,000
                     2003                       24,000
                                            ----------
                                            $1,285,000
                                            ==========

 5. GOODWILL

    The Aero Reorganization and the ITS Acquisition and Reorganization resulted in goodwill of approximately $14,122,000. Goodwill is being amortized on a straight-line basis over 40 years. Amortization of goodwill (included in selling, general, and administrative expense) was approximately $126,000 for the year ended December 31, 1998. The Company periodically evaluates the realizability of goodwill based on expectations of nondiscounted cash flows and operating income for each subsidiary having a material goodwill balance. In the opinion of management, no impairment of goodwill exists at December 31, 1998.

 6. ACCRUED LIABILITIES

    Accrued liabilities of the Company at December 31, 1997 and 1998 consisted of the following:

                                                    COMPANY
                                         -----------------------------
                                            1997              1998
                                       -----------         -----------
       Accrued insurance               $         0         $ 1,333,000
       Accrued interest                     89,000             803,000
       Accrued salaries and wages          110,000           1,115,000
       Accrued commissions                 397,000             841,000
       Accrued acquisition cost                  0           1,673,000
       Accrued member tax distribution           0           1,000,000
       Accrued warranty costs              251,000             345,000
       Accrued moving costs                960,000                   0
       Other                             1,802,000           2,947,000
                                       -----------         -----------
                                       $ 3,609,000         $10,057,000
                                       ===========         ===========

 7. LONG-TERM DEBT

    On June 30, 1998, the Company entered into a $40,000,000 loan facility (the "New Facility") with a bank. The New Facility is secured by certain assets of the Company and consists of a revolving credit facility, a capital expenditures loan facility, and a fixed-asset facility. The following describes each of these credit facilities:

         REVOLVING CREDIT FACILITY

         The revolving credit facility allows for the borrowing of funds up to $40,000,000 less the sum of (a) the borrowing base, as defined, (b) amounts due under the capital expenditures loan facility, and (c) amounts due under the fixed asset facility. The principal balance and accrued interest become due on the termination date of the facility, June 20, 2001.

         CAPITAL EXPENDITURES LOAN FACILITY

         The capital expenditures loan facility allows for the borrowing of funds up to 90% of the sum of (i) the appraised liquidation value of eligible equipment and (ii) the appraised value of eligible real estate. The principal is advances shall be reduced monthly based on a seven-year amortization beginning July 1, 1998.

         FIXED-ASSET LOAN FACILITY

         The fixed-asset loan facility allows for the advances of funds up to 80% of the related total actual cost of property, plant, and equipment, as defined. The principal is reduced monthly based on a seven-year amortization beginning July 1, 1998.

    Interest on each of these facilities accrues at a rate per annum selected by the borrower from either the prime rate plus an applicable margin or LIBOR plus an applicable margin. The applicable margin is determined based on the Company's earnings before interest, taxes, amortization or accretion, and depreciation.

    The New Facility contains certain restrictive covenants, including financial covenants. The most restrictive financial covenants include, among other things, minimum interest coverage, as defined; minimum capital, as defined; consecutive quarterly earnings criteria, as defined; limitations on capital expenditures; and limitations on the ability of the Company to incur additional liens, debt, or distributions to members.

    At December 31, 1998, the weighted average interest rate on borrowings under the New Facility was 6.64% and approximately $3,390,000 was committed under letters of credit. At December 31, 1998, the Company had available borrowings under the New Facility of approximately $19,150,000.

    Furthermore, in connection with the Aero Reorganization, the Company entered into a $676,000 promissory note with the former shareholders of Titan Industries, Inc. (the "Titan Note"). The Titan Note bears interest at 10% per year, is payable on demand, and is subordinated to the New Facility.

    Additionally, in connection with the ITS Acquisition and Reorganization, the Company entered into the following debt agreements:

         SENIOR NOTES

         The $1,000,000 Senior Notes are unsecured and are transferable. The Senior Notes accrue interest at 10%, which is payable quarterly in arrears. Principal and all accrued and unpaid interest are payable on November 17, 2000. The holders have the right, upon notice, to accelerate the due date. The holders are afforded no voting or dividend rights. Holders are entitled, in the event of a winding-up, to receive payment in preference to holders of common stock, the Debentures, and the Junior Notes.

         SERIES A SUBORDINATED DEBENTURES

         The $15,000,000 Debentures pay interest semiannually at 12% per year and mature in December 2003. The Debentures are unsecured and are subordinate to the New Facility and the Senior Notes. Repayment is at the option of the Company at any time at par plus accrued and unpaid interest to the repayment date. The Debentures were issued with detachable 6,250,000 Series A Increasing Warrants (Note 9).

         The Debentures issued included detachable warrants which have been included as a component of shareholders' equity based on their fair market value of $231,000 and treated as a warrant discount of the associated debt. The discount is being amortized on the straight-line method, which does not materially differ from the effective interest rate method, over the life of the debt.

         SERIES B JUNIOR SUBORDINATED NOTES

         The $4,000,000 Junior Notes bear interest payable semiannually at 7% per year and mature in December 2003. The Junior Notes are unsecured and are subordinate to the Debentures. Repayment is at the option of the Company at any time at par plus accrued interest and unpaid interest to the repayment date, subject to a right of the holder to take repayment in common stock at $0.75 per share.

     In connection with the purchase of the Predecessor, American entered into an $11,700,000 loan agreement (the "Agreement") with a bank. The Agreement was secured by all the assets of Aero and consisted of a revolving credit facility, term loan facility, capital expenditures loan facility, and bridge loan facility. The balances outstanding on the Agreement were paid off in connection with the issuance of the New Facility.

     In connection with the purchase of Titan, American assumed the outstanding balance of a $2,355,000 loan agreement with a bank. The agreement was secured by all the assets of Titan and consisted of a revolving credit facility and a term loan facility. The balances outstanding on the agreement were paid off in connection with the issuance of the New Facility.

     Additionally, in connection with the purchase of the Predecessor, American entered into a $1,613,000 promissory note (the "Weatherford Note") with Weatherford. The Weatherford Note is subordinate to all other indebtedness of the Company. The principal and interest are payable in three annual installments beginning September 18, 2003 and accrue interest at an annual rate of 6.23%.

     At December 31, 1997 and 1998, the Company's long-term debt consisted of the following:

                                                         1997          1998
                                                      ----------    -----------
    Revolving credit facility                         $4,150,000    $18,123,000

    Term loan facility, interest payable at the
    prime rate plus applicable margin                    975,000              0

    Bridge loan, interest payable at the prime
    rate plus applicable margin                          700,000              0


    Revolving credit facility of Titan, interest
    payable at LIBOR plus 2.25%                          986,000              0

                                                           1997         1998
                                                        ----------   -----------
    Term loan facility of Titan, interest payable
    at LIBOR plus 2.25%                                 $1,136,000   $         0
    Series B Junior Subordinated Notes                           0     4,000,000

    Series A Subordinate Debentures, net of
    Series A Increasing Warrants' discount of $227,000           0    14,773,000

    Senior Notes                                                 0     1,000,000

    Titan Note                                                   0       676,000

    Promissory note, payable in monthly installments
    of principal and interest of $12,234, interest
    payable at 10.75%                                            0       489,000

    Promissory note, payable in monthly installments
    of principal and interest of $15,967, interest
    payable at bank's prime rate (8.5% at December 31, 1998)     0     1,875,000

    Industrial Development Revenue Bonds, payable in full
    on July 1, 2013, plus interest payable monthly at an
    adjustable rate (3.5% at December 31, 1998),
    collateralized by certain property and equipment             0     2,000,000

    Weatherford note                                     1,613,000     1,613,000

    Other                                                        0       254,000
                                                         9,560,000    44,803,000
                                                        ----------   -----------
    Less current maturities                                679,000       862,000
                                                        ----------   -----------
                                                        $8,881,000   $43,941,000
                                                        ==========   ===========

    The principal maturities of long-term debt are as follows:


                      1999              $   862,000
                      2000                1,203,000
                      2001               18,300,000
                      2002                  296,000
                      2003               19,618,000
                      Thereafter          4,751,000
                                        -----------
                                        $45,030,000
                                        ===========

 8. COMMITMENTS AND CONTINGENCIES

    Arising in the ordinary course of its activities, the Company is defending or has been threatened with various claims and litigation. In the opinion of management, these proceedings will not have a significant adverse effect on the Company's financial condition, operations, or liquidity. The Company has been indemnified by Weatherford for certain contingencies occurring during the period when the Predecessor was owned by Weatherford.

    The Company has entered into employment agreements with certain executive officers of the Company. These agreements, which are substantially similar, provide for compensation to the officers in the form of annual base salaries and bonuses based on earnings. The employment agreements also provide for severance benefits upon the occurrence of certain events, including a change in control, as defined.

    Approximately 24% of the Company's total labor force is covered by collective bargaining agreements. There are no collective bargaining agreements expiring within one year.

 9. EQUITY

    On November 18, 1998, in connection with the ITS Acquisition and Reorganization, the Company listed shares of its common stock on the AIM (the "Offering"). There were no proceeds from the listing as the shares were issued and listed in connection with the ITS Acquisition and Reorganization. Prior to the Offering, there was no public market for the Company's common stock.

    MEMBERS' EQUITY

    Aero operated as a limited liability company with four members until the ITS Acquisition and Reorganization (Note 2) on November 17, 1998. Prior to this, the ownership rights and obligations were determined under an operating agreement. Among other items, the operating agreement defined the amount of initial capital contributions, allocation of income, and distributions to its members. The members surrendered their membership interest for the Senior Notes, common stock of the Company, and the Junior Notes.

    CLASS B UNITS

    The Class B Units were issued under the Aero operating agreement in exchange for the assets and liabilities of MPMW and MPMS, and have a stated value of $12.50 per unit. The holders have preferences concerning dividends and upon the liquidation, dissolution, or winding up of the Company. The holders of the Class B Units have no voting rights, and are eligible for conversion into common units beginning July 1, 2000. All of the Class B Units were redeemed by the holders in connection with the ITS Acquisition and Reorganization (Note 2).

    PREFERRED STOCK

    The Company's board of directors has the authority to issue up to 5,000,000 shares of preferred stock as well as to fix dividends, voting and conversion rights, redemption provisions, liquidation preference, and other rights and restrictions. As of December 31, 1998, there was no preferred stock issued and outstanding.

    STOCK OPTION PLAN

    The Company instituted the Offshore Tool & Energy Corporation Stock Incentive Plan (the "Stock Incentive Plan") during fiscal 1998 which allows the issuance of grants or awards of incentive stock options, appreciation rights, restricted common stock, performance awards, and dividend equivalent rights to officers, directors who are also employees, key management employees, and persons affiliated with the Company. The Company can issue up to 5,000,000 shares of the Company's common stock. As of December 31, 1998, there were no options granted or issued.

    WARRANTS

    In connection with the ITS Acquisition and Reorganization, the Company issued detachable 6,250,000 Series A Increasing Warrants exercisable at $0.63 in connection with the Debentures. If the Debentures are not repaid 18 months after the reorganization date, the original warrants remaining outstanding on such date will be increased by the factor 1.15 and distributed on a pro rata basis. If the Debentures are not repaid 36 months after issuance, the warrants outstanding on such date will be increased by the factor 1.174 and distributed on a pro rata basis to the holders of the debentures. If the Debentures are not repaid 48 months after issuance, the warrants outstanding on such date will be increased by a the factor 1.148 and distributed on a pro rate basis. If none of the Debentures are repaid in 48 months, a total of approximately 9,687,000 Series A Warrants will be issued. All warrants expire seven years after issuance.

    Furthermore, the Company issued 3,000,000 Series B Warrants in connection with the AIM listing to certain third-party advisors in lieu of payment for services. The Series B Warrants have an exercise price of $1.26 and expire after 5 years of issuance. The Series B Warrants afford the holders no voting or dividend rights and have no rights upon dissolution or winding up of the Company. In accordance with APB No. 14 , the Company has included the warrants as a component of shareholders' equity at the fair value of the services rendered.

10. EMPLOYEE BENEFIT PLAN

    In connection with the Aero Reorganization, the Company established the Aero International, L.L.C. 401(k) Plan (the "Plan"). The Plan covers substantially all nonunion employees. Eligible employees may contribute certain amounts of their annual compensation, as defined by the Plan. The Company has the option to match eligible contributions up to a certain percentage, as defined by the Plan and within the limitations established in the Internal Revenue Code. During 1998, the Company made matching contributions of $187,000.

    In connection with the Aero Reorganization, the Company began making contributions for a certain number of the Company's employees covered by union-sponsored, collectively bargained, multiemployer pension and health and welfare benefit plans. The Company contributed and charged to expense approximately $67,000 during 1998 for these plans.

    These contributions are determined in accordance with the provisions of negotiated labor contracts and are generally based on the number of man-hours worked.

11. INCOME TAXES

    The following summarizes the components of income tax provision for the period from September 18, 1997 to December 31, 1997 and for the year ended December 31, 1998:

                                                          1997        1998
                                                       ---------    ---------
         Current:
           Federal                                     $ (49,000)   $ (90,000)
           State                                          (9,000)     (48,000)
           Foreign                                             0            0
                                                       ---------    ---------
            Total current                                (58,000)    (138,000)
                                                       ---------    ---------
         Deferred:
           Federal                                        24,000      (25,000)
           State                                           5,000       (4,000)
           Foreign                                             0            0
                                                       ---------    ---------
            Total income tax provision                 $ (29,000)   $(167,000)
                                                       =========    =========

    The provision for the period from September 18, 1997 to December 31, 1997 and for the year ended to December 31, 1998 for income taxes differs from the amounts computed by applying federal statutory rates due to the following:

                                                          1997         1998
                                                       ---------    ----------
         Provision computed at the federal
          statutory rate                               $ (25,000)   $ (498,000)
         State income taxes, net of federal
          income tax benefit                              (3,000)      (68,000)
         Income from Aero                                      0       876,000
         Change in valuation allowance                         0      (495,000)
         Amortization of nondeductible goodwill                0       (14,000)
         Earnings in jurisdictions taxed at rates
          different from the statutory U.S. federal rate       0         4,000
         Other, net                                       (1,000)       28,000
                                                       ---------    ----------
            Total income tax provision                 $ (29,000)   $ (167,000)
                                                       =========    ==========

    The tax effect of significant temporary differences representing deferred tax assets and liabilities at December 31, 1997 and December 31, 1998 is as follows:

                                                   1997           1998
                                                ---------    ------------
         Deferred tax assets:
           Reserve for inventory obsolescence   $ 162,000    $    296,000
           Warranty reserve                        14,000         134,000
           Depreciation                             7,000               0
           Reserve for doubtful accounts           11,000         335,000
           Accrued medical benefits                     0         506,000
           Tax carryforwards                            0      12,987,000
           Other                                   17,000         811,000
                                                ---------     -----------
             Total gross deferred tax assets      211,000      15,069,000
                                                ---------     -----------
         Deferred tax liabilities:
           Prepaids currently deductible                0        (170,000)
           Depreciation and amortization                0         (19,000)
           Other                                   (3,000)              0
                                                ---------     -----------
             Total gross deferred tax assets       (3,000)       (189,000)
                                                ---------     -----------
         Valuation allowance                            0     (14,880,000)
                                                ---------     -----------
         Net deferred tax assets                $ 208,000     $         0
                                                =========     ===========

    The Company has certain tax carryforwards available to offset future income taxes, subject to certain restrictions and limitations, consisting of net operating losses that expire from 2002 to 2018, foreign tax credits that expire from 2000 to 2001, percentage of depletion credits, and alternative minimum tax credits that have no expiration dates.

    The Company maintained a valuation reserve related to its carryforwards due to the uncertainty of the timing of future regular taxable income to utilize such carryforwards and deferred tax assets.

12. RELATED-PARTY TRANSACTIONS

    PREDECESSOR TRANSACTIONS

    Weatherford provided services to and incurred costs for the benefit of the Predecessor. Certain services that include, but are not limited to, property and casualty insurance coverage under the Weatherford insurance program; administrative services; management information services; employee benefits administration; environmental consultation and administration; central purchasing; legal, tax, accounting and reporting services; and treasury management have been allocated to the Predecessor.

    The allocations of the costs and expenses for the services described above were based on methods that the Predecessor's management believes are reasonable. The actual costs incurred by the Company in the future to replace the services provided and the costs paid by Weatherford may differ from allocated amounts due to differences in scale, organizational structure, management structure, and other factors.

    Net sales by the Predecessor to related parties and allocated costs from related parties to the Predecessor are as follows:

                                                             JANUARY 1, 1997
                                              DECEMBER 31,   TO SEPTEMBER 18,
                                                  1996             1997
                                              ------------   ----------------
         Net sales to related parties          $ 889,000        $ 304,000
                                               ---------        ---------
         Allocated costs from Weatherford:
           Cost of sales                       $ 651,000        $  39,000
                                               ---------        ---------
           Selling, general, and
              administrative expenses          $ 516,000        $ 370,000
                                               =========        =========

    Net sales to related parties are comprised primarily of crane sales and crane rental revenues by the Predecessor. Crane sales and rental rates are at a level the Predecessor's management deems to be market rates.

    For all years presented, the Predecessor has participated in Weatherford's cash management program, under which the Predecessor's cash needs were funded by Weatherford and the Predecessor's excess cash was transferred to Weatherford. Such funding and transfers are included in advances from Weatherford, net, in divisional equity in the accompanying statements of divisional equity.

    COMPANY TRANSACTIONS

    Prior to May 31, 1998, IPC, a former equity holder of Aero, provided certain management services for the benefit of the Company. For these services, IPC charged a management fee based on 1.5% of sales. For the period from September 19, 1997 to December 31, 1997 and for the year ended December 31, 1998, IPC charged the Company approximately $141,000 and $240,000, respectively. Also, IPC provided other services including, but not limited to, insurance, medical coverage, and benefits administration for which IPC is reimbursed. During the period from September 19, 1997 to December 31, 1997 and for the year ended December 31, 1998, the Company incurred approximately $486,000 and $336,000, respectively, in expenses relating to these services and at December 31, 1997 had approximately $279,000, payable to IPC.

    Furthermore, the Company has accrued membership interest payable to IPC and IPC Investment, Inc. related to the Class B Units issued at the Aero Reorganization and subsequently exchanged for common stock of the Company at the ITS Acquisition and Reorganization of approximately $279,000 at December 31, 1998. The Company also entered into a bill of sale with IP Capital for certain property. The Company paid approximately $900,000 for this property during the year.

    The Company has a receivable from IPC for approximately $113,000 at December 31, 1998 related to certain fees paid by the Company on behalf of IPC at the Aero Reorganization.

    MPMS provided certain services related to the construction and service of Aero's products. During the period from September 19, 1997 to December 31, 1997, Aero incurred

1998
    approximately $151,000 in expenses relating to these services. From January 1, 1998 to May 31, 1998 (date of MPMS acquisition), Aero incurred approximately $96,000 in expenses related to these services.

    IP Capital Corporation, a company owned by the shareholders of IPC, charged the Company an investment advisory fee of $175,000. The fee was paid for services rendered in connection with the negotiations of the sale of the Predecessor to the Company and the Titan acquisition. The fees were included in the transaction costs associated with the purchases of the Predecessor and Titan and in the opinion of management fairly represent the value of services provided.

    The Company has a payable to the former members of Aero of $1,000,000 at December 31, 1998 for the members' portion of the income withdrawal from Aero from January 1, 1998 to November 17, 1998.

    The Company had sales during the period from June 1, 1998 to December 1, 1998 of approximately $354,000 to American Mulcher Parts, LLC, an entity controlled by two shareholders of the Company. At December 31, 1998, the Company had a receivable of $354,000 related to these sales.

    Weatherford provided certain services for the Company, including the use of office space and a manufacturing facility located in Houston, Texas. The Company reimbursed Weatherford for these services. The Company incurred approximately $602,000 in expenses relating to these services and at December 31, 1997 had approximately $174,000 payable to Weatherford. The Company also provided services to Weatherford. During the period from September 19, 1997 to December 31, 1997, the Company had sales of approximately $221,000 and at December 31, 1997 had receivables of approximately $281,000 due from Weatherford. Included in the receivables is approximately $60,000 relating to expenses reimbursable from Weatherford.

13. SIGNIFICANT CUSTOMERS

    For the year ended December 31, 1996, one customer accounted for 11% of net sales of the Predecessor, and for the period from September 19, 1997 to December 31, 1997, one customer accounted for 11% of net sales of the Company. For the period from January 1, 1997 to September 18, 1997 and for the year ended December 31, 1998, there were no customers which accounted for more than 10% of total revenues.

14. SEGMENT REPORTING

    During fiscal 1998, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for reporting information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports issued to stockholders.

    Prior to May 31, 1998, the Company had only one reportable segment: the Crane Division. Subsequent to the Aero Reorganization and ITS Acquisition and Reorganization, the

Company had four reportable segments: the Crane Division, the Marine Equipment Division, the Engineered Systems Division, and the Drilling Services Division. The Crane Division engineers, manufacturers, rebuilds, and provides replacement parts for cranes for marine applications. The Marine Equipment Division manufacturers component and replacement parts used in the offshore oil and gas, dredging, marine, and mining industries. The Engineered Systems Division manufacturers and markets enhanced oil recovery equipment, oil and gas production equipment, oil field and industrial water treatment equipment, and provides custom fabrication services. The Drilling Service Division provides products which assist in the prevention of pollution and environmental damage.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Total revenues represent sales to unaffiliated customers. All intercompany transactions have been eliminated. The Company evaluates a segment's performance based on earnings before income taxes, depreciation, and amortization ("EBITDA"). EBITDA is considered a key financial measurement in the industries that the Company operates.

The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. Most of the businesses were acquired as a unit, and the management at the time of the acquisition was retained.

                                                  Marine     Engineered Drilling
                                     Crane       Equipment     Systems  Services
                                   Division      Division     Division  Division    Corporate       Total
                                 -----------   -----------   ---------  --------    ---------     ----------
1998:
  Net sales to customers         $36,368,000   $14,997,000   $ 937,000   $590,000  $         0    $52,892,000
  EBITDA                           3,499,000     2,357,000    (113,000)    98,000   (1,623,000)     4,218,000
  Interest expense                   882,000       787,000      23,000      4,000      248,000      1,944,000
  Depreciation and
    amortization expense             240,000       408,000      57,000     69,000       74,000        848,000
  Other income (expense)              26,000       (26,000)     38,000          0            0         38,000
  Income (expense) before
    provision for income
    taxes                          2,403,000     1,136,000    (155,000)    25,000   (1,945,000)     1,464,000
  Capital expenditures, net
    of disposal                    4,591,000       897,000     (22,000)    19,000        6,000      5,491,000


        Geographic financial information for the period from September 19, 1997 to December 31, 1997 and for the year ended December 31, 1998 are as follows:

                                                                  FOR THE
                                         FOR THE PERIOD FROM     YEAR ENDED
                                          SEPTEMBER 19, 1997     DECEMBER 31,
                                         TO DECEMBER 31, 1997       1998
                                         --------------------    ------------

           Revenues:
             United States                   $  9,886,000        $ 46,630,000
             United Kingdom                             0             310,000
             Asia                                 733,000           2,766,000
             Africa                               401,000           2,554,000
             Other                                      0             632,000
                                             ------------        ------------
                                             $ 11,020,000        $ 52,892,000
                                             ============        ============

          Long-lived assets:
             United States                   $    792,000        $ 35,944,000
             United Kingdom                             0           3,375,000
             Asia                                       0             210,000
             Africa                                     0             491,000
                                             ------------        ------------
                                             $    792,000        $ 40,020,000
                                             ============        ============


        Revenues are attributed to the respective countries based on the location of the services provided and the location of customers for manufactured goods.

15.     SUPPLEMENTAL CASH FLOW INFORMATION

                                                     PREDECESSOR                              COMPANY
                                        ---------------------------------------  ------------------------------------
                                             FOR THE      FOR THE PERIOD FROM     FOR THE PERIOD FROM      FOR THE
                                           YEAR ENDED       JANUARY 1, 1997       SEPTEMBER 19, 1997     YEAR ENDED
                                             DECEMBER 31    TO SEPTEMBER 18,        TO DECEMBER 31,      DECEMBER 31,
                                                1996              1997                    1997               1998
                                        ----------------  --------------------    -------------------   -------------
        Income taxes paid                    $ 218,000          $     0               $         0        $    298,000
        Interest paid                            1,000            3,000                   109,000           1,230,000
        Common stock issued in
          connection with
          businesses acquired                        0                0                         0          50,000,000
        Liabilities assumed in
          connection with
          business acquired                          0                0                 3,798,000          22,387,000
        Debentures issued in
          exchange for Class B Units                 0                0                         0           5,500,000
        Distribution paid through
          issuance of Senior and
          Junior Notes                               0                0                         0           5,000,000


16.     SUBSEQUENT EVENT

        On March 9, 1999, the Company issued 2,750,000 stock options to certain employees and third-party investors under the Stock Incentive Plan. The options were issued at fair market value at date of grant and fully vest three years from date of grant. The options expire six years from the date of grant.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Offshore Tool & Energy Corporation:

We have audited in accordance with generally accepted auditing standards, the consolidated financial statements included in OFFSHORE TOOL & ENERGY CORPORATION'S 1998 annual report to stockholders and this Form 10, and have issued our report thereon dated March 19, 1999. Our audit was made for the purpose of forming an opinion on those financial statements taken as a whole. The schedule listed in Item 13 of this Form 10 is the responsibility of the Company's management, is presented for purposes of complying with the Securities and Exchange Commission's rules, and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


ARTHUR ANDERSEN


Atlanta, Georgia
March 19, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To ITS plc:

We have audited the accompanying combined balance sheets of ITS Investments, Inc. (a Texas corporation), and ITS Holdings Limited (an England corporation) and their respective subsidiaries (collectively, the ITS Subgroup) as of March 31, 1997 and 1998 and the related combined statements of income, shareholder's equity and cash flows for the three years in the period ended March 31, 1998. These financial statements are the responsibility of the ITS Subgroup's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the ITS Subgroup as of March 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1998 in conformity with generally accepted accounting principles.



Houston, Texas
May 29, 1998

                                THE ITS SUBGROUP


                            COMBINED BALANCE SHEETS

                            MARCH 31, 1997 AND 1998



                                     ASSETS

                                                                                                  1997           1998
                                                                                              -----------    -----------
CURRENT ASSETS:
 Cash and temporary cash investments                                                          $ 5,432,000    $ 3,662,000
 Short-term investments                                                                           650,000        650,000
 Accounts receivable, net of allowance for doubtful accounts of $409,000 and $365,000 at
  March 31, 1997 and 1998, respectively                                                        12,107,000      7,018,000

 Inventory                                                                                      4,049,000      2,534,000
 Prepaid expenses and other                                                                     1,024,000        538,000
                                                                                              -----------    -----------
      Total current assets                                                                     23,262,000     14,402,000

PROPERTY, PLANT, AND EQUIPMENT, at cost:
 Land and buildings                                                                               332,000      1,968,000
 Equipment                                                                                      4,461,000      6,144,000
 Less accumulated depreciation and amortization                                                (1,323,000)    (1,634,000)
                                                                                              -----------    -----------
                                                                                                3,470,000      6,478,000

NOTE RECEIVABLE                                                                                 1,500,000      1,500,000

OTHER ASSETS, net                                                                              10,677,000      7,052,000
                                                                                              -----------    -----------
      Total assets                                                                            $38,909,000    $29,432,000
                                                                                              ===========    ===========

                      LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
 Current maturities of long-term debt                                                         $ 2,129,000    $ 1,055,000
 Accounts payable                                                                               5,544,000      2,176,000
 Accrued expenses                                                                               7,112,000      3,313,000
 Debenture due affiliate                                                                        2,500,000      2,200,000
 Short-term borrowings                                                                            407,000        502,000
      Total current liabilities                                                                17,692,000      9,246,000
LONG-TERM DEBT, less current maturities                                                           588,000      2,466,000

COMMITMENTS AND CONTINGENCIES

SHAREHOLDER'S EQUITY:
 Common stock                                                                                   4,048,000      5,298,000
 Additional paid-in capital                                                                    17,002,000     17,002,000
 Accumulated deficit                                                                             (379,000)    (4,579,000)
 Cumulative translation adjustment                                                                (42,000)        (1,000)
      Total shareholder's equity                                                               20,629,000     17,720,000
                                                                                              -----------    -----------
      Total liabilities and shareholder's equity                                              $38,909,000    $29,432,000
                                                                                              ===========    ===========

      The accompanying notes are an integral part of these balance sheets.

                                THE ITS SUBGROUP


                         COMBINED STATEMENTS OF INCOME

               FOR THE YEARS ENDED MARCH 31, 1996, 1997, AND 1998



                                                                        1996                 1997                 1998
                                                                    -----------          -----------          -----------
OPERATING REVENUES                                                  $12,820,000          $20,766,000          $28,957,000

OPERATING EXPENSES:
 Cost of sales                                                        9,181,000           15,305,000           21,369,000
 General and administrative                                           3,363,000            4,901,000            5,620,000
 Management fees, affiliate                                             166,000              181,000              174,000
 Depreciation and amortization                                          543,000              855,000            1,214,000
                                                                    -----------          -----------          -----------
       Total operating expenses                                      13,253,000           21,242,000           28,377,000
                                                                    -----------          -----------          -----------
INCOME (LOSS) FROM OPERATIONS                                          (433,000)            (476,000)             580,000
                                                                    -----------          -----------          -----------
OTHER INCOME (EXPENSE):
 Interest and other income                                              832,000              272,000              250,000
 Interest and other expense                                             (16,000)            (118,000)            (422,000)
 Interest paid to affiliates                                           (545,000)            (276,000)            (193,000)
 Gain from sale of assets                                                93,000                    0                    0
 Earnings from investments in affiliated companies                            0                    0               86,000
                                                                    -----------          -----------          -----------
                                                                        364,000             (122,000)            (279,000)
                                                                    -----------          -----------          -----------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME
 TAXES AND DISCONTINUED OPERATIONS                                      (69,000)            (598,000)             301,000

INCOME TAX EXPENSE                                                            0                    0                    0
                                                                    -----------          -----------          -----------
NET INCOME (LOSS) FROM CONTINUING OPERATIONS                            (69,000)            (598,000)             301,000

DISCONTINUED OPERATIONS:
 Loss from operations of discontinued environmental
  services operations                                                   (92,000)            (656,000)            (676,000)
 Loss from operations of discontinued oil field supply
  operations (net of foreign income tax expense of $99,000
  for the year ended March 31, 1998)                                 (1,661,000)            (408,000)            (171,000)
 Loss from disposition of assets of discontinued
  environmental services operations                                           0                    0              (44,000)
 Loss from disposition of assets of discontinued oil field
  supply operations                                                           0                    0           (3,610,000)
 Income from discontinued operations of oil field services
  operations                                                          1,428,000                    0                    0
                                                                    -----------          -----------          -----------
NET LOSS                                                            $  (394,000)         $(1,662,000)         $(4,200,000)
                                                                    ===========          ===========          ===========

   The accompanying notes are an integral part of these combined financial statements.

                                THE ITS SUBGROUP


                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY


               FOR THE YEARS ENDED MARCH 31, 1996, 1997, AND 1998

                                                                        ADDITIONAL     CUMULATIVE                        TOTAL
                                                                          PAID-IN     TRANSLATION     ACCUMULATED    SHAREHOLDER'S
                                            SHARES         AMOUNT         CAPITAL      ADJUSTMENT       DEFICIT          EQUITY
                                          ----------    ------------    -----------   -----------    ------------    -------------
BALANCE, MARCH 31, 1995                    6,971,000    $  2,047,000    $14,503,000      $      0    $(22,548,000)     $(5,998,000)

 Issuance of shares                       24,000,000      24,000,000              0             0               0       24,000,000
 Net loss                                          0               0              0             0        (394,000)        (394,000)
                                          ----------    ------------    -----------   -----------    ------------    -------------
BALANCE, MARCH 31, 1996                   30,971,000      26,047,000     14,503,000             0     (22,942,000)      17,608,000

 Redemption of shares                    (24,225,000)    (24,225,000)             0             0      24,225,000                0
 Issuance of shares                        2,235,000       2,226,000      2,499,000             0               0        4,725,000
 Currency exchange difference                      0               0              0       (42,000)              0          (42,000)
 Net loss                                          0               0              0             0      (1,662,000)      (1,662,000)
                                          ----------    ------------    -----------   -----------    ------------    -------------
BALANCE, MARCH 31, 1997                    8,981,000       4,048,000     17,002,000       (42,000)       (379,000)      20,629,000

 Issuance of shares                        1,250,000       1,250,000              0             0               0        1,250,000
 Currency exchange difference                      0               0              0        41,000               0           41,000
 Net loss                                          0               0              0             0      (4,200,000)      (4,200,000)
                                          ----------    ------------    -----------   -----------    ------------    -------------
BALANCE, MARCH 31, 1998                   10,231,000    $  5,298,000    $17,002,000      $ (1,000)   $ (4,579,000)     $17,720,000
                                          ==========    ============    ===========   ===========    ============    =============

        The accompanying notes are an integral part of these statements.

                                THE ITS SUBGROUP


                       COMBINED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997, AND 1998

                                                                                  1996            1997            1998
                                                                              ------------    ------------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                                     $   (394,000)   $ (1,662,000)   $(4,200,000)
 Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization                                                 543,000         855,000      1,214,000
     Gain on sale of assets, net                                                   (93,000)              0              0
     Foreign currency translation                                                        0         (42,000)        41,000
     Loss on disposition of supply division                                              0               0      3,610,000
     Loss on disposition of environmental division                                       0               0         44,000
 Changes in operating accounts:
   Accounts receivable, net                                                     (5,569,000)     (2,470,000)     3,932,000
   Inventory                                                                      (425,000)     (1,622,000)    (1,090,000)
   Prepaid expenses and other                                                       18,000        (831,000)       353,000
   Other assets, net                                                               355,000         511,000         31,000
   Accounts payable                                                                813,000        (594,000)    (3,323,000)
   Accrued expenses                                                             (2,110,000)      1,842,000     (2,768,000)
                                                                              ------------    ------------    -----------
       Net cash used in operating activities                                    (6,862,000)     (4,013,000)    (2,156,000)
                                                                              ------------    ------------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sale of short-term investments                                            0       1,011,000              0
 Proceeds from sale of property, plant and equipment                               454,000               0        129,000
 Purchase of property, plant and equipment                                      (1,029,000)     (2,074,000)    (4,850,000)
 Purchase of intangible assets                                                           0               0       (518,000)
 Acquisition of company, net of cash acquired                                   (1,247,000)       (286,000)             0
 Deferred consideration on prior-year acquisition                               (8,525,000)              0              0
 Prior-year acquisition price adjustment                                          (100,000)              0              0
 Net cash received from sale of supply division                                          0               0      2,436,000
                                                                              ------------    ------------    -----------
 Net cash received from sale of environmental division                                   0               0      1,340,000
                                                                              ------------    ------------    -----------
       Net cash used in investing activities                                   (10,447,000)     (1,349,000)    (1,463,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term debt                                          (13,060,000)     (1,194,000)    (2,619,000)
 Borrowings of long-term debt                                                            0         947,000      4,736,000
 Proceeds from revolving loan                                                    2,050,000       1,518,000              0
 Payments on revolving loan                                                     (4,000,000)              0     (1,518,000)
 Issuance of additional shares of common stock                                  24,000,000       4,725,000      1,250,000
 Redemption of share capital                                                             0     (24,225,000)             0
 Conversion of reserves                                                                  0      24,225,000              0
                                                                              ------------    ------------    -----------
       Net cash provided by financing activities                                 8,990,000       5,996,000      1,849,000
                                                                              ------------    ------------    -----------
NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS                  (8,319,000)        634,000     (1,770,000)

CASH AND TEMPORARY CASH INVESTMENTS, beginning of year                          13,117,000       4,798,000      5,432,000
                                                                              ------------    ------------    -----------
CASH AND TEMPORARY CASH INVESTMENTS, end of year                              $  4,798,000    $  5,432,000    $ 3,662,000
                                                                              ============    ============    ===========


        The accompanying notes are an integral part of these statements.

                                THE ITS SUBGROUP



                     NOTES TO COMBINED FINANCIAL STATEMENTS


                         MARCH 31, 1996, 1997, AND 1998

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES

   PRINCIPLES OF COMBINATION

   The combined financial statements include the accounts of ITS Investments, Inc. ("Investments"), and ITS Holdings Limited, both wholly owned subsidiaries of International Tool & Supply Company plc ("ITS plc"), and their wholly owned subsidiaries (collectively referred to as the "ITS Subgroup"). All material intercompany balances and transactions have been eliminated in combination.

   BUSINESS

   The ITS Subgroup provides services and supplies primarily to international oil and gas companies. The ITS Subgroup was structured into four separate divisions: the supply division provides procurement and logistical services to the energy industry; the engineering division offers engineering, design and fabrication services to the oil and gas industry and provides manufacturing, installation and servicing of industrial water treatment systems; the environmental division supplies products, equipment and services designed for the containment and cleanup of oil spills; and the drilling services division leases and sells oil field drilling equipment as well as provides environmental management systems and services. The environmental division was sold in September 1997 and the supply division was sold in January 1998. The results for these divisions which were sold are reflected in discontinued operations for the years ended March 31, 1996, 1997, and 1998.

   REVENUE RECOGNITION

   The ITS Subgroup's revenues are derived from the engineering division and drilling services division. Revenues from engineering contracts are recognized when the services are performed and billable under the terms of the applicable contract. The balances billed but not paid by customers pursuant to retainage provisions in installation contracts will be due upon completion of the contracts and acceptance by the customer. Based on the ITS Subgroup's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

   Revenues from drilling services consisted of rental income and sales revenues. Rental income is recognized based on rental contracts, and sales revenues are recorded at the time of shipment of products.

   COST OF SERVICES

   Cost of services represents direct labor and associated costs, materials, supervisory personnel and equipment and depreciation.

   WARRANTY COSTS

   For certain contracts, the ITS Subgroup warrants project life up to a year after installation. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

   USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (a) the reported amounts of assets and liabilities, (b) disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published and (c) the reported amounts of revenues and expenses recognized during the periods presented. The ITS Subgroup reviews all significant estimates affecting their combined financial statements on a recurring basis and records the effect of any necessary adjustments prior to their publication. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements.

   CASH AND TEMPORARY CASH INVESTMENTS

   The ITS Subgroup considers all highly liquid debt instruments purchased with a maturity of three months or less to be temporary cash investments.

   SHORT-TERM INVESTMENTS

   The ITS Subgroup's short-term investments of $650,000 at March 31, 1997 and 1998 represent certificates of deposit which are used as collateral for letters of credit issued to the ITS Subgroup's workers' compensation insurance providers and are stated at cost, which approximates market.

   INVENTORY VALUATION

   Investments values its inventory using the moving average method while ITS Holdings Limited and their subsidiaries value their inventory using the first-in, first-out method. Both are reported at the lower of cost or market.

   WORK IN PROCESS

   Revenues and costs applicable to steam generator production are recognized as the units are produced. Work in process is included as a component of accounts receivable. The ITS Subgroup had $478,000 and $1,066,000 work in process in accounts receivable at March 31, 1997 and 1998, respectively.

   CONCENTRATIONS OF CREDIT RISK

   Financial instruments which potentially subject the ITS Subgroup to concentrations of credit risk consist principally of temporary cash investments, short-term investments and trade receivables. The ITS Subgroup restricts investment of temporary cash investments and short-term investments to financial institutions with high credit ratings.

   The ITS Subgroup's revenues are derived principally from uncollateralized sales to customers in the oil and gas industry. This industry concentration has the potential to impact the ITS Subgroup's exposure to credit risk, either positively or negatively, because the customers may be similarly affected by changes in economic or other conditions. Management of the ITS Subgroup believes that consolidated accounts receivable are well diversified, thereby reducing potential credit risk to the ITS Subgroup and that allowances for doubtful accounts are adequate.

   PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment is carried at cost. Depreciation of assets is computed primarily using the straight-line method with three- to 30-year lives for leasehold improvements, buildings and improvements, and machinery and equipment. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

   NOTE RECEIVABLE

   The ITS Subgroup acquired its note receivable through the disposal of certain operating assets as discussed in Note 2. The note bears interest at 8 percent and matures in November 1999.

   OTHER ASSETS

   As of March 31, 1998, other assets consist primarily of goodwill, investments in joint ventures in China and Russia and other intangible assets. Goodwill represents the excess of the aggregate price paid by the ITS Subgroup in acquisitions of businesses accounted for as purchases over the fair market value of the net tangible assets acquired. Goodwill is amortized using the straight-line method over a period of 15 years. The ITS Subgroup presents other assets net of accumulated amortization and accounts for the investment in the joint ventures using the cost method of accounting for the Russian joint venture and the equity method of accounting for the Chinese joint venture. Amortization expense related to other assets other than goodwill is computed using the straight-line method over estimated lives of five to 10 years.

   The ITS Subgroup owns a 34 percent interest in a joint venture based in China under the name Shanghai ITS Oil Producing & Steam Generator Engineering Company, Ltd. The ITS Subgroup's investment in the joint venture is accounted for using the equity method. The investment balance was at $338,000 and $418,000 as of March 31, 1997 and 1998, respectively. Income from this investment totaled $86,000 for the year ended March 31,

   1998, and none for the years ended March 31, 1997 and 1996. Sales to this Chinese joint venture totaled $1.1 million, $4.4 million and $7.9 million for the years ended March 31, 1996, 1997, and 1998, respectively.

   The ITS Subgroup owns a 50 percent interest in a joint venture based in Russia under the name A/O Steampal ITS. The ITS Subgroup's investment in the joint venture is accounted for using the cost method, and is not material.

   SALES TO SIGNIFICANT CUSTOMERS

   For the two years ended March 31, 1998, sales to the joint venture represent a significant portion of the ITS Subgroup's revenues. Additionally, during the year ended March 31, 1998, sales to two of the ITS Subgroup's largest customers accounted for approximately 20 percent and 10 percent of the ITS Subgroup's total operating revenues. No other customers individually accounted for more than 10 percent of revenues in 1998. During the year ended March 31, 1997, no other customers individually accounted for more than 10 percent of the revenues. During the year ended March 31, 1996, no customers individually accounted for more than 10 percent of the revenues in 1996.

   INCOME TAXES

   The ITS Subgroup follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No.
   109. Under this method, deferred income taxes are recorded based upon the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled.

   FOREIGN CURRENCY TRANSLATION

   The ITS Subgroup's UK offices and their foreign local offices in Singapore and Nigeria maintain their books and records in local currencies. Assets and liabilities of these operations are translated into U.S. dollars at the exchange rate in effect at the end of each accounting period, and income statement accounts are translated at the average exchange rate prevailing during the period. Gains and losses resulting from such translation are reported as a separate component of shareholder's equity. Gains and losses from transactions in foreign currencies are reported in other income and are not significant.

   SHARE REPURCHASE SCHEME

   Investments is obligated under a 1992 agreement with shareholders to pay $4 per share consideration in exchange for the surrender of their shares of ITS Investments, Inc., common stock. As of March 31, 1998, the ITS Subgroup maintained a cash balance of $82,000 in a separate bank account to fund the purchase of shares, which have not been surrendered.

   FAIR VALUE OF FINANCIAL INSTRUMENTS

   SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," and SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. Management believes that the carrying value of the ITS Subgroup's financial instruments approximates fair value.

   NEW ACCOUNTING PRONOUNCEMENTS

   SFAS No. 130, "Reporting Comprehensive Income," was issued in 1997 and requires the presentation of comprehensive income in an entity's financial statements for fiscal years beginning after December 15, 1997. Comprehensive income represents all changes in equity of an entity during the reporting period, including net income and charges directly to equity that are excluded from net income. The components of comprehensive income are presented within the combined statements of shareholder's equity. The adoption of SFAS No. 130 had no material effect on the ITS Subgroup's reported combined financial position or combined results of operations.

   SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," was issued in June 1997. SFAS No. 131 provides revised disclosure guidelines for segments of an enterprise based on a management approach to defining operating segments and requires compliance for fiscal years beginning after December 15, 1997. The ITS Subgroup has adopted the reporting disclosures as required by SFAS No. 131 (see Note 13).

   In 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." This SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The effect of initial application of this SOP should be reported as the cumulative effect of a change in accounting principle, as described in Accounting Principles Board (APB) Opinion No. 20, "Accounting Changes." The ITS Subgroup does not believe that the adoption of SOP 98-5 will have a material impact on the combined financial statements.

2. ACQUISITIONS AND DISPOSALS

   Effective December 1, 1994, the ITS Subgroup acquired ITS (US) Holdings Inc., formerly known as International Tool & Supply Company, Inc. (ITS (US) Holdings), a Delaware corporation, through the purchase of all issued and outstanding shares of ITS (US) Holdings. In consideration for the 1,000 shares of ITS (US) Holdings issued and outstanding, the ITS Subgroup paid $7,535,000, including $5,750,000 cash and 20,000,000 ITS plc ordinary shares with a market value of $1,785,000. During the year ended March 31, 1996, the ITS Subgroup made a $100,000 payment in consideration for cancellation of a contingent earn-out relating to a Russian supply contract.

   The acquisition of ITS (US) Holdings has been accounted for as a purchase, and the results of operations for ITS from December 1, 1994, and thereafter have been included in the ITS

   Subgroup's combined statements of income. Goodwill of $7,460,000 representing the excess of the purchase price over the carrying value of the net assets was generated through the ITS (US) Holdings acquisition.

   Effective June 12, 1996, the ITS Subgroup acquired the operations of both H-O-H Systems, Inc., and H-O-H Services, Inc. (collectively, H-O-H), for a purchase price of $250,000 and assumed debt of approximately $812,000. This transaction was accomplished through the acquisition of certain assets and assumption of certain liabilities of these entities. H-O-H Systems, Inc., provides design and fabrication of industrial water treatment equipment, as well as the fabrication of steam generation equipment. H-O-H Services, Inc., installs and services industrial water treatment equipment sold by H-O-H Systems, Inc., as well as other equipment manufacturers.

   The acquisition of H-O-H has been accounted for as a purchase, and the results of these operations from June 13, 1996, and thereafter have been included in the ITS Subgroup's combined statements of income. Goodwill of $2,002,000 through March 31, 1997, representing the excess of the purchase price over the carrying value of the net assets was generated through the H-O-H acquisition. In connection with the H-O-H acquisition discussed above, liabilities were assumed as follows:

    Fair value of assets acquired, net of cash acquired       $ 1,631,000
    Goodwill                                                    2,002,000
    Cash paid, net of cash acquired                              (286,000)
    Liabilities assumed                                        (3,347,000)

   The pro forma statement of income data below gives effect to the H-O-H acquisition as if the acquisition occurred on April 1, 1995.

                                                     YEAR ENDED MARCH 31
                                                -----------------------------
                                                  1996                 1997
                                                --------             --------
Revenues                                      $21,096,000          $21,742,000
Income (loss) from continuing operations          247,000           (2,061,000)
Net loss                                         (147,000)          (3,125,000)

   On September 25, 1997, the ITS Subgroup sold substantially all of the operating assets of the ITS Environmental Services, Inc., division for $1,340,000 in cash, net of transaction costs. This transaction involved the disposal of the ITS Subgroup's environmental services segment. Accordingly, the operating results of the environmental services segment have been classified as discontinued operations for the years ended March 31, 1998, 1997, and 1996, presented in the combined financial statements of the ITS Subgroup.

   On January 2, 1998, the ITS Subgroup sold substantially all of the operating assets of the ITS Supply & Logistics, Inc., division, which included operating units in Scotland, Venezuela and Peru, for $2,500,000 in cash, net of transaction costs. This transaction involved the disposal of the ITS Subgroup's oil field supply segment and was acquired by former officers of the ITS Subgroup and ITS plc (see Note 7). Accordingly, the operating results of the oil field supply segment have been classified as discontinued operations for the years ended March 31, 1998, 1997, and 1996, presented in the combined financial statements of the ITS Subgroup. As discussed above, ITS Subgroup acquired ITS (US) Holdings on December 1, 1994, under the purchase method of accounting, resulting in goodwill recognition of $7,460,000. At the time of acquisition, ITS (US) Holdings had three divisions: supply and logistics, engineered systems and drilling services. Periodically, the ITS Subgroup evaluates the reliability of goodwill under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The ITS Subgroup reduced goodwill by $3,560,000 in connection with the sale of the supply and logistics division. This loss is included in the loss from disposition of assets of discontinued oil field supply operations. While substantially all of the operating assets of the supply division were sold, there were $964,000 in assets and $222,000 in liabilities remaining at March 31, 1998.

   The ITS Subgroup incurred a prepayment penalty related to the early extinguishments of its working capital line of credit. The penalty amounted to $50,000 and was recognized in the discontinued operations of the oil field supply operations.

3. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following (in thousands):

                                        ESTIMATED
                                          USEFUL                MARCH 31
                                          LIVES          --------------------
                                         IN YEARS          1997        1998
                                        ----------       --------    --------
Machinery and equipment                      5-10        $ 4,456      $ 6,144
Buildings and improvements                     30            337        1,968
                                                         -------      -------
       Total                                               4,793        8,112
Less accumulated depreciation                             (1,323)      (1,634)
                                                         -------      -------
       Property and equipment, net                       $ 3,470      $ 6,478
                                                         =======      =======

 4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

   Other assets consist of the following (in thousands):

                                                         MARCH 31
                                                   ---------------------
                                                    1997           1998
                                                   ------         ------
Goodwill, net                                      $ 9,978        $5,599
Investments in affiliated companies                    338           418
Intangible assets                                        0           513
Other, net                                             361           522
                                                   -------        ------
                                                   $10,677        $7,052
                                                   =======        ======

   Goodwill presented on the above table is net of accumulated amortization of $1,152,000, $1,909,000, and $1,706,000 as of March 31, 1996, 1997, and 1998,
   respectively. Amortization expense related to other assets for the years ended March 31, 1996, 1997, and 1998, was $661,000, $779,000, and $498,000,
   respectively.

   Accrued expenses consist of the following (in thousands):

                                                    1997          1998
                                                   ------        ------
Commissions accrual                                $  558        $  785
Warranty accrual                                      258           234
Accrued compensation and benefits                     262           249
Workers' compensation claims reserve                  801           684
Accrued parts and supplies                          3,713             0
Other accrued expenses                              1,520         1,361
                                                   ------        ------
       Total                                       $7,112        $3,313
                                                   ======        ======

 5. DEBT AND SUBORDINATED DEBT

   As of March 31, 1997 and 1998, debt, including capital leases, consisted of the following:

                                                                                           1997                 1998
                                                                                        ----------           ----------
Revolving working capital line of credit, interest 12.50%, collateralized by
 receivables                                                                            $ 1,518,000          $         0
Bank note, interest at prime, maturing in May 1998, collateralized by
 inventory and receivables                                                                  500,000              775,000
Bank note, interest at prime plus 2%, maturing in March 2003, collateralized
 by equipment and receivables                                                               636,000              555,000
Bank note, interest at 8.5%, maturing in September 2020, collateralized by
 land, buildings and building improvements                                                        0            1,900,000
Capitalized financing lease payable in monthly installments of principal and interest, maturing from September 1998 through January 2001, interest rates
 ranging from 7.43% through 16.81%, collateralized by equipment                              63,000              291,000
                                                                                        -----------          -----------
                                                                                          2,717,000            3,521,000

Less current maturities                                                                  (2,129,000)          (1,055,000)
                                                                                        -----------          -----------
Long-term debt, less current maturities                                                 $   588,000          $ 2,466,000
                                                                                        ===========          ===========

   As of March 31, 1997 and 1998, current notes payable consisted of the following:

                                                         1997        1998
                                                        ------      ------
Bank note, interest at prime plus 3%, maturing in
 August 1998 and 1997, collateralized by equipment     $407,000    $502,000

   In January 1991, Investments entered into a seven-year subordinated debenture agreement with ITS plc. The principal amount of the debenture was $7,000,000, maturing in December 1998. As of March 31, 1998, $2,200,000 was
   outstanding under this debenture. Interest accrues at 10 percent annually, which is payable quarterly. The debenture is classified as a current liability for all periods due to the control by ITS plc.

   The aggregate annual maturities of long-term debt and capital lease obligations, including the subordinated debenture, during the five years following March 31, 1998, and thereafter are as follows:

     1999                                   $3,167,000
     2000                                      237,000
     2001                                      178,000
     2002                                      163,000
     2003                                      175,000
     Thereafter                              1,713,000

   Under the terms of the credit agreements, Investments must provide certain financial information and adhere to certain financial and negative covenants. Investments must provide certain lenders, within 90 days of its fiscal year-end balance sheets, income statements and supporting schedules, audited by a certified public accountant acceptable to the lenders with a written opinion of such accountant. The 90-day financial statement requirement was not satisfied by the ITS Subgroup. A waiver was obtained for this 90-day financial statement requirement stating that this requirement is deemed to be satisfied immediately upon delivery to the lenders of the audited financial statements of the ITS Subgroup. Investments further agrees that it will not allow its ratio of current assets to current liabilities to be less than 1:1. As of March 31, 1998, Investments had pledged $405,000 of inventory as security under various credit facilities.

   In addition, included within short term borrowings is $502,000
   ((Pounds)300,000) relating to the J.J. Woodhouse debenture which bears interest at 3% over base rate and is secured by the assets of ITS Drilling Services Limited.

   The debenture was initially taken out in August 1996 for a twelve month period. The debenture was renewed in August 1997 and again on August 6, 1998. The loan is repayable on August 6, 1999, or earlier under penalty of one month's interest.

6. LEASES

   Property and equipment accounts include the following amounts for leases that have been capitalized:

                                                   MARCH 31
                                           -----------------------
                                            1997             1998
                                           ------           ------
Equipment                                 $ 60,000          $50,000
Less accumulated depreciation              (40,000)          (3,000)
                                          --------          -------
Net property and equipment                $ 20,000          $47,000
                                          ========          =======

   The net present value of future minimum lease payments is reflected as a component of long-term debt. The following table sets forth future minimum lease payment obligations under capital leases as of March 31, 1998:

   Fiscal year:
     1999                                                         $ 74,000
     2000                                                           22,000
     2001                                                            3,000
                                                                  --------
    Minimum lease payments                                          99,000
    Less amounts representing interest                              (5,000)
                                                                  --------
    Net present value of future minimum lease payments              94,000

    Less current maturities                                        (70,000)
                                                                  --------
    Long-term obligations at March 31, 1998                       $ 24,000
                                                                  ========

   At March 31, 1998, the ITS Subgroup was obligated under a noncancelable operating lease for office space which expires on June 30, 1999. Additionally, the ITS Subgroup was obligated under various long-term noncancelable operating leases covering certain equipment. These agreements generally range from two to five years. Included in the combined statements of income for the years ended March 31, 1996, 1997, and 1998 are operating lease rental expenses of $311,000, $406,000 and $391,000, respectively.

   Future minimum lease payments required as of March 31, 1998, under operating leases are presented in the following table:

                                              FACILITY      EQUIPMENT       TOTAL
                                              RENTALS        RENTALS       RENTALS
                                              --------      ---------      -------
Fiscal year:
 1999                                          $219,000       $26,000      $245,000
 2000                                            55,000        15,000        70,000
 2001                                                 0         7,000         7,000
 2002                                                 0             0             0
 2003                                                 0             0             0
                                               --------       -------      --------
     Total minimum payments required           $274,000       $48,000      $322,000
                                               ========       =======      ========


7. COMMITMENTS AND CONTINGENCIES

   The ITS Subgroup is exposed to a number of asserted and unasserted potential claims in the normal course of business. In the opinion of management, the resolution of these matters will not have a material adverse effect on the ITS Subgroup's combined financial position or results of operations.

   As previously announced, on January 2, 1998, the ITS Subgroup's wholly owned subsidiary, International Tool & Supply Inc., sold the supply division and certain related assets, to a company formed by Kendal Gladys and Charles Hipp, who at that stage were directors of ITS Subgroup and ITS plc (ITS).
   Mr. Gladys was also a director of International Tool & Supply Company, Inc. ITS subsequently discovered that immediately thereafter Messrs. Gladys and Hipp sold their interests on to a third party at a price which the Directors believe represented a substantial profit. As a result, on February 3, 1998, ITS commenced a legal action against Messrs. Gladys and Hipp in Harris County Court, Texas. The action alleges that Gladys and Hipp defrauded ITS and the ITS Shareholders and breached fiduciary duties owed to the Company by failing to disclose their arrangement to immediately resell the supply division.

   On January 2, 1998, the supply division was sold to Gladys and Hipp for $2.5 million. The business was resold on the same day to La Salle Cattle Co. for approximately $5 million, who in turn resold the business on the same day to Boots and Coots for approximately $6 million.

   ITS has claimed it is entitled to recover the full profit achieved from the sale. On April 22, 1998, Messrs. Gladys and Hipp filed a counterclaim against ITS and a third party petition against the Directors (except Mr. O'Brien), Hugh Mumford (a former Director) and Bernard Duroc-Danner (who the counterclaimants allege acted as a shadow director of ITS) for inter alia, fraud and breach of contract. The Directors believe that the counterclaim lacks any merit and was filed solely in an attempt to divert attention from the actions of Messrs. Gladys and Hipp. ITS and the Directors intend to vigorously defend the claim.

   On September 1, 1998, ITS assigned to ITS Investments Inc. all of ITS' rights and duties in prosecuting and defending the litigation. As of the same date, ITS Investments Inc. has indemnified the directors of ITS and Mr. Mumford in relation to the expenses which they have incurred and will incur in relation to the proceedings.

   The assets to be transferred by ITS pursuant to the Scheme include the issued shares in ITS Investments Inc. ITS Investments Inc. has agreed to indemnify ITS, and the Company has agreed to indemnify ITS and the Liquidators, in respect of any liabilities incurred by them in connection with the litigation.

8. CASH FLOWS

   The combined statements of cash flows segregate transactions between operating activities, discontinued operations, investing activities and financing activities and identify the ITS Subgroup's sources and uses of cash. Temporary cash investments were approximately $3,311,000, $800,000, and $130,000 at March 31, 1996, 1997, and 1998, respectively.

   Supplemental disclosure of cash flow information for the years ended March 31, 1996, 1997, and 1998, is as follows:

                                                1996       1997       1998
                                               ------     ------     ------
Cash paid during the period for interest      $748,000   $454,000   $466,000

   The ITS Subgroup did not make any cash payments for income taxes during 1996, 1997, or 1998.

   Supplemental schedule of noncash investing and financing activities is as follows:

                                                           1996               1997                 1998
                                                          ------             ------               ------
Purchase of H-O-H, net of cash acquired:
 Receivables                                            $         0        $  (820,000)         $         0
 Inventory                                                        0           (285,000)                   0
 Property, plant and equipment                                    0           (490,000)                   0
 Other assets                                                     0            (36,000)                   0
 Goodwill                                                         0         (2,002,000)                   0
 Liabilities                                                      0          3,347,000                    0
                                                        -----------        -----------          -----------
       Cash paid                                        $         0        $  (286,000)         $         0
                                                        ===========        ===========          ===========
Purchase of ABASCO, net of cash acquired:
 Inventory                                              $  (905,000)       $         0          $         0
 Property, plant and equipment                             (213,000)                 0                    0
 Other assets                                              (129,000)                 0                    0
                                                        -----------        -----------          -----------
       Cash paid                                        $(1,247,000)       $         0          $         0
                                                        ===========        ===========          ===========

                                                           1996               1997                 1998
                                                          ------             ------               ------
Sale of supply division:
 Fixed assets                                           $         0        $         0          $   586,000
 Receivables                                                      0                  0            1,157,000
 Inventory                                                        0                  0            1,670,000
 Prepaids and other current assets                                0                  0              133,000
 Goodwill                                                         0                  0            3,560,000
 Liabilities assumed by purchaser                                 0                  0           (1,060,000)
 Loss on sale of supply division                                  0                  0           (3,610,000)
                                                        -----------        -----------          -----------
       Cash received                                    $         0        $         0          $ 2,436,000
                                                        ===========        ===========          ===========
Sale of environmental division:
 Fixed assets                                           $         0        $         0          $   320,000
 Inventory                                                        0                  0              935,000
 Other assets                                                     0                  0              129,000
 Loss on sale of environmental division                           0                  0              (44,000)
                                                        -----------        -----------          -----------
       Cash received                                    $         0        $         0          $ 1,340,000
                                                        ===========        ===========          ===========

9. INCOME TAXES:

   Total income tax expense differs from the amount computed by applying the statutory federal income tax rate to income before income taxes. The reasons for these differences for the tax years ended March 31, 1996, 1997, and 1998, are as follows:

                                                                                        1996            1997         1998

Income (loss) from continuing operations before taxes                                 $(69,000)      $(598,000)    $301,000
                                                                                      --------       ---------     --------
Income tax expense (benefit) at statutory rate                                        $(15,000)      $(207,000)    $ 52,000
Nondeductible expenses                                                                  25,000          21,000       20,000
Change in valuation allowance pertaining to continuing operations and other
State taxes (benefit), net of federal income tax benefit                                16,000         (15,000)      11,000
Foreign taxes                                                                           47,000           9,000       18,000
Expiration of general business credit                                                  791,000         176,000       53,000
Expiration of capital loss carryforwards                                                     0               0       80,000
                                                                                      --------       ---------     --------
Income tax expense from continuing operations                                                0               0            0
Discontinued operations:
 Discontinued operations, income tax expense                                                 0               0       99,000
                                                                                      --------       ---------     --------
       Net income tax expense                                                         $      0       $       0     $ 99,000
                                                                                      --------       ---------     --------

   The tax effect of significant temporary differences representing income tax assets and liabilities for the years ended March 31, 1997 and 1998 are as follows:

                                                          1997          1998
                                                      -----------   -----------
Intangible assets                                     $ 2,833,000   $ 1,331,000
Property, plant and equipment                             230,000       386,000
                                                      -----------   -----------
       Total gross deferred income tax liabilities      3,063,000     1,717,000
                                                      -----------   -----------
Bad debt reserve                                          151,000       123,000
Workers' compensation claims reserve                      296,000       253,000
Reserve for discontinued operations                        29,000        87,000
Inventory write-downs                                     102,000        20,000
Vacation accrual                                           32,000         4,000
Accrued health claims                                      14,000         8,000
Warranty reserve                                           95,000        87,000
                                                      -----------   -----------
       Total deferred tax assets, current                 719,000       582,000
                                                      -----------   -----------
Federal net operating loss carryforwards                5,955,000     6,188,000
State net operating loss carryforwards                     25,000        43,000
Foreign net operating loss carryforwards                1,406,000     1,528,000
Percentage depletion carryforwards                        808,000       808,000
Capital loss carryforwards                                 87,000             0
General business credit carryforwards                     224,000       170,000
Alternative minimum tax credit carryforwards              338,000       338,000
                                                      -----------   -----------
       Total deferred tax assets, long-term             8,843,000     9,075,000
                                                      -----------   -----------
       Total gross deferred income tax assets           9,562,000     9,657,000
Less valuation allowance                               (6,499,000)   (7,940,000)
                                                      -----------   -----------
       Net deferred income tax assets                   3,063,000     1,717,000
                                                      -----------   -----------
       Net deferred income tax liability              $         0   $         0
                                                      ===========   ===========

   The ITS Subgroup has tax carryforwards scheduled to expire as follows:

                                                                EXPIRATION
                                                AMOUNT             DATE
                                               --------         ---------
Net operating losses                         $18,200,992        2003-2013
Percentage depletion                           2,183,364             None
General business credits                         170,323        1999-2001
Alternative minimum tax credits                  338,390             None
Foreign net operating losses                   5,322,958             None
Foreign net operating losses                     553,494        1999-2002

   A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Valuation allowances have been provided as a result of uncertainties surrounding the ability to utilize carryforwards prior to their expiration dates.

10. RELATED-PARTY TRANSACTIONS

   As discussed in Note 6, the ITS Subgroup leases office space from a company which is owned by Kase Lawal, a shareholder and director of ITS plc. Rent expense was $293,000, $240,000, and $217,000 for the years ended March 31, 1996, 1997, and 1998, respectively. The ITS Subgroup also had sales to other affiliates totaling $439,000, $380,000, and $702,000 for the years ended March 31, 1996, 1997, and 1998, respectively. Pricing between the ITS Subgroup and affiliates is on a negotiated basis per sale. Included in the accounts receivable balance was an intercompany receivable of $76,000 due from ITS plc at March 31, 1998. Included in the accounts payable balance was an intercompany receivable of $246,000 due from ITS plc.

   A shareholder and director of ITS plc is a partner in a law firm which provides services to the ITS Subgroup. Amounts paid to this law firm totaled $111,000, $79,000, and $132,000 for the years ended March 31, 1996, 1997, and
   1998, respectively. In addition, a retainer fee of $24,000 was paid during 1997 to a company owned by a shareholder and director of ITS plc for services provided by the affiliated company's in-house legal counsel.

11. ALLOCATION OF GENERAL AND ADMINISTRATIVE EXPENSES

   Historically, ITS Holdings Limited and Investments have been charged a portion of the ITS plc administrative expense based on an estimate of the chief executive's payroll costs in respect of time spent on the operating divisions. As the ITS Holdings Limited finance director has also carried out a group consolidation function, a charge has been made to ITS plc in respect of this work based on an estimate of payroll costs. These charges have been reflected as management fees on the income statements.

   During the years ended March 31, 1996, 1997, and 1998, ITS plc charged as management fees $166,000, $181,000, and $174,000, respectively, which have been excluded from general and administrative expenses and presented on a separate line in these financial statements.

   Included in losses from discontinued operations is a portion of Investments' general and administrative expenses that are allocated to the supply division and environmental division based on certain estimates including historic expense as a percentage of Investments' total general and administrative expenses, as calculated using the following methods:

        a. Percentage of total square footage for office rental expense.

        b. Insurance policy rates on revenues and property values for insurance expenses.

        c. Volume of activities for accounting department expenses.

        d. Amount of telephone usage for telephone expenses.

        e. Percentage of employees for personnel department expenses.

   Based on historic trends, the use of these methods resulted in the supply division being responsible for an average of 58% and the environmental division being responsible for an average of 14% of Investments' total general and administrative expenses. This percentage was applied consistently for the periods presented.

12. COMMON STOCK

   Common stock issued and outstanding as of March 31, 1998, is combined between Investments and ITS Holdings Limited and consists of the following:

   INVESTMENTS

   Common stock, par value $.10 per share; 25,000,000 shares authorized; 5,481,000 shares issued and outstanding.

   ITS HOLDINGS LIMITED

   Common stock, par value $1 per share; 25,500,000 shares authorized; 4,750,000 shares issued and outstanding.

13. BUSINESS SEGMENTS

   The ITS Subgroup has two geographic operating divisions, one operating in the United Kingdom (the UK Region) and the other in the United States (the U.S. Region). The UK Region, headquartered in Aberdeen, Scotland, provides environmental management systems and services in the drilling services industry. The customer base for the UK Region is primarily major oil companies. The main operating companies and support centers for all rentals, sales and services of the division are located in Scotland, Nigeria, and Singapore. The U.S. Region, headquartered in Houston, Texas, manufactures and sells enhanced oil recovery equipment, oil and gas production equipment and water treatment equipment and provides custom fabrication services in the engineered systems industry. The U.S. Region also leases and sells oil field drilling equipment in the drilling services industry. The primary customers of the U.S. Region have been the national oil companies in China, Brazil, Russia, Canada, and Venezuela.

                                                     YEAR ENDED MARCH 31, 1996
                                           --------------------------------------------
                                           UK REGION        U.S. REGION        COMBINED
                                           ---------        -----------        --------
                                                          (IN THOUSANDS)
Operating revenues                           $1,833           $10,987          $12,820
Interest revenues                                26               806              832
Interest expense                                 16               545              561
Depreciation and amortization                   344               199              543
Current assets                                1,439            16,172           17,611
Total assets                                  4,273            26,315           30,588


                                                     YEAR ENDED MARCH 31, 1997
                                            --------------------------------------------
                                            UK REGION        U.S. REGION        COMBINED
                                            ---------        -----------        --------
                                                            (IN THOUSANDS)
Operating revenues                            $3,211           $17,555          $20,766
Interest revenues                                 48               224              272
Interest expense                                  46               348              394
Depreciation and amortization                    395               460              855
Current assets                                 3,439            19,823           23,262
Total assets                                   7,119            31,790           38,909

                                                    YEAR ENDED MARCH 31, 1998
                                          ---------------------------------------------
                                          UK REGION         U.S. REGION        COMBINED
                                          ---------         -----------        --------
                                                           (IN THOUSANDS)
Operating revenues                              $4,420           $24,537          $28,957
Interest revenues                                   20               230              250
Interest expense                                   112               503              615
Depreciation and amortization                      673               541            1,214
Current assets                                   2,965            11,437           14,402
Total assets                                     8,534            20,898           29,432


14. SUBSEQUENT EVENT (UNAUDITED)

   ITS plc intends to enter into a definitive agreement which will result in the acquisition of the ITS Subgroup by Offshore Tool & Energy Corporation (OTEC) subject to inter alia, the approval of the shareholders of ITS plc and the admission of the entire ordinary share capital of OTEC to the Alternative Investment Market of the London Stock Exchange.

   OTEC will acquire, in addition to the ITS Subgroup, certain other assets and liabilities of ITS plc including the action by ITS plc against two former directors, their counterclaim against ITS plc (see Note 7) and certain contingent liabilities of ITS plc relating to indemnifications given to Schlumberger BV in connection with tax assessments of certain former subsidiaries, principally in Angola, Egypt, Gabon, Malaysia, Singapore, and Norway.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




TO IPC INDUSTRIES, INC. AND
MOBILE PULLEY MARINE SERVICES, INC.:

We have audited the accompanying combined balance sheets of MOBILE PULLEY & MACHINE WORKS (a division of IPC Industries, Inc.) AND MOBILE PULLEY MARINE SERVICES (a division of Mobile Pulley Marine Services, Inc., formerly MP Field Services, Inc.) as of December 31, 1996 and 1997 and the related combined statements of earnings, divisional equity, and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mobile Pulley & Machine Works and Mobile Pulley Marine Services as of December 31, 1996 and 1997 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



Atlanta, Georgia
October 1, 1998

                         MOBILE PULLEY & MACHINE WORKS

                      (A DIVISION OF IPC INDUSTRIES, INC.)

                       AND MOBILE PULLEY MARINE SERVICES

              (A DIVISION OF MOBILE PULLEY MARINE SERVICES, INC.,
                       FORMERLY MP FIELD SERVICES, INC.)


                            COMBINED BALANCE SHEETS

                 DECEMBER 31, 1996 AND 1997 AND MARCH 31, 1998



                                     ASSETS

                                                                                                              MARCH 31,
                                                                        1996                1997                1998
                                                                     -----------         -----------         -----------
                                                                                                             (UNAUDITED)
CURRENT ASSETS:
 Cash and cash equivalents                                           $   169,504         $   181,032         $   155,871
 Accounts receivable, net                                              4,828,704           4,550,898           5,505,858
 Inventories                                                           2,936,934           4,268,104           4,724,603
 Other current assets                                                    108,154             375,993             307,733
                                                                     -----------         -----------         -----------
       Total current assets                                            8,043,296           9,376,027          10,694,065

PROPERTY, PLANT, AND EQUIPMENT, NET                                    3,803,881           5,176,816           5,483,240
                                                                     -----------         -----------         -----------
       Total assets                                                  $11,847,177         $14,552,843         $16,177,305
                                                                     ===========         ===========         ===========

                   LIABILITIES AND COMBINED DIVISIONAL EQUITY

CURRENT LIABILITIES:
 Accounts payable                                                    $ 1,113,628         $ 1,161,241         $ 1,809,064
 Accrued liabilities                                                   1,065,616           1,798,047           2,033,256
                                                                     -----------         -----------         -----------
       Total current liabilities                                       2,179,244           2,959,288           3,842,320

LONG-TERM DEBT                                                         5,254,745           6,423,784           7,311,692

COMMITMENTS AND CONTINGENCIES (Notes 3, 5, 6, and 8)

COMBINED DIVISIONAL EQUITY                                             4,413,188           5,169,771           5,023,293
                                                                     -----------         -----------         -----------
       Total liabilities and combined divisional equity              $11,847,177         $14,552,843         $16,177,305
                                                                     ===========         ===========         ===========


 The accompanying notes are an integral part of these combined balance sheets.

                         MOBILE PULLEY & MACHINE WORKS

                      (A DIVISION OF IPC INDUSTRIES, INC.)

                       AND MOBILE PULLEY MARINE SERVICES

              (A DIVISION OF MOBILE PULLEY MARINE SERVICES, INC.,
                       FORMERLY MP FIELD SERVICES, INC.)


                        COMBINED STATEMENTS OF EARNINGS

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997 AND

               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998





                                                                                                       THREE MONTHS ENDED
                                                                                YEARS ENDED          ---------------------
                                                                         ------------------------    MARCH 31,    MARCH 31,
                                                                            1996          1997          1997         1998
                                                                         -----------   -----------   ----------   ----------
                                                                                                           (UNAUDITED)
NET SALES                                                                $21,097,402   $21,523,257   $4,525,956   $6,036,544

COST OF SALES                                                             17,520,679    18,117,801    3,650,706    5,044,195
                                                                         -----------   -----------   ----------   ----------
GROSS PROFIT                                                               3,576,723     3,405,456      875,250      992,349

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES                              2,186,846     2,053,601      473,065      611,393
                                                                         -----------   -----------   ----------   ----------
NET EARNINGS FROM OPERATIONS                                               1,389,877     1,351,855      402,185      380,956

INTEREST EXPENSE                                                             472,895       411,197      102,730      169,205

OTHER INCOME, NET                                                             97,491        44,925        8,405        8,050

LOSS ON DISPOSAL OF EQUIPMENT                                                 22,602             0            0            0
                                                                         -----------   -----------   ----------   ----------
NET EARNINGS                                                             $   991,871   $   985,583   $  307,860   $  219,801
                                                                         ===========   ===========   ==========   ==========

   The accompanying notes are an integral part of these combined statements.

                         MOBILE PULLEY & MACHINE WORKS

                     (A DIVISION OF IPC INDUSTRIES, INC.)

                       AND MOBILE PULLEY MARINE SERVICES

              (A DIVISION OF MOBILE PULLEY MARINE SERVICES, INC.,
                       FORMERLY MP FIELD SERVICES, INC.)


                   COMBINED STATEMENTS OF DIVISIONAL EQUITY

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997




                                                                                              COMBINED
                                                                                             DIVISIONAL
                                                                                               EQUITY
                                                                                            ------------
BALANCE, DECEMBER 31, 1995                                                                    $3,421,317

 Net earnings                                                                                    991,871
                                                                                              ----------
BALANCE, DECEMBER 31, 1996                                                                     4,413,188

 Net earnings                                                                                    985,583
 Advances to Parents, net                                                                       (229,000)
                                                                                              ----------
BALANCE, DECEMBER 31, 1997                                                                    $5,169,771
                                                                                              ==========

   The accompanying notes are an integral part of these combined statements.

                         MOBILE PULLEY & MACHINE WORKS

                      (A DIVISION OF IPC INDUSTRIES, INC.)

                       AND MOBILE PULLEY MARINE SERVICES

              (A DIVISION OF MOBILE PULLEY MARINE SERVICES, INC.,
                       FORMERLY MP FIELD SERVICES, INC.)


                       COMBINED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997 AND

               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998





                                                                                                    THREE MONTHS ENDED
                                                                           YEARS ENDED            ----------------------
                                                                       -------------------        MARCH 31,     MARCH 31,
                                                                       1996           1997           1997         1998
                                                                   -----------    -----------    -----------    ---------
                                                                                                       (UNAUDITED)
OPERATING ACTIVITIES:
 Net earnings                                                      $   991,871    $   985,583    $   307,860    $ 219,801
                                                                   -----------    -----------    -----------    ---------
 Adjustments to reconcile net earnings to net cash provided
  by operating activities:
     Depreciation and amortization                                     339,249        497,188        133,191      149,309
     Loss on sale of equipment, net                                     22,602              0              0            0
     Change in operating assets and liabilities:
       Accounts and notes receivable                                  (648,412)       277,806      1,894,671     (954,960)
       Inventories                                                     260,297     (1,331,170)    (1,047,728)    (456,499)
       Other current assets                                            (33,865)      (267,839)      (118,396)      68,260
       Accounts payable                                             (1,248,251)        47,613        169,445      647,823
       Accrued liabilities                                             672,114        732,431       (223,512)     735,209
                                                                   -----------    -----------    -----------    ---------
         Total adjustments                                            (636,266)       (43,971)       807,671     (310,858)
                                                                   -----------    -----------    -----------    ---------
         Net cash provided by operating activities                     355,605        941,612      1,115,531      (91,057)
                                                                   -----------    -----------    -----------    ---------
INVESTING ACTIVITIES:
 Purchases of property and equipment                                  (781,955)    (1,665,308)      (210,347)    (455,733)
 Pattern additions                                                     (47,275)      (220,483)             0            0
 Proceeds from disposal of equipment                                    70,000         15,668              0            0
                                                                   -----------    -----------    -----------    ---------
         Net cash used in investing activities                        (759,230)    (1,870,123)      (210,347)    (455,733)
                                                                   -----------    -----------    -----------    ---------
FINANCING ACTIVITIES:
 Net borrowings on revolving line of credit                            465,598      1,169,039       (830,619)     887,908
 Net advances to parents                                                     0       (229,000)             0     (366,279)
                                                                   -----------    -----------    -----------    ---------
         Net cash provided by (used in) financing
           activities                                                  465,598        940,039       (830,619)     521,629
                                                                   -----------    -----------    -----------    ---------
NET INCREASE IN CASH                                                    61,973         11,528         74,365      (25,161)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                           107,531        169,504        169,504      181,032
                                                                   -----------    -----------    -----------    ---------
CASH AND CASH EQUIVALENTS, END OF YEAR                             $   169,504    $   181,032    $   244,069    $ 155,871
                                                                   ===========    ===========    ===========    =========
CASH PAID FOR INTEREST                                             $   522,173    $   877,927    $   108,373    $ 173,634
                                                                   ===========    ===========    ===========    =========


   The accompanying notes are an integral part of this combined statements.

                         MOBILE PULLEY & MACHINE WORKS


                      (A DIVISION OF IPC INDUSTRIES, INC.)


                       AND MOBILE PULLEY MARINE SERVICES


              (A DIVISION OF MOBILE PULLEY MARINE SERVICES, INC.,

                       FORMERLY MP FIELD SERVICES, INC.)



                     NOTES TO COMBINED FINANCIAL STATEMENTS


                           DECEMBER 31, 1996 AND 1997

 1. ORGANIZATION AND BUSINESS

    Mobile Pulley & Machine Works ("MPMW"), a division of IPC Industries, Inc. ("IPC"), is a manufacturer of dredging equipment sold primarily to domestic dredging and mining companies, with limited sales to foreign customers. MPMW also provides repair and rework services and has limited nondredging equipment sales to original equipment manufacturers, including steel and pulp and paper equipment.

    Mobile Pulley Marine Services ("MPMS"), a division of Mobile Pulley Marine Services, Inc. (formerly MP Field Services, Inc.), is a manufacturer of marine and industrial metal fabrications and a provider of customer on-site repair, maintenance, and dry dock services, primarily to domestic companies in the dredging industry.

 2. SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The financial statements of MPMS and MPMW (collectively the "Company") have been presented on a combined basis due to common control and ownership of their respective parents. All material intercompany transactions have been eliminated.

    The accompanying financial statements include the assets, liabilities, revenues, and direct expenses of the Company. Certain corporate, general, and administrative expenses of IPC have been allocated to the Company on a basis which, in the opinion of management, is reasonable. However, such expenses are not necessarily indicative of, nor is it practical for management to estimate, the level of expenses which might have been incurred had the Company been operated as separate, independent companies.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   CASH AND CASH EQUIVALENTS

   The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

   ACCOUNTS RECEIVABLE

   Accounts receivable potentially subject the Company to concentrations of credit risk. The Company performs ongoing credit evaluations of its customers' financial conditions and has established allowances for doubtful accounts based on the expected collectibility of all accounts receivable.
   The Company believes its allowance for doubtful accounts is adequate to cover any potential losses on its credit risk exposure. As of December 31, 1996 and 1997, the Company had an allowance for doubtful accounts of $53,860 and $35,860, respectively.

   INVENTORIES

   Inventories are stated at the lower of cost or market, cost being determined on the first-in, first-out method. As of December 31, 1996 and 1997, inventories consisted of the following:

                                                     1996              1997
                                                   ----------        ---------
Raw materials                                      $  900,954        $1,000,244
Work in process                                       452,094           949,911
Finished goods                                      1,583,886         2,317,949
                                                   ----------        ----------
                                                   $2,936,934        $4,268,104
                                                   ==========        ==========

   Included in raw materials are $520,428 and $568,544 of supplies at December 31, 1996 and 1997, respectively.

   PROPERTY, PLANT, AND EQUIPMENT

   Property, plant, and equipment is stated at cost, less accumulated depreciation. Additions, improvements, and renewals significantly adding to the asset value or extending the life of the asset are capitalized. Ordinary maintenance and repairs not extending the physical or economic lives of the plant and equipment are charged to expense as incurred. The Company uses straight-line methods to depreciate property and equipment. Estimated useful lives are as follows:

        Buildings and improvements                           10 to 40 years
        Machinery and equipment                              3 to 30 years
        Patterns                                             14 years
        Office furniture, fixtures, and equipment            5 to 25 years
        Data processing equipment                            3 to 5 years


   REVENUE RECOGNITION

   The Company uses the completed contract method of revenue recognition. Under this method of accounting, no revenue is recognized until the product is accepted by the customer as being ready for delivery or services are completed. Progress billings collected before completion of the contract are defined and reflected as deferred revenues, a component of accrued liabilities in the accompanying balance sheets.

   INCOME TAX STATUS

   MPMW and MPMS, as divisions of their respective parents, are not taxable entities. The respective parents of both divisions have elected S corporation status for income tax reporting purposes. The taxable income or loss of S corporations are includable in the individual tax returns of the stockholders. Accordingly, no accounts for deferred income taxes or provisions for current or deferred income taxes have been included in the accompanying combined financial statements.

   FAIR VALUE OF FINANCIAL INSTRUMENTS

   The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the immediate or short-term maturity of these financial instruments. In the opinion of management, total long-term debt recorded in the accompanying balance sheets approximates fair value based on the borrowing rates currently available to the Company for loans with similar terms and average maturities.

   UNAUDITED FINANCIAL STATEMENTS

   In the opinion of management, the unaudited statements of income and cash flows for the three months ended March 31, 1997 and 1998 and the unaudited balance sheet as of March 31, 1998 include all adjustments (which include only normal recurring adjustments) necessary to present the financial position and results of operations and cash flows for those periods in accordance with generally accepted accounting principles.

 3. PROPERTY, PLANT, AND EQUIPMENT

   At December 31, 1996 and 1997, property, plant, and equipment consisted of the following:

                                               1996               1997
                                           ----------         -----------
Land                                       $   57,524         $    84,145
Buildings and improvements                    365,038             371,661
Machinery and equipment                     3,184,956           4,202,302
Patterns                                      889,472           1,109,955
Construction in progress                        5,555             595,465
                                           ----------         -----------
                                            4,502,545           6,363,528
Less accumulated depreciation and
  amortization                               (698,664)         (1,186,712)
                                           ----------         -----------
                                           $3,803,881         $ 5,176,816
                                           ==========         ===========


   MPMW leases certain manufacturing equipment, data processing equipment, and automobiles under noncancelable operating leases. Rent expense was $178,959 and $268,402 for the years ended December 31, 1996 and 1997, respectively. As of December 31, 1997, the future minimum payments on these leases were as follows:

                1998                                  $197,834
                1999                                   189,862
                2000                                   128,310
                2001                                    37,784
                                                      --------
                                                      $553,790
                                                      ========

 4. ACCRUED LIABILITIES

    Accrued liabilities at December 31, 1996 and 1997 consisted of the following:

                                            1996              1997
                                         ----------        ----------
        Accrued settlement costs         $  255,000        $   75,000
        Accrued medical costs                     0           150,000
        Deferred revenue                          0           294,000
        Other                               810,616         1,279,047
                                         ----------        ----------
                                         $1,065,616        $1,798,047
                                         ==========        ==========


 5. LONG-TERM DEBT

    IPC provides financing to the Company through revolving lines of credit it has with a bank. These credit facilities are secured by substantially all the assets of MPMS and MPMW and bear interest at the prime rate (8.5% at December 31, 1997).

 6. LEGAL MATTERS

    The Company is a defendant in certain legal proceedings arising in the normal course of business. In the opinion of the Companies' management, the ultimate outcome of these legal proceedings will not have a material adverse effect on the financial position of the Company.

 7. EMPLOYEE BENEFIT PLAN

    IPC sponsors the Mobile Pulley & Machine Works, Inc. Nonbargaining Employee Savings 401(k) Plan (the "Plan"), which MPMS employees also participate. The Plan covers substantially all nonunion employees. Eligible employees of the Company may contribute certain amounts of their annual compensation, as defined by the Plan. The Company has the option to match eligible contributions up to a certain percentage, as defined by the Plan and within the limitations established in the Internal Revenue Code. During 1996 and 1997, the Company made matching contributions of $60,648 and $54,599, respectively.

 8. RELATED-PARTY TRANSACTIONS

    IPC provides services to and incurs costs for the benefit of the Company. Certain services that include, but are not limited to, property and casualty insurance coverage under IPC's insurance program, administrative services, management information services, employee benefits administration, environmental consultation and administration, accounting and reporting services, and treasury management have been allocated to the Company. IPC charged the Company $72,363 and $612,806 for the years ended December 31, 1996 and 1997, respectively.

    The allocations of the costs and expenses for the services described above were based on methods that management believes are reasonable. The actual costs incurred by the Company in the future to replace the services provided and the costs paid by IPC will differ from allocated amounts due to differences in scale, organizational structure, management structure, and other factors.

    The Company provides services to Aero International, LLC, a company whose equity holders include IPC. These services are priced at a level management believes to be market rates. Total services for the year ended December 31, 1997 were $196,644. Such amounts included in accounts receivable at December 31, 1997 was $56,893.

 9. SIGNIFICANT CUSTOMERS

    For the years ended December 31, 1996 and 1997, the Company had one customer who accounted for 10% and 16%, respectively, of sales. The related receivables from this customer were $663,517 and $1,069,878 at December 31, 1996 and 1997, respectively.

10. SUBSEQUENT EVENT

    Effective May 31, 1998 the assets and related liabilities of the Company were purchased by American Aero Cranes, LLC. The transaction will be accounted for as a purchase and, as such, the purchase price will be allocated based on the fair market value of the assets acquired.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Titan Industries, Inc.:

We have audited the accompanying balance sheets of TITAN INDUSTRIES, INC. (a Louisiana corporation) as of June 30, 1996 and 1997 and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended and for the period from July 1, 1997 to November 5, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Titan Industries, Inc. As of June 30, 1996 and 1997 and the results of its operations and its cash flows for the years then ended and for the period from July 1, 1997 to November 5, 1997.



Atlanta, Georgia
October 1, 1998

                             TITAN INDUSTRIES, INC.


                                 BALANCE SHEETS

                             JUNE 30, 1996 AND 1997



                                     ASSETS

                                                                                          1996              1997
                                                                                       ----------       -----------
CURRENT ASSETS:
 Cash and cash equivalents                                                             $   12,175       $   245,535
 Accounts receivable, net (Note 3)                                                      1,891,370         1,169,444
 Inventories, net                                                                       1,752,267           967,110
 Other current assets                                                                     313,020           160,859
                                                                                        ---------         ---------
       Total current assets                                                             3,968,832         2,542,948

PROPERTY, PLANT, AND EQUIPMENT, NET                                                       608,863           607,193
                                                                                        ---------         ---------
       Total assets                                                                    $4,577,695       $ 3,150,141
                                                                                        =========         =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable                                                                      $1,106,677       $   216,803
 Accrued liabilities                                                                      159,370           259,116
 Deferred revenue                                                                         638,288           441,039
 Notes payable                                                                            604,924                 0
                                                                                        ---------         ---------
       Total current liabilities                                                        2,509,259           916,958

COMMITMENTS AND CONTINGENCIES (NOTES 5, 7, 8, AND 9)

STOCKHOLDERS' EQUITY:
 Predecessor common stock, no par value; 100,000 shares authorized and 100 shares issued at June 30, 1997; no shares authorized, issued, or outstanding
  at December 31, 1997                                                                     30,500            30,500


 Retained earnings                                                                      2,037,936         2,202,683
                                                                                        ---------         ---------
       Total stockholders' equity                                                       2,068,435         2,233,183
                                                                                        ---------         ---------
       Total liabilities and stockholders' equity                                      $4,577,695       $ 3,150,141
                                                                                        =========         =========




      The accompanying notes are an integral part of these balance sheets.

                             TITAN INDUSTRIES, INC.


                            STATEMENTS OF OPERATIONS

                   FOR THE YEARS ENDED JUNE 30, 1996 AND 1997

            AND FOR THE PERIOD FROM JULY 1, 1997 TO NOVEMBER 5, 1997




                                                                                            PERIOD FROM
                                                                     YEAR ENDED            JULY 1, 1997 TO
                                                                       JUNE 30               NOVEMBER 5,
                                                          ---------------------------     -----------------
                                                                1996           1997             1997
                                                          ------------     ----------      ----------------
NET SALES:
 CRANES                                                    $ 3,587,881     $ 5,004,603        $   527,485
 SERVICE                                                     1,707,799       1,965,295            923,412
                                                           -----------     -----------        -----------
                                                             5,295,680       6,969,898          1,450,897
                                                           -----------     -----------        -----------
COST OF SALES:
 CRANES                                                     (3,816,762)     (4,385,906)          (447,055)
 SERVICE                                                      (867,235)     (1,095,665)          (609,488)
                                                           -----------     -----------        -----------
                                                            (4,683,997)     (5,481,571)        (1,056,543)
                                                           -----------     -----------        -----------
      Gross profit                                             611,683       1,488,327            394,354

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES               (1,160,541)     (1,225,964)          (303,581)
                                                           -----------     -----------        -----------
(LOSS) INCOME FROM OPERATIONS                                 (548,858)        262,363             90,773

INTEREST INCOME (EXPENSE)                                        4,728              40                 14

OTHER INCOME, NET                                                7,932           8,344              6,689
                                                           -----------     -----------        -----------
(LOSS) INCOME BEFORE INCOME TAXES                             (536,198)        270,747             97,476

BENEFIT (PROVISION) FOR INCOME TAXES                           206,000        (106,000)           (38,000)
                                                           -----------     -----------        -----------
NET (LOSS) INCOME                                          $  (330,198)    $   164,747        $    59,476
                                                           ===========     ===========        ===========

        The accompanying notes are an integral part of these statements.

                             TITAN INDUSTRIES, INC.


                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                   FOR THE YEARS ENDED JUNE 30, 1996 AND 1997

            AND FOR THE PERIOD FROM JULY 1, 1997 TO NOVEMBER 5, 1997





                                                                     COMMON STOCK
                                                              -----------------------        RETAINED
                                                                SHARES       AMOUNT          EARNINGS            TOTAL
                                                              ----------    ---------       ----------         ----------
Balance, June 30, 1995                                            100         30,500         2,368,134          2,398,634
 Net loss                                                           0              0          (330,198)          (330,198)
                                                              ----------    ---------       ----------         ----------
Balance, June 30, 1996                                            100         30,500         2,037,936          2,068,436
 Net income                                                         0              0           164,747            164,747
                                                              ----------    ---------       ----------         ----------
Balance, June 30, 1997                                            100         30,500         2,202,683          2,233,183
 Net income                                                         0              0            59,476             59,476
                                                              ----------    ---------       ----------         ----------
Balance, November 5, 1997                                         100        $30,500        $2,262,159         $2,292,659
                                                              ==========    =========       ==========         ==========

        The accompanying notes are an integral part of these statements.

                             TITAN INDUSTRIES, INC.

                            STATEMENTS OF CASH FLOWS

                   FOR THE YEARS ENDED JUNE 30, 1996 AND 1997

            AND FOR THE PERIOD FROM JULY 1, 1997 TO NOVEMBER 5, 1997

                                                                                                               FOR THE PERIOD
                                                                                          YEAR ENDED                FROM
                                                                                            JUNE 30           JULY 1, 1997 TO
                                                                                   ------------------------      NOVEMBER 5,
                                                                                        1996          1997           1997
                                                                                   -----------    ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (loss) income                                                               $  (330,198)   $ 164,747       $  59,476
                                                                                   -----------    ---------       ---------
   Adjustments to reconcile net (loss) income to net cash (used in)
    provided by operating activities:
      (Gain) loss from sale of equipment                                                  (849)       3,152           8,050
      Depreciation and amortization                                                     79,899       74,173          23,122
      Deferred income taxes                                                             11,000      (41,000)         (7,000)
      Net change in receivables                                                       (740,430)     721,926         132,796
      Net change in inventories                                                     (1,040,704)     785,157        (622,893)
      Net change in other current assets                                               (82,787)     193,706           9,704
      Net change in accounts payable                                                   839,561     (889,874)        256,289
      Net change in accrued liabilities and deferred revenue                           679,391      (97,503)        186,184
                                                                                   -----------    ---------       ---------
         Total adjustments                                                            (254,919)     749,737         (13,748)
                                                                                   -----------    ---------       ---------
         Net cash (used in) provided by operating activities                          (585,117)     914,484          45,728
                                                                                   -----------    ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions of equipment                                                              (23,063)     (76,200)        (14,593)
   Proceeds from sale of equipment                                                         850            0               0
                                                                                   -----------    ---------       ---------
         Net cash provided by (used in) investing activities                           (22,213)     (76,200)        (14,593)
                                                                                   -----------    ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of long-term debt                                            549,553            0               0
   Repayment of long-term debt                                                               0     (604,924)              0
                                                                                   -----------    ---------       ---------
         Net cash provided by (used in) financing activities                           549,553     (604,924)              0
                                                                                   -----------    ---------       ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                   (57,777)     233,360          31,135

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                          69,952       12,175         245,535
                                                                                   -----------    ---------       ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                           $    12,175    $ 245,535       $ 276,670
                                                                                   -----------    ---------       ---------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
   Cash paid for interest                                                          $    14,928    $  38,861       $       0
                                                                                   -----------    ---------       ---------
   Net cash paid (refunded) for income taxes                                       $  (131,701)   $(217,433)      $ 178,000
                                                                                   ===========    =========       =========

        The accompanying notes are an integral part of these statements.

                             TITAN INDUSTRIES, INC.

                         NOTES TO FINANCIAL STATEMENTS


                             JUNE 30, 1996 AND 1997

 1. ACQUISITION

    On November 5, 1997, Titan Acquisition Company ("TAC") purchased all of the outstanding shares of common stock of Titan Industries, Inc. (the "Company"). TAC was incorporated in Louisiana and was utilized for the purpose of acquiring all of the outstanding common stock of the Predecessor. The purchase price comprised a cash payment of $2,235,000.

 2. NATURE OF THE BUSINESS

    The Company and manufactures and services marine cranes primarily for the oil and gas industry. The Company's manufacturing and service center is located in Covington, Louisiana.

 3. SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

    ACCOUNTS RECEIVABLE

    Accounts receivable potentially subject the Company to concentrations of credit risk in its accounts receivable. The Company performs ongoing credit evaluations of their customers' financial condition and have established an allowance for doubtful accounts based upon the expected collectability of all accounts receivable. The Company believes its allowance for doubtful accounts is adequate to cover any potential losses on its credit risk exposure. As of June 30, 1996 and 1997, the Company had an allowance for doubtful accounts of $21,000.

   INVENTORIES

   Inventories are valued at the lower of cost or market, cost being determined on the first-in, first-out method. At June 30, 1996 and 1997, inventories consisted of the following:

                                                      1996               1997
                                                  ----------         ----------
        Raw materials                             $  811,948         $  892,767
        Work in progress                           1,149,039            299,343
                                                  ----------         ----------
                                                   1,960,987          1,192,110
        Less reserve for inventory obsolescence      208,720            225,000
                                                  ----------         ----------
                Total                             $1,752,267         $  967,110
                                                  ==========         ==========

   PROPERTY, PLANT, AND EQUIPMENT

   Additions, improvements, and renewals significantly adding to the asset value or extending the life of the asset are capitalized. Ordinary maintenance and repairs not extending the physical or economic lives of the plant and equipment are charged to expense as incurred. The Company uses the straight-line method to depreciate property and equipment. Estimated useful lives are as follows:

                                                 PREDECESSOR     COMPANY
                                                 -----------     -------
        Buildings                                 40 years       40 years
        Machinery and equipment                   10 years       10 years
        Furniture and fixtures                     5 years        5 years
        Vehicles                                   5 years        5 years


   PRODUCT AND SERVICE WARRANTIES

   Products and services are warranted by the Company for a period of one year commencing at the time of acceptance. The estimated cost of such warranties is accrued at the time of sale and is reflected in cost of sales in the accompanying statements of operations.

   REVENUE RECOGNITION

   The Company uses the completed contract method of revenue recognition. Crane revenues are recognized when the cranes are accepted by the customer as being ready for delivery. Service revenues are recognized when the services are substantially complete. Progress billings collected before completion of the contract are defined and reflected as deferred revenue in the accompanying balance sheets.

   INCOME TAXES

   The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the determination of deferred income taxes using the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial accounting and tax bases of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted regular tax rate expected to apply to the taxable income in the periods in which the deferred tax asset or liability is expected to be settled or realized.

   FAIR VALUE OF FINANCIAL INSTRUMENTS

   The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the immediate or short-term maturity of these financial instruments.

 4. PROPERTY, PLANT, AND EQUIPMENT

    At June 30, 1996 and 1997, property, plant, and equipment consisted of the following:

                                                           1996        1997
                                                       ----------  ----------
        Land and improvements                          $  111,714  $   96,147
        Buildings                                         406,000     431,928
        Machinery and equipment                           430,920     480,586
        Furniture and fixtures                             70,428      70,428
        Vehicles                                          158,665     129,629
                                                       ----------  ----------
                                                        1,177,727   1,208,718
        Less accumulated depreciation and
           amortization                                   568,864     601,525
                                                       ----------  ----------
                                                       $  608,863  $  607,193
                                                       ==========  ==========

 5. INCOME TAXES

   The (provision) benefit for federal and state income taxes in the accompanying statements of operations consisted of the following components:


                                                YEAR ENDED         PERIOD FROM
                                                  JUNE 30        JULY 1, 1997 TO
                                            ------------------      NOVEMBER 5,
                                              1996      1997           1997
                                            --------  --------       --------

        Current income taxes:
           Federal                          $184,000 $(124,000)     $ (38,000)
           State                              33,000   (23,000)        (7,000)
                                            --------  --------       --------
                                             217,000  (147,000)       (45,000)
                                            --------  --------       --------
        Deferred income taxes:
           Federal                           (10,000)   34,000          6,000
           State                              (1,000)    7,000          1,000
                                            --------  --------       --------
                                             (11,000)   41,000          7,000
                                            --------  --------       --------
             Total (provision) benefit      $206,000 $(106,000)     $ (38,000)
                                            ========  ========       ========


   The (provision) benefit for income taxes differs from the amounts computed by applying the federal statutory rates due to the following:

                                                YEAR ENDED         PERIOD FROM
                                                  JUNE 30        JULY 1, 1997 TO
                                            -------------------     NOVEMBER 5,
                                              1996      1997            1997
                                            --------  ---------       --------

      Tax (provision) benefit at
       the federal statutory rate (at 34%)

                                            $182,000  $ (92,000)      $(33,000)
      State income taxes, net of federal
       benefit
                                              27,000    (11,000)        (4,000)
      Nondeductible expenses                  (3,000)    (3,000)        (1,000)
                                            --------  ---------       --------
            Total benefit (provision)       $206,000  $(106,000)      $(38,000)
                                            ========  =========       ========

   The effects of temporary differences which create deferred tax assets (liabilities) at June 30, 1996 and 1997 are as follows:

                                                        1996        1997
                                                     --------     --------
        Deferred tax assets:
           Inventory                                 $ 91,000     $141,000
           Warranty reserve                            18,000       14,000
           Allowance for doubtful accounts              8,000        8,000
           Depreciation                                     0            0
           Other                                       31,000       11,000
                                                     --------     --------
                Total deferred assets                 148,000      174,000
                                                     --------     --------
        Deferred tax liabilities:
           Depreciation                               (36,000)     (37,000)
           Other                                      (18,000)           0
                                                     --------     --------
                Total deferred liabilities            (54,000)     (37,000)
                                                     --------     --------
        Net deferred tax assets                      $ 94,000     $137,000
                                                     ========     ========

 6. LEGAL MATTERS

   In the ordinary course of its activities, the Company is involved in certain litigation and claims. In the opinion of management, these proceedings will not have a significant adverse effect on the Company's financial condition, operations, or liquidity.

 7. SIGNIFICANT CUSTOMERS

   During the fiscal year ended June 30, 1996, revenues from the Company's three largest customers represented 20.2%, 13.2%, and 11.7%, respectively, of total revenues.

   During the fiscal year ended June 30, 1997, revenues from the Company's three largest customers represented 22.5%, 16.4%, and 10%, respectively, of total revenues.

   During the period from July 1, 1997 to November 5, 1997, revenues from the Company's two largest customers represented 12.8% and 10.2%, respectively, of total revenues.

 8. SUBSEQUENT EVENTS

   Effective May 31, 1998 the assets and related liabilities of the Company were purchased by American Aero Cranes, LLC. Subsequent to the acquisition, Titan's debt was refinanced by the acquiror. The transaction will be accounted for similar to a pooling of interests as the companies are under common control. As such, the assets acquired will be transferred at historical cost.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS IN ACCOUNTING AND FINANCIAL DISCLOSURE

     Not applicable.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements. The following financial statements are filed as part of this registration statement.

Offshore Tool & Energy Corporation:
  Report of Independent Public Accountants
  Consolidated Balance Sheets as of December 31, 1997 and 1998
  Consolidated Statements of Operations for the year ended December 31, 1996 and for the periods from January 1, 1997 to September 18, 1997 and September 19, 1997 to December 31, 1997 and for the year ended December 31, 1998
  Consolidated Statements Changes in Equity for the year ended December 31, 1996 and for the periods from January 1, 1997 to September 18, 1997 and September 19, 1997 to December 31, 1997 and for the year ended
     December 31, 1998
  Consolidated Statements of Cash Flows for the year ended December 31, 1996 and for the periods from January 1, 1997 to September 18, 1997 and September 19, 1997 to December 31, 1997 and for the year ended December 31, 1998
  Notes to Consolidated Financial Statements
The ITS Subgroup
  Report of Independent Public Accountants
  Combined Balance Sheets as of March 31, 1997 and 1998
  Combined Statements of Income for the years ended March 31, 1996, 1997, and
     1998
  Combined Statements of Stockholder's Equity for the years ended March 31,
     1996, 1997, and 1998
  Combined Statements of Cash Flows for the years ended March 31, 1996, 1997, and 1998
  Notes to Combined Financial Statements
Mobile Pulley & Machine Works and Mobile Pulley Marine Services
  Report of Independent Public Accountants
  Combined Balance Sheets as of December 31, 1997 and 1998 and March 31, 1998
     (unaudited)
  Combined Statements of Income for the years ended December 31, 1998 and 1997 and for the three months ended March 31, 1997 and 1998 (unaudited)
  Combined Statements of Divisional Equity for the years ended March 31, 1996 and 1997
  Combined Statements of Cash Flows for the years ended December 31, 1998 and
     1997 and for the three months ended March 31, 1997 and 1998 (unaudited) Notes to Combined Financial Statements
Titan Industries, Inc.
  Report of Independent Public Accountants
  Balance Sheets as of June 30, 1996 and 1997
  Consolidated Statements of Operations for the years ended June 30, 1996 and
     1997 and for the period from July 1, 1997 to November 5, 1997
  Consolidated Statements Changes in Stockholders' Equity for the years ended
     June 30, 1996 and 1997 and for the period from July 1, 1997 to November 5, 1997
  Consolidated Statements of Cash Flows for the years ended June 30, 1996 and
     1997 and for the period from July 1, 1997 to November 5, 1997
  Notes to Consolidated Financial Statements

     (b) Exhibits. The following exhibits are filed as part of this registration statement.

Exhibit Number          Description
--------------          -----------
   3(a)(i)              Certificate of Incorporation of Offshore Tool & Energy
                        Corporation

   3(a)(ii)             Certificate of Amendment to Certificate of Incorporation

   3(b)                 Second Amended and Restated Bylaws of Offshore Tool &
                        Energy Corporation

   4 Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, copies of the Series A Subordinated Debenture Indenture of the Company and the Series B Junior Subordinated Note Agreement of the Company are not being filed. The Company agrees to furnish copies of such agreements to the Commission upon request.

   10(a)(i) Agreement and Plan of Share Exchanges dated as of October 1, 1998 by and among Offshore Tool & Energy Corporation, International Tool & Supply plc, Aero International, L.L.C., and certain Aero Holders named therein

   10(a)(ii)            First Amendment dated November 6, 1998 to Agreement and
                        Plan of Share Exchanges

   10(b)(i) Loan Agreement dated as of June 30, 1998 by and among Aero International, L.L.C.. American Aero Cranes, L.L.C., and National Canada Finance Corp.

   10(b)(ii)            Acknowledgment dated April 27, 1999 under Loan Agreement

   10(c) Asset Purchase Agreement dated September 18, 1997 by and among Weatherford Enterra U.S., Limited Partnership, Weatherford U.S., Inc. and American Aero Cranes, L.L.C.

   10(d) Asset Purchase Agreement dated June 30, 1998 by and between Titan Industries, Inc. and American Aero Cranes, L.L.C.

   10(e) Capital Contribution Agreement dated June 30, 1998 by and among IPC Industries, Inc., American Aero Cranes, L.L.C. and Aero International, L.L.C.

   10(f) Capital Contribution Agreement dated June 30, 1998 by and among Mobile Pulley Marine Services, Inc., American Aero Cranes, L.L.C. and Aero International, L.L.C.

   10(g) Form of Indemnity Agreement dated November 17, 1998 by and between Offshore Tool & Energy Corporation and each of Robert A. Rayne, Bernard J. Duroc-Danner, McGowin I. Patrick, Jr., Clifton C. Inge, Jr. and Byron A. Adams, Jr. (filed pursuant to Instruction 2 to Item 601 of Regulation S-K. All executed agreements are identical except as to the identity of the counterparty)

   10(h) Registration Rights Agreement dated November 17, 1998 by and among Offshore Tool & Energy Corporation and IPC Industries, Inc., Byron A. Adams, Jr., W. Steven McKenzie and Thomas W. Pritchard

    10(i) Registration Rights Agreement dated November 17, 1998 by and between Offshore Tool & Energy Corporation and Jefferies and Company, Inc.

   10(j) Employment Agreement dated November 17, 1998 by and between Offshore Tool & Energy Corporation and McGowin
                        I. Patrick, Jr.

   10(k) Employment Agreement dated November 17, 1998 by and between Offshore Tool & Energy Corporation and Clifton
                        C. Inge, Jr.

   10(l) Employment Agreement dated November 17, 1998 by and between Offshore Tool & Energy Corporation and Byron A. Adams, Jr.

   10(m) Employment Agreement dated November 17, 1998 by and between Offshore Tool & Energy Corporation and W. Steven McKenzie

   10(n) Offshore Tool & Energy Corporation Stock Incentive Plan dated November 17, 1998

   10(o) Lease Agreement dated as of July 1, 1998 by and between Industrial Development Board of Mobile County and Aero International, L.L.C.

   12                   Statement re Computation of Ratios

   21                   List of Subsidiaries

   27                   Financial Data Schedule

                                   SIGNATURES

   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Date:    April 30, 1999                 By:  /s/ McGowin I. Patrick, Jr.
                                           -------------------------------
                                           McGowin I. Patrick, Jr.
                                           President and Chief Operating Officer

                                 EXHIBIT INDEX
                                 -------------

Exhibit Number                  Description
--------------                  -----------
   3(a)(i)              Certificate of Incorporation of Offshore Tool & Energy
                        Corporation

   3(a)(ii)             Certificate of Amendment to Certificate of Incorporation

   3(b)                 Second Amended and Restated Bylaws of Offshore Tool &
                        Energy Corporation

   4 Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, copies of the Series A Subordinated Debenture Indenture of the Company and the Series B Junior Subordinated Note Agreement of the Company are not being filed. The Company agrees to furnish copies of such agreements to the Commission upon request.

   10(a)(i) Agreement and Plan of Share Exchanges dated as of October 1, 1998 by and among Offshore Tool & Energy Corporation, International Tool & Supply plc, Aero International, L.L.C., and certain Aero Holders named therein

   10(a)(ii)            First Amendment dated November 6, 1998 to Agreement and
                        Plan of Share Exchanges

   10(b)(i) Loan Agreement dated as of June 30, 1998 by and among Aero International, L.L.C.. American Aero Cranes, L.L.C., and National Canada Finance Corp.

   10(b)(ii)            Acknowledgment dated April 27, 1999 under Loan Agreement

   10(c) Asset Purchase Agreement dated September 18, 1997 by and among Weatherford Enterra U.S., Limited Partnership, Weatherford U.S., Inc. and American Aero Cranes, L.L.C.

   10(d) Asset Purchase Agreement dated June 30, 1998 by and between Titan Industries, Inc. and American Aero Cranes, L.L.C.

   10(e) Capital Contribution Agreement dated June 30, 1998 by and among IPC Industries, Inc., American Aero Cranes, L.L.C. and Aero International, L.L.C.

   10(f) Capital Contribution Agreement dated June 30, 1998 by and among Mobile Pulley Marine Services, Inc., American Aero Cranes, L.L.C. and Aero International, L.L.C.

   10(g) Form of Indemnity Agreement dated November 17, 1998 by and between Offshore Tool & Energy Corporation and each of Robert A. Rayne, Bernard J. Duroc-Danner, McGowin I. Patrick, Jr., Clifton C. Inge, Jr. and Byron A. Adams, Jr. (filed pursuant to Instruction 2 to Item

                        601 of Regulation S-K. All executed agreements are identical except as to the identity of the counterparty)

   10(h) Registration Rights Agreement dated November 17, 1998 by and among Offshore Tool & Energy Corporation and IPC Industries, Inc., Byron A. Adams, Jr., W. Steven McKenzie and Thomas W. Pritchard

   10(i) Registration Rights Agreement dated November 17, 1998 by and between Offshore Tool & Energy Corporation and Jefferies and Company, Inc.

   10(j) Employment Agreement dated November 17, 1998 by and between Offshore Tool & Energy Corporation and McGowin
                        I. Patrick, Jr.

   10(k) Employment Agreement dated November 17, 1998 by and between Offshore Tool & Energy Corporation and Clifton
                        C. Inge, Jr.

   10(l) Employment Agreement dated November 17, 1998 by and between Offshore Tool & Energy Corporation and Byron A. Adams, Jr.

   10(m) Employment Agreement dated November 17, 1998 by and between Offshore Tool & Energy Corporation and W. Steven McKenzie

   10(n) Offshore Tool & Energy Corporation Stock Incentive Plan dated November 17, 1998

   10(o) Lease Agreement dated as of July 1, 1998 by and between Industrial Development Board of Mobile County and Aero International, L.L.C.

   12                   Statement re Computation of Ratios

   21                   List of Subsidiaries

   27                   Financial Data Schedule